UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

LEGG MASON, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 16, 2020

Dear Fellow Stockholder:

On behalf of the board of directors, I cordially invite you to attend a special meeting of stockholders of Legg Mason, Inc., a Maryland corporation (which we refer to as “Legg Mason” or the “Company”). The special meeting will be held via live webcast on May 15, 2020, at 10 a.m., Eastern Time. The special meeting can be accessed by visiting https://web.lumiagm.com/274394446, where you will be able to listen to the meeting live. You may vote online during the meeting by following the instructions on your proxy card for internet voting. Please note that you will only be able to access the special meeting by means of remote communication. We have chosen to hold a virtual rather than an in-person meeting due to the emerging public health impact of the novel coronavirus disease (COVID-19).

The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of Legg Mason by Franklin Resources, Inc., a Delaware corporation (which we refer to as “Franklin”), for $50.00 per share in cash, without interest. Franklin is a holding company that, together with its subsidiaries, operates as Franklin Templeton®. Regardless of whether you plan to attend the virtual special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined below. To facilitate timely receipt of your proxy despite any potential systems disruption due to COVID-19, we encourage you to vote via the internet or telephone following the instructions on the enclosed proxy card promptly.

On February 17, 2020, the Company entered into an Agreement and Plan of Merger (which, as amended or supplemented from time to time, we refer to as the “merger agreement”) with Franklin and Alpha Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Franklin (which we refer to as “Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Franklin at a price of $50.00 per share in cash, without interest. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Franklin. At the special meeting, the Company will ask you to approve the merger and the other transactions contemplated by the merger agreement.

At the effective time of the merger (which we refer to as the “Effective Time”), each share of Legg Mason common stock, par value $0.10 per share (which we refer to as the “Shares” and each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares directly owned and held by Franklin or Merger Sub) will be cancelled, retired and automatically converted into the right to receive $50.00 per share in cash, subject to deduction for any required withholding taxes and without interest.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered the unanimous recommendation of the special committee comprised solely of independent, disinterested directors (which we refer to as the “Special Committee”) and such other matters as it considered necessary or appropriate. By a unanimous vote, the Board (i) declared that the merger, the merger agreement and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement. Accordingly, based, in part, on the unanimous recommendation of the Special Committee, the Board unanimously recommends you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Your vote is important. Whether or not you plan to attend the virtual special meeting and regardless of the number of Shares you own, your careful consideration of, and vote on, the proposal to approve the merger and the other transactions contemplated by the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger and the other transactions contemplated by the merger agreement are approved by stockholders holding a majority of the outstanding Shares entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your Shares promptly (1) by telephone by following the instructions on the enclosed proxy card, (2) through the internet by following the instructions on the enclosed proxy card or (3) by completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope provided. Instructions regarding all three methods of voting are provided on the proxy card. If you hold Shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your Shares. To facilitate timely receipt of your proxy despite any potential systems disruption due to COVID-19, we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the enclosed proxy card promptly.

Your support of and interest in Legg Mason is sincerely appreciated.

Joseph A. Sullivan

Chairman and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger and the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger and the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 16, 2020 and is first being mailed to Legg Mason stockholders on or about April 16, 2020.

LEGG MASON, INC.

100 International Drive

Baltimore, MD 21202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2020

To the Stockholders of Legg Mason, Inc.:

A special meeting of stockholders of Legg Mason, Inc., a Maryland corporation (which we refer to as the “Company”), will be held via live webcast on May 15, 2020, at 10 a.m., Eastern Time. The special meeting can be accessed by visiting https://web.lumiagm.com/274394446, where you will be able to listen to the meeting live. You may vote online during the meeting by following the instructions on your proxy card for internet voting. We encourage you to allow ample time for online check-in, which will open at 9.55 a.m., Eastern Time. Please note that you will only be able to attend the special meeting by means of remote communication. We have chosen to hold a virtual rather than an in-person meeting due to the emerging public health impact of the novel coronavirus disease (COVID-19). We are holding the special meeting for the following purposes:

1.

to consider and vote on a proposal to approve the merger of Alpha Sub, Inc. (which we refer to as “Merger Sub”), a Maryland corporation and wholly-owned subsidiary of Franklin Resources, Inc., a Delaware corporation (which we refer to as “Franklin”) with and into the Company (which we refer to as the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Franklin, and the other transactions contemplated by the Agreement and Plan of Merger (which, as amended or supplemented from time to time, we refer to as the “merger agreement”), dated February 17, 2020, by and among the Company, Franklin, and Merger Sub;

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and the other transactions contemplated by the merger agreement; and

3.

to consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Stockholders of record at the close of business on April 14, 2020 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered the unanimous recommendation of the special committee comprised solely of independent, disinterested directors (which we refer to as the “Special Committee”) and such other matters as it considered necessary or appropriate. By a unanimous vote, the Board (i) declared that the merger, the merger agreement and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Based in part on the unanimous recommendation of the Special Committee, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies.

To assure that your Shares are represented at the special meeting, regardless of whether you plan to attend the virtual special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. You may vote by telephone or through the internet. Alternatively, we have enclosed a return envelope, which requires no postage when mailed in the United States. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. To facilitate timely receipt of your proxy despite any potential systems disruption due to COVID-19, we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the enclosed proxy card promptly. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 P.M. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated. Shareholders may call toll-free at (877) 456-3442. Banks and brokers may call collect at (212) 750-5833.

If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting via the virtual meeting website and vote by following the internet voting instructions on your proxy card, your Shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

By Order of the Board of Directors,

Thomas C. Merchant

General Counsel and Secretary

April 16, 2020

Please Vote—Your Vote is Important

i

ii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement, the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Legg Mason, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Legg Mason, Inc. as “Legg Mason” the “Company,” “we,” “us” or “our.”

The Parties (see page 22)

Legg Mason

Legg Mason is a global asset management firm that operates primarily through nine (9) independent asset management subsidiaries. Acting through our asset management subsidiaries, each of which generally markets its products and services under its own brand name, we provide investment management and related products and services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries. Legg Mason’s principal executive offices are located at 100 International Drive, Baltimore, Maryland 21202, and our telephone number is (410) 539-0000.

Franklin

Franklin Resources, Inc., a Delaware corporation (which we refer to as “Franklin”), is a holding company that, together with its subsidiaries, operates as Franklin Templeton®. Franklin is a global investment management organization that provides investment management and related services to retail, institutional and high-net-worth investors in jurisdictions worldwide through its investment products. Franklin’s principal executive offices are located at One Franklin Parkway, San Mateo, California 94403, and its telephone number is (650) 312-2000.

Merger Sub

Franklin formed Alpha Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Franklin (which we refer to as “Merger Sub”), on February 14, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Merger Sub has not conducted any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Franklin’s acquisition of Legg Mason. Merger Sub’s principal executive offices are located at One Franklin Parkway, San Mateo, California 94403, and its telephone number is (650) 312-2000.

The Merger (see page 31)

On February 17, 2020, Legg Mason, Franklin and Merger Sub entered into an Agreement and Plan of Merger (which, as amended or supplemented from time to time, we refer to as the “merger agreement”). Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Legg Mason (which we refer to as the “merger”). Legg Mason will survive the merger as a wholly-owned subsidiary of Franklin (which we refer to as the “Surviving Corporation”).

Upon completion of the merger, each share of Legg Mason common stock, par value $0.10 per share (which we refer to as the “Shares” and each, a “Share”), issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “Effective Time”) (other than Shares directly owned and held by Franklin or Merger Sub (which we refer to individually as, an “Excluded Share” and, collectively, the “Excluded Shares”)) will be converted into the right to receive $50.00 per Share in cash, without interest (which we refer to as the “merger consideration”), subject to deduction for any required withholding taxes. At the Effective Time, all of the Shares (other than Excluded Shares) will cease to be issued and outstanding, will be cancelled and retired and will cease to exist, and each certificate formerly representing any of the Shares and each book-entry account formerly representing any uncertificated Shares (other than, in each case, Excluded Shares) will thereafter represent only the right to receive the merger consideration.

Following the completion of the merger, Legg Mason will cease to be a publicly traded company and the Surviving Corporation will become a wholly-owned subsidiary of Franklin.

The Special Meeting (see page 23)

A special meeting of our stockholders will be held via live webcast on May 15, 2020, at 10 a.m., Eastern Time. The special meeting can be accessed by visiting https://web.lumiagm.com/274394446, where you will be able to listen to the meeting live. You may vote online by following the internet voting instructions on your proxy card. Please note that you will only be able to access the special meeting by means of remote communication. We have chosen to hold a virtual rather than an in-person meeting due to the emerging public health impact of the novel coronavirus disease (COVID-19). At the special meeting, you will be asked to, among other things, vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Special Meeting,” beginning on page 23, for additional information on the special meeting, including how to vote your Shares.

Stockholders Entitled to Vote; Vote Required to Approve the Merger and the Other Transactions Contemplated by the Merger Agreement (see page 24)

You may vote at the special meeting if you were a holder of record of Shares as of the close of business on April 14, 2020, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one (1) vote for each Share that you owned on the record date. As of the record date, there were 88,065,952 Shares issued and outstanding and entitled to vote at the special meeting. The approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter.

How to Vote (see page 25)

Stockholders of record have a choice of voting at the special meeting by following the instructions for internet voting on the enclosed proxy card, or by authorizing a proxy by (1) calling a toll-free telephone number set forth on the enclosed proxy card, (2) through the internet following the instructions set forth on the enclosed proxy card or (3) completing the enclosed proxy card and mailing it in the prepaid envelope provided. Please refer to your proxy card or the information forwarded to you by your bank, broker, trust or other nominee to see which options are available to you. To facilitate timely receipt of your proxy despite any potential systems disruption due to COVID-19, we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the enclosed proxy card promptly. The telephone and internet voting facilities for stockholders of record will close at 11:59 P.M. Eastern Time on the day before the special meeting.

Any stockholder can attend the special meeting via the virtual meeting website by visiting https://web.lumiagm.com/274394446. Stockholders may vote online during the special meeting by following the internet voting instructions on the proxy card. The special meeting starts at 10 a.m., Eastern Time. Please have your 11-digit Control Number to join the special meeting. Instructions on who can attend and participate via internet are posted at http://www.astproxyportal.com/ast/25493.

If you wish to vote by proxy and your Shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your Shares, your bank, broker, trust or other nominee will not be able to vote your Shares at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. If the merger is completed, a letter of transmittal with instructions for the surrender of certificates representing Shares or book-entry Shares will be mailed to stockholders shortly after the merger is completed.

For additional information regarding the procedure for authorizing your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 25, and “The Special Meeting—Solicitation of Proxies,” beginning on page 27. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree. Shareholders may call toll-free at (877) 456-3442. Banks and brokers may call collect at (212) 750-5833.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement (see pages 45 and 46)

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered the unanimous recommendation of the special committee comprised solely of independent, disinterested directors (which we refer to as the “Special Committee”) and such other matters as the Board considered necessary or appropriate. By a unanimous vote, the Board (i) declared that the merger, the merger agreement and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Based, in part, on the unanimous recommendation of the Special Committee, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Legg Mason’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors considered by the Special Committee and the Board in reaching their conclusions, see the section entitled “The Merger—Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement,” beginning on page 46. In addition, in considering the recommendation of the Board with respect to the merger and the other transactions contemplated by the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Legg Mason stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Opinion of PJT Partners LP (page 52 and Annex C)

The Special Committee and the Board engaged PJT Partners LP (which we refer to as “PJT Partners”) as financial advisor to the Special Committee and the Board in connection with the merger. In connection with this engagement, the Special Committee and the Board requested that PJT Partners evaluate the fairness, from a financial point of view, to the holders of outstanding Shares (other than Excluded Shares) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On February 17, 2020, PJT Partners rendered to the Special Committee and the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 17, 2020 that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of Shares (other than Excluded Shares) pursuant to the merger is fair from a financial point of view to the holders of such Shares.

The full text of PJT Partners’ written opinion delivered to the Board and the Special Committee, dated February 17, 2020, is attached as Annex C and is incorporated herein by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Board and the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). PJT Partners provided its opinion to the Board and Special Committee (each in its capacity as such), in connection with and for purposes of their evaluation of the merger only and PJT Partners’ opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. PJT Partners’ opinion did not address any other term, aspect or implication of the merger agreement, the voting agreement or any other agreement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation as to any action the Board or Special Committee should take with respect to the merger or any other matter or how any stockholder of the Company or any other person should vote or act with respect to the merger or any other matter.

The full text of PJT Partners’ written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJT Partners in preparing its opinion.

Opinion of J.P. Morgan Securities LLC (page 60 and Annex D)

J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) was engaged as a second financial advisor to the Special Committee and the Board to evaluate the fairness of the proposed merger to the Company’s stockholders from a financial point of view. At the meeting of the Board on February 17, 2020, J.P. Morgan rendered to the Board, including the Special Committee, its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement is fair from a financial point of view to the holders of such Shares.

The full text of J.P. Morgan’s written opinion, dated February 17, 2020, which sets forth the assumptions made, matters considered, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by J.P. Morgan in connection with its opinion, is attached as Annex D and is incorporated herein by reference. The summary of J.P. Morgan’s opinion is provided below under the section entitled “The Merger – Opinion of J.P. Morgan Securities LLC” beginning on page 60. J.P. Morgan’s opinion was addressed to the Board including the Special Committee (each in its capacity as such) and in connection with and for the purposes of its evaluation of the merger consideration and only addressed the fairness, from a financial point of view, to holders of Shares (other than Excluded Shares) of the merger consideration as of the date of J.P. Morgan’s opinion. J.P. Morgan’s opinion was not intended to, did not and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger and the other transactions contemplated by the merger agreement and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or any other matter.

The full text of J.P. Morgan’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by J.P. Morgan in preparing its opinion.

Market Price and Dividend Data (see page 99)

Legg Mason common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “LM.” On February 14, 2020, the last full trading day prior to the public announcement of the merger, the closing price for Legg Mason common stock was $40.72 per Share. On April 15, 2020, the last full trading day prior to the date of this proxy statement, the closing price for Legg Mason common stock was $49.30 per Share.

Certain Effects of the Merger (see page 70)

Upon completion of the merger, Merger Sub will be merged with and into Legg Mason upon the terms set forth in the merger agreement. As the Surviving Corporation in the merger, Legg Mason will continue to exist following the merger as a wholly-owned subsidiary of Franklin.

Following the completion of the merger, the Shares will no longer be traded on the NYSE or any other public market. In addition, the registration of the Shares under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 71)

If the proposal to approve the merger and the other transactions contemplated by the merger agreement does not receive the required approval from Legg Mason’s stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Franklin or Merger Sub for your Shares. Instead, Legg Mason will remain a public company, and Legg Mason Shares will continue to be listed and traded on the NYSE.

In addition, if the merger agreement is terminated under specified circumstances, Legg Mason may be required to pay Franklin a termination fee of $115,000,000. The merger agreement also provides that Franklin may be required to pay Legg Mason a reverse termination fee of $115,000,000 if the merger agreement is terminated under specified circumstances. See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

Treatment of Outstanding Equity Awards; the ESPP (see page 77)

The merger agreement provides that the Company’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment:

Company Options

With respect to each outstanding option to purchase Shares (which we refer to as “Company Options”) that was granted under the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended, or the Legg Mason, Inc. 2017 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (ii) if the exercise price of such Company

Option is less than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (A) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (B) the merger consideration minus the applicable exercise price, less (C) any applicable withholding taxes.

Company Restricted Stock Units

Each outstanding restricted stock unit (which we refer to as “Company Restricted Stock Units”) that was granted under any Company Stock Plan, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (A) the merger consideration, multiplied by (B) the number of Shares subject to such Company Restricted Stock Units immediately prior to the Effective Time, plus (ii) the amount of any accrued but unpaid dividend equivalent rights underlying such Company Restricted Stock Unit, less (iii) any applicable withholding taxes.

Company Performance Stock Units

Each outstanding performance restricted stock unit (which we refer to as “Company Performance Stock Units”) that was granted under any Company Stock Plan, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the merger consideration, multiplied by (ii) the target number of Shares subject to such Company Performance Stock Units immediately prior to the Effective Time, less any applicable withholding taxes.

ESPP

With respect to the Company’s Employee Stock Purchase Plan as Amended and Restated (which we refer to as the “ESPP”), pursuant to the terms of the merger agreement (i) any current payment period under the ESPP ended on or before February 14, 2020 (the business day immediately preceding the date of the merger agreement), (ii) no further contributions may be made and no new payment period will commence under the ESPP after February 17, 2020 (which we refer to as the “date of the merger agreement”), (iii) each ESPP participant’s accumulated contributions under the ESPP was used to purchase Shares in accordance with the terms of the ESPP as of the end of the current payment period (as accelerated pursuant to clause (i) above), and (iv)  immediately prior to, and subject to the occurrence of, the Effective Time, the ESPP will terminate.

Employee Benefits

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Retention. Certain employees of Legg Mason, Inc. are eligible for a payment under our standard retention formula, calculated on the basis of the greater of a percentage of total compensation (base salary plus gross annual incentive compensation and, if applicable, commission received for the most recently completed fiscal year) or a percentage of base salary, pro-rated for the period from February 18, 2020 until the date of the closing of the merger (which we refer to as the “Closing Date”). In addition, under the terms of the merger agreement, the Company may implement a cash retention program for selected employees of the Company in connection with the transactions contemplated by the merger agreement (which we refer to as the “Retention Program”). The cost of the Retention Program may not exceed $20 million in the aggregate and may include up to 126 Company employees. The maximum payment to any one individual under the Retention Program may not exceed $400,000.

•

Compensation. For one year following the Effective Time, Franklin, or the Surviving Corporation, will provide each employee of Legg Mason or its subsidiaries who continues to remain employed with Legg Mason or its subsidiaries (which we refer to as a “continuing employee”) with no less favorable base salary or base wage and target annual incentive opportunities (taking into account annual incentive compensation payable in either cash or the grant of an equity award) as those provided to such continuing employee immediately prior to the Effective Time. During this period, the Surviving Corporation will provide continuing employees with employee health and welfare benefits (other than defined benefit pension benefits and retiree health and welfare) that are, in the case of any continuing employee employed by Legg Mason’s independent asset management subsidiaries (which we refer to as the “Affiliated Companies”), substantially comparable in the aggregate to those provided to such continuing employee by Legg Mason or its subsidiaries immediately prior to the Effective Time. In the case of continuing employees employed by Legg Mason or its subsidiaries other than an Affiliated Company, at the discretion of Franklin, these employee health and welfare benefits will be either substantially comparable in the aggregate to those (i) provided to such continuing employee by Legg Mason or its subsidiaries immediately prior to the Effective Time or (ii) that are generally made available to similarly situated employees of Franklin and its subsidiaries from time to time.

•

Severance. For one year following the Effective Date, Franklin or the Surviving Corporation will provide each continuing employee with severance benefits that are no less favorable than the severance benefits provided by Legg Mason and its subsidiaries to such continuing employee pursuant to the applicable severance plan in effect as of the date of the merger agreement.

Interests of Directors and Executive Officers in the Merger (see page 65)

In considering the recommendation of the Board that you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Legg Mason stockholders generally. The Board was aware of these interests and considered them at the time it approved the merger and the other transactions contemplated by the merger agreement and made its recommendation to Legg Mason stockholders.

Conditions to the Merger (see page 92)

Conditions to Each Party’s Obligations

The obligations of Legg Mason, Franklin and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

•	Legg Mason must have obtained the Required Company Vote (as defined below);

•

no statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•

the applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) shall have expired or been terminated; and

•

all applicable waiting periods (or extensions thereof) or consents, non-objections or approvals relating to the merger under the applicable laws of the European Commission and certain other regulatory authorities shall have expired, been terminated, or been received and be in full force and effect.

Conditions to Franklin’s and Merger Sub’s Obligations

The obligations of Franklin and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Franklin, on or prior to the Closing Date, of the following additional conditions:

•

subject to materiality qualifiers in certain cases, the accuracy of each of our representations and warranties in the merger agreement, and the receipt by Franklin of a certificate of an executive officer of Legg Mason to such effect;

•

Legg Mason’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the Closing Date, and the receipt by Franklin of a certificate of an executive officer of Legg Mason to such effect; and

•

as of a date five (5) business days prior to the Closing Date (provided, however, that if the Closing Date is one of the first ten (10) business days of a calendar month, then the calculation date will be the last business day of the immediately preceding calendar month) (which we refer to as the “Calculation Date”), the aggregate annualized investment advisory or similar fees (but not incentive or performance fees, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues and fund administration fees) of all investment advisory clients of Legg Mason and its subsidiaries (based upon aggregate assets under management as of January 31, 2020 as adjusted for net cash inflows and outflows from that date until the Calculation Date but not changes due to market appreciation or depreciation or any currency fluctuations) (which we refer to as the “Closing Revenue Run-Rate”) shall be at least seventy-five percent (75%) of the aggregate annualized investment advisory or similar fees (but not incentive or performance fees, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues and fund administration fees) of all investment advisory clients of Legg Mason and its subsidiaries based upon aggregate assets under management as of January 31, 2020 (which we refer to as the “Base Date Revenue Run-Rate”). The assets under management attributable to any client that is required by applicable law or its investment advisory arrangement with Legg Mason or its applicable subsidiary to provide either (i) consent to the “assignment” (as defined under the Investment Advisers Act of 1940, as amended) of its investment advisory arrangement (which we refer to as an “Advisers Act Assignment”) or (ii) in the case of a fund registered under the Investment Company Act of 1940, as amended (which we refer to as the “1940 Act”, and such fund a “1940 Act fund”), board approval and, to the extent required by applicable law, shareholder approval of a new investment advisory arrangement with Legg Mason or its applicable subsidiary, but has failed to provide (or failed to be deemed to provide) such consent or approval, shall be excluded for purposes of calculating the Closing Revenue Run-Rate.

Conditions to Legg Mason’s Obligations

Our obligations to effect the merger are subject to the satisfaction of, or waiver by us, on or prior to the Closing Date of the following additional conditions:

•

subject to certain materiality qualifiers, the accuracy of each of the representations and warranties of Franklin and Merger Sub in the merger agreement, and the receipt by Legg Mason of a certificate of an executive officer of Franklin to such effect; and

•

Franklin’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement, and the receipt by Legg Mason of a certificate of an executive officer of Franklin to such effect.

Regulatory Approvals (see page 73)

Legg Mason must file an application with the Financial Industry Regulatory Authority (which we refer to as “FINRA”) in accordance with FINRA Rule 1017 regarding the change of ownership of more than twenty-five percent (25%) of the equity of certain of its subsidiaries registered with the SEC as broker-dealers and that are members of FINRA (which we refer to as the “Broker-Dealer Subsidiaries”) as a result of the transaction contemplated by the merger agreement and make notice filings with the states in which the Broker-Dealer Subsidiaries are registered and doing business. Certain other regulatory approvals including but not limited to, the Financial Conduct Authority in the UK, the Central Bank of Ireland, and the Japanese Financial Services Agency are also required under the merger agreement.

Under the merger agreement, the respective obligations of Legg Mason, Franklin and Merger Sub to complete the merger are subject to, among other things, the expiration or termination of the waiting period (and any extension thereof) under the HSR Act and any commitments that might be made by the parties to any governmental entity not to close before a certain date under a timing agreement entered into with the U.S. Department of Justice (which we refer to as the “DOJ”), U.S. Federal Trade Commission (which we refer to as the “FTC”), or other applicable governmental entity applicable to the merger and the other transactions contemplated pursuant to the merger agreement, and the expiration, termination, or receipt of any consents, non-objections or approvals relating to the merger under the applicable laws of the European Commission.

On March 9, 2020, each of Legg Mason and Franklin filed the required notification and report forms under the HSR Act with respect to the merger, commencing the initial 30 calendar-day waiting period.

On April 2, 2020, the FTC and DOJ granted early termination of the waiting period under the HSR Act.

For a description of Legg Mason’s, Franklin’s and Merger Sub’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 85.

Restriction on Solicitation of Competing Proposals (see page 87)

The merger agreement generally restricts the ability of Legg Mason and its subsidiaries, and its and their controlled affiliates, officers, directors, representatives, advisors and other intermediaries and subsidiaries, to (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from third parties relating to any acquisition proposal (defined below), (ii) enter into any agreement to consummate, approve or endorse any acquisition proposal or require Legg Mason to abandon, terminate or fail to consummate the merger, (iii) engage or participate in discussions or negotiations in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, or furnish to any person non-public information with respect to its business, properties or assets in connection with any acquisition proposal or (iv) agree or resolve to take, or take any of the above actions. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, Legg Mason is permitted to engage in negotiations or discussions and furnish information with respect to Legg Mason and our subsidiaries to a third party that makes an unsolicited competing proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a superior proposal (as described below under the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” beginning on page 87). Under certain circumstances, Legg Mason is permitted to terminate the merger agreement in order to enter into an alternative acquisition agreement (as described below under the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 88) with respect to a superior proposal, substantially concurrently with the payment by Legg Mason to Franklin of a termination fee equal to $115,000,000.

Termination of the Merger Agreement (see page 94)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Franklin and Legg Mason. In addition, the merger agreement may be terminated prior to the Effective Time by either Franklin or Legg Mason if:

•

the merger has not been consummated on or before February 17, 2021 (which we refer to as the “Termination Date”); provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement is the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

•

any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement that has become final and nonappealable; provided that this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement results in the imposition of such order, decree or ruling or failure of such order, decree or ruling to be resisted, resolved or lifted; or

•

the approval by the stockholders of Legg Mason required for the consummation of the merger has not been obtained due to the failure to obtain the Required Company Vote at the special meeting (or any adjournment or postponement of the special meeting).

Legg Mason may also terminate the merger agreement if:

•

there has been a breach of any representation, warranty, covenant or agreement on the part of Franklin or Merger Sub contained in the merger agreement such that the conditions set forth in “—Conditions to Each Party’s Obligations” above would not be satisfied and such breach is not curable, or (other than an intentional breach by Franklin of certain material covenants) if such breach is curable and it has not been cured prior to the earlier of (i) thirty (30) days following written notice of such breach and (ii) the Termination Date; provided that the Company will not have the right to terminate the merger agreement if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

the Company enters into an alternative acquisition agreement that the Company determines is a superior proposal and after consultation with our financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties or standards of conduct of the Board under applicable law, subject to the restrictions in the “acquisition proposals” and the “effect of termination” provisions in the merger agreement (as described in the sections entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” beginning on page 87 and “The Agreement and Plan of Merger—Expenses; Termination Fees” beginning on page 95, respectively).

Franklin may also terminate the merger agreement if:

•

the Board makes a change in recommendation (as defined below under the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 88);

•	Legg Mason has failed to call or hold the special meeting pursuant to the merger agreement;

•

Legg Mason has committed an intentional breach of any of its material obligations as set forth in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” beginning on page 87; or

•	there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement such that the conditions set forth in “—Conditions to Each Party’s Obligations”

above would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Franklin of such breach or failure and (ii) the Termination Date; provided that Franklin will not have the right to terminate the merger agreement if Franklin is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Termination Fees (see page 95)

Upon termination of the merger agreement under specified circumstances, Legg Mason will be required to pay Franklin a termination fee of $115,000,000. The merger agreement also provides that Franklin may be required to pay Legg Mason a reverse termination fee of $115,000,000 if the merger agreement is terminated under specified circumstances. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees” beginning on page 95.

No Dissenters’ Rights or Rights of Objecting Stockholders (see page 98)

Holders of Shares are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger under the Maryland General Corporation Law (which we refer to as the “MGCL”). Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger of a corporation if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the merger do not satisfy the conditions set forth in Section  3-202(d) of the MGCL that would trigger such appraisal rights or similar rights.

Material U.S. Federal Income Tax Consequences of the Merger (see page 71)

The receipt of cash in exchange for Shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71) who receives cash in exchange for Shares in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the Shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Voting Agreement (see page 97 and Annex B)

Concurrently with and as a condition to Franklin’s execution of the merger agreement, Trian Fund Management, L.P. (collectively, which we refer to as “Trian”) and certain investment funds managed by Trian (collectively, which we refer to as “Trian Partners”) who collectively own approximately 4.5% of the Shares, entered into a voting agreement with Franklin in their capacities as stockholders of the Company (which we refer to as the “Voting Agreement”), pursuant to which Trian Partners has, subject to certain limitations, committed to vote its Shares in favor of, and take certain other actions in furtherance of, the transactions contemplated by the merger agreement, including the merger. These voting obligations are subject to certain exceptions, including a change in recommendation by the Board in accordance with the terms of the merger agreement. Subject to the terms therein, the Voting Agreement will terminate upon the earliest to occur of (i) Franklin and Trian Partners agreeing to terminate the Voting Agreement, (ii) the Effective Time, (iii) the termination of the merger agreement in accordance with its terms, (iv) the conclusion of the Company stockholders’ meeting at which the vote in respect of approval of the merger and the other transactions contemplated by the merger agreement is taken and (v) the entry without the prior written consent of Trian Partners into any amendment or modification of the merger agreement which results in a reduction or change in the form or composition of the merger consideration, an extension of the Termination Date, the imposition of any additional material condition on the consummation of the merger, or which is otherwise materially adverse to Trian Partners. A copy of the Voting Agreement is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety.

Additional Information (see page 106)

You can find more information about Legg Mason in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Legg Mason stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On February 17, 2020, Legg Mason entered into the merger agreement with Franklin and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $50.00 in cash, without interest and subject to deduction for any required withholding taxes, for each Share you own as of immediately prior to the Effective Time. For further information, see the section entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 76.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:

The receipt of cash in exchange for Shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71) who receives cash in exchange for Shares in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the Shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired for the same cost in a single transaction). In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 71, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Q:	What will happen to outstanding Legg Mason equity compensation awards in the merger?

A:

For information regarding the treatment of outstanding Legg Mason equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards; the ESPP,” beginning on page 77.

Q:	What will happen to the Legg Mason ESPP?

A:	For information regarding the treatment of ESPP, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards; the ESPP,” beginning on page 77.

Q:	When and where will the special meeting of stockholders be held?

A:

The special meeting of Legg Mason stockholders will be held via live webcast on May 15, 2020, at 10 a.m., Eastern Time. The special meeting can be accessed by visiting https://web.lumiagm.com/274394446, where you will be able to listen to the meeting live. You may vote online by following the internet voting instructions on your proxy card. We encourage you to allow ample time for online check-in, which will open at 9:55 a.m., Eastern Time. Please note that you will only be able to attend the special meeting by means of remote communication.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Shares as of the close of business on April 14, 2020, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one (1) vote on each of the proposals presented in this proxy statement for each Share that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve the merger and the other transactions contemplated by the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Legg Mason’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Pursuant to Legg Mason’s bylaws and Maryland law, only the matters set forth in the notice of the special meeting may properly be brought before the special meeting.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter. Abstentions, and failures to vote will have the same effect as votes “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast at the special meeting or by proxy at the special meeting on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Legg Mason or Franklin or any of their respective subsidiaries, and, if the merger is approved by Legg Mason stockholders and completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Abstentions and failures to vote will have no effect on approval of the compensation proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast at the special meeting or by proxy at the special meeting on such matter. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. Abstentions and failures to vote will have no effect on approval of the adjournment proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

After careful consideration, based, in part, on the unanimous recommendation of the Special Committee, the Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For additional information regarding the Special Committee’s recommendation to the Board, please see the sections entitled “The Merger—Background of the Merger” beginning on page 31 and “The Merger—Recommendation of the Special Committee,” beginning on page 45.

For a discussion of the factors that the Special Committee and the Board considered in determining to recommend the approval of the merger and the other transactions contemplated by the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement,” beginning on page 46.

In addition, in considering the recommendation of the Board with respect to the merger and the other transactions contemplated by the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Legg Mason stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Q:	Do I need to attend the special meeting?

A:	No. It is not necessary for you to attend the virtual special meeting in order to vote your Shares. You may vote by telephone, through the internet or by mail, as described in more detail below.

Q:	How many Shares need to be represented at the special meeting?

A:

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority of Shares issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 88,065,952 Shares outstanding. If you are a Legg Mason stockholder as of the close of business on the record date and you vote by mail, by telephone, through the internet or at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of Shares and you provide your bank, broker, trust or other nominee with voting instructions, then your Shares will be counted in determining the presence of a quorum. If you are a “street name” holder of Shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your Shares will not be counted in determining the presence of a quorum.

All Shares held by stockholders that attend the special meeting via the virtual meeting website, or by proxy, and entitled to vote at the special meeting, regardless of how such Shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Legg Mason’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Legg Mason is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Legg Mason’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 29.

Q:	What will happen if Legg Mason stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to approve the merger and the other transactions contemplated by the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Legg Mason or Franklin or any of their respective subsidiaries. Accordingly, if the merger and the other transactions contemplated by the merger agreement are approved by Legg Mason’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your Shares in one (1) of the ways described below as soon as possible. You will be entitled to one (1) vote for each Share that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the internet voting instructions printed on each proxy card you receive;

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope; or

•

casting your vote at the special meeting. Any stockholder can attend the virtual special meeting by visiting https://web.lumiagm.com/274394446, where stockholders will be able to listen to the meeting live. You may vote online by following the internet voting instructions on your proxy card. The special meeting starts at 10 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 9:55 a.m., Eastern Time. Please have your 11-digit Control Number to join the special meeting. Instructions on who can attend and participate via internet are posted at http://www.astproxyportal.com/ast/25493.

To facilitate timely receipt of your proxy despite any potential systems disruption due to COVID-19, we encourage you to vote via the internet or telephone following the instructions on the enclosed proxy card promptly. If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 P.M. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from casting your vote at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting via the virtual meeting website to ensure that your Shares are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your Shares will be voted “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my Shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those Shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your Shares at the special meeting unless you have properly instructed your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your Shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your Shares unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of a majority of the outstanding Shares, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement. Furthermore, your Shares will not be included in the calculation of the number of Shares present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?

A:

Yes. You may revoke your proxy or change your vote at any time before the proxy is exercised at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to Legg Mason’s Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same Shares. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting via the virtual meeting website and voting at the meeting by following the internet voting instructions on your proxy card. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of Shares should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your Shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one (1) proxy card?

A:

If you receive more than one (1) proxy card, it means that you hold Shares that are registered in more than one (1) account. For example, if you own your Shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those Shares because they are held in a different form of record ownership. Therefore, to ensure that all of your Shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to any household at which two (2) or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Shares held through brokerage firms. If your family has multiple accounts holding Shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	What happens if I sell my Shares before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of completion of the merger. If you own Shares as of the close of business on the record date but transfer your Shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your Shares as of immediately prior to the Effective Time.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

No. You are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement under the MGCL because the Shares are listed on the NYSE. For more information, see the section entitled “No Dissenters’ Rights or Rights of Objecting Stockholders” beginning on page 98.

Q:	If I hold my Shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my Company Options, Company Restricted Stock Units and Company Performance Stock Units now?

A:

No. At the Effective Time, your Company Options, Company Restricted Stock Units and Company Performance Stock Units will be terminated and cancelled in exchange for any applicable consideration. You will receive further instructions for such exchange.

Q:	When is the merger expected to be completed?

A:

We and Franklin are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the third calendar quarter of 2020, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the approval of the merger and the other transactions contemplated by the merger agreement by Legg Mason stockholders, the receipt of certain regulatory approvals, and the client consent condition. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 92.

Q:	What happens if the merger is not completed?

A:

If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of a majority of the outstanding Shares entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Franklin or Merger Sub for your Shares. Instead, Legg Mason will remain a public company, and the Shares will continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of Shares will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Shares. Under certain circumstances, if the merger is not completed, we may be obligated to pay Franklin a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 71.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

The special meeting will be held via live webcast only. Any stockholder can attend the virtual special meeting by visiting https://web.lumiagm.com/274394446, where stockholders will be able to listen to the meeting live. You may vote online by following the internet voting instructions on your proxy card. The special meeting starts at 10 a.m., Eastern Time on May 15, 2020. We encourage you to allow ample time for online check-in, which will open at 9:55 a.m., Eastern Time. In order to be able to enter the special meeting, you will need the 11-digit Control Number, which is included on your proxy card if you are a stockholder of record of Shares or included with your voting instruction card and voting instructions you received from your broker, bank or other nominee of your Shares if you hold your Shares in “street name”. Instructions on how to attend and participate online are also posted online at http://www.astproxyportal.com/ast/25493.

Q:	Where can I find more information about Legg Mason?

A:

Legg Mason files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 106.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting Shares, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated (“Innisfree”)

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 456-3442

Banks and Brokers may call collect: (212) 750-5833

If your Shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “targets” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “would,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We caution that forward-looking statements are qualified by the existence of certain known and unknown risks, uncertainties and other important factors, some of which are listed below, that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Important transaction-related and other risk factors that may cause such differences include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain Legg Mason stockholder approval and regulatory and client approvals;

•	the announcement and pendency of the merger may disrupt Legg Mason’s business operations (including the threatened or actual loss of employees, clients or suppliers); and

•	Legg Mason could experience financial or other setbacks if the transaction encounters unanticipated problems.

Other important factors that may affect our business or the combined business’ future operating results, include, but are not limited to:

•

volatility and disruption of the capital and credit markets, and adverse changes in the global economy, may significantly affect our results of operations and may put pressure on our financial results;

•

the potential impact on our business resulting from man-made or natural disasters, such as severe weather, geological events, and epidemic diseases or other health crises such as the novel coronavirus disease (COVID-19) outbreak, and other catastrophic events;

•	the amount and mix of assets under management (which we refer to as “AUM”) are subject to significant fluctuations;

•	the significant risk of asset volatility from changes in the global financial, equity, debt and commodity markets;

•	harm to Legg Mason’s reputation may negatively impact revenues and income;

•

strong competition from numerous and sometimes larger companies with competing offerings and products could limit or reduce sales of our products, potentially resulting in a decline in their market share, revenues and income;

•	the ability to manage and grow our business and the combined business successfully can be impeded by systems and other technological limitations;

•	dependence on key personnel could negatively affect financial performance;

•	the businesses are subject to extensive, complex, and frequently changing rules, regulations, policies, and legal interpretations;

•	our contractual obligations may subject us to indemnification costs and liability to third parties;

•

any significant limitation, failure or security breach of information and cyber security infrastructure, software applications, technology or other systems that are critical to operations could disrupt the businesses and harm operations and reputation; and

•

regulatory and governmental examinations and/or investigations, litigation and the legal risks associated with the businesses, could adversely impact AUM, increase costs and negatively impact profitability and/or our future financial results.

•

For a detailed discussion of other risk factors, please refer to the risks, uncertainties and factors described in Legg Mason’s recent filings with the SEC, including, without limitation, its most recent Annual Report on Form 10-K and subsequent periodic and current reports.

The foregoing list of factors should not be construed as exhaustive. Legg Mason can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only, and Legg Mason undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

PARTIES TO THE MERGER

Legg Mason

Legg Mason is a global asset management firm that operates through nine (9) independent asset management subsidiaries. Acting through our asset management subsidiaries, each of which generally markets its products and services under its own brand name, we provide investment management and related products and services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries. Legg Mason’s principal executive offices are located at 100 International Drive, Baltimore, Maryland 21202, and our telephone number is (410) 539-0000.

Legg Mason was incorporated in Maryland in 1981 to serve as a holding company for its various subsidiaries. The predecessor companies to Legg Mason trace back to Legg & Co., a Maryland-based broker-dealer formed in 1899. Our subsequent growth occurred primarily through internal expansion and the acquisition of asset management and broker-dealer firms. In December 2005, Legg Mason completed a transaction in which it sold its primary broker-dealer businesses to concentrate on the asset management industry. The Shares are listed on the NYSE and trade under the symbol “LM.”

Our website address is www.leggmason.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about Legg Mason is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 106, for more information.

Franklin

Franklin is a holding company that, together with its subsidiaries, operates as Franklin Templeton®. Franklin offers its services and products under its various distinct brand names, including, but not limited to, Franklin®, Templeton®, Balanced Equity Management®, Benefit Street Partners®, Darby®, Edinburgh Partners™, Fiduciary Trust™, Franklin Bissett®, Franklin Mutual Series®, K2® and LibertyShares®. Franklin is a global investment management organization that provides investment management and related services to retail, institutional and high-net-worth investors in jurisdictions worldwide through its investment products. Franklin offers active, passive and smart beta strategies and has expertise across all asset classes, including equity, fixed income, alternatives and custom multi-asset solutions. In addition to investment management, Franklin’s services include fund administration, sales and distribution, and stockholder servicing. Franklin offers a broad product mix of equity, multi-asset/balanced, fixed income and cash management investment objectives and solutions that meet a variety of investment goals and needs for investors. Franklin also provides sub-advisory services to certain investment products sponsored by other companies that may be sold to investors under the brand names of those other companies or on a co-branded basis. Franklin’s principal executive offices are located at One Franklin Parkway, San Mateo, California 94403, and its telephone number is (650) 312-2000.

Merger Sub

Franklin formed Merger Sub on February 14, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Franklin’s acquisition of Legg Mason. Upon completion of the merger, Merger Sub will merge with and into Legg Mason, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at One Franklin Parkway, San Mateo, California 94403, and its telephone number is (650) 312-2000.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

Legg Mason will hold the special meeting via live webcast on May 15, 2020, at 10 a.m., Eastern Time. The special meeting can be accessed by visiting https://web.lumiagm.com/274394446, where you will be able to listen to the meeting live. You may vote online during the meeting by following the instructions on your proxy card for internet voting. We encourage you to allow ample time for online check-in, which will open at 9:55 a.m., Eastern Time. Please note that you will not be able to attend the virtual special meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the emerging public health impact of the novel coronavirus disease (COVID-19).

Purpose of the Special Meeting

At the special meeting, Legg Mason’s stockholders of record will be asked to consider and vote on:

•

a proposal to approve the merger and the other transactions contemplated by the merger agreement, dated as of February 17, 2020, by and among the Company, Franklin, and Merger Sub, a wholly-owned subsidiary of Franklin;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Legg Mason’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Special Committee

The Special Committee carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Special Committee believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interest of the Company and its stockholders and that the merger and the other transactions contemplated by the merger agreement are advisable. Accordingly, by a unanimous vote, the Special Committee recommended that the Board (i) declare the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approve the merger and the other transactions contemplated by the merger agreement, (iii) direct that the merger and the other transactions contemplated by the merger agreement be submitted for consideration by the holders of Shares at Legg Mason’s stockholders meeting, and (iv) recommend that the holders of Shares approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered the unanimous recommendation of the special committee comprised solely of independent, disinterested directors and such other matters as it considered necessary or appropriate. By a unanimous vote, the Board (i) declared that the merger, the merger agreement and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended that the Company’s stockholders vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement. Accordingly, based, in part, on the unanimous recommendation of the Special Committee, the Board unanimously recommends a vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Record Date and Quorum

Each holder of record of Shares as of the close of business on April 14, 2020, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one (1) vote for each Share that you owned on the record date. As of the record date, there were 88,065,952 Shares issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority of the Shares issued and outstanding and entitled to vote constitutes a quorum for the special meeting.

If you are a Legg Mason stockholder of record and you vote by mail, by telephone or through the internet or at the special meeting, then your Shares will be counted as part of the quorum. If you are a “street name” holder of Shares and you provide your bank, broker, trust or other nominee with voting instructions, then your Shares will be counted in determining the presence of a quorum. If you are a “street name” holder of Shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your Shares will not be counted in determining the presence of a quorum.

All Shares held by stockholders of record that are present at the special meeting via the virtual meeting website or by proxy and entitled to vote at the special meeting, regardless of how such Shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Proposal. The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires, assuming a quorum is present, the affirmative vote of Shares representing a majority of the votes properly cast for such matter at the special meeting or by proxy at the special meeting. The vote is advisory only and, therefore, is not binding on Legg Mason or Franklin or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger agreement are approved by Legg Mason stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.

Effect of Abstentions and Broker Non-Votes

The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. Consequently, abstention and failure to vote will have no effect on approval of the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. Consequently, abstention and failure to vote will have no effect on approval of the proposal. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.

A “broker non-vote” occurs when Shares held by a broker or other nominee are represented at the meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the Shares on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your Shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your Shares, and your Shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the matter, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. To facilitate timely receipt of your proxy despite any potential systems disruption due to the novel coronavirus disease (COVID-19), we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the enclosed proxy card promptly. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 P.M. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your Shares will be voted in favor of that proposal.

If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the other proposals. If you wish to vote by proxy and your Shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your Shares, your bank, broker, trust or other nominee will not be able to vote your Shares on the proposals.

Any stockholder can attend the virtual special meeting by visiting https://web.lumiagm.com/274394446. Stockholders may vote online by following the internet voting instructions on the proxy card. The special meeting starts at 10 a.m., Eastern Time. Please have your 11-digit Control Number to join the special meeting. Instructions on who can attend and participate via internet are posted at http://www.astproxyportal.com/ast/25493.

If you wish to vote at the special meeting and your Shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Obtaining a legal proxy may take several days.

If you do not submit a proxy or otherwise vote your Shares in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your Shares, you may contact our proxy solicitor, Innisfree, toll-free at (877) 456-3442 or (212) 750-5833 for bankers and brokers.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing Shares or book-entry shares will be mailed to stockholders shortly after the merger is completed.

Revocation of Proxies

Any proxy given by a Legg Mason stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Legg Mason’s Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202;

•	by submitting a later-dated proxy card relating to the same Shares; or

•

by attending the special meeting via the virtual meeting website and voting during the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting by following the internet voting instructions on your proxy card).

“Street name” holders of Shares should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times, for not more than ten (10) days in the aggregate, to a later day or time if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Your Shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the Shares present at the special meeting via the virtual meeting website or by proxy at the special meeting and voting on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 120 days after the record date or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement, then Legg Mason may seek to adjourn the special meeting. The Board may, after consultation with Franklin, and shall upon Franklin’s request, postpone the special meeting (for not more than an aggregate of ten (10) days) upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.

Solicitation of Proxies

Legg Mason is soliciting the enclosed proxy card on behalf of the Board, and Legg Mason will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Legg Mason and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Legg Mason has retained Innisfree to assist in the solicitation process. Legg Mason will pay Innisfree a fee of approximately $50,000 plus reimbursement of certain specified out-of-pocket expenses. Legg Mason also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Legg Mason will ask banks, brokers, trusts and other nominees to forward Legg Mason’s proxy solicitation materials to the beneficial owners of Shares held of record by such banks, brokers, trusts or other nominees. Legg Mason will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree. Shareholders may call, toll-free at (877) 456-3442. Bankers and brokers may call collect at (212) 750-5833.

PROPOSAL 1: APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Legg Mason stockholders will consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 31, and “The Agreement and Plan of Merger,” beginning on page 75.

Based, in part, on the unanimous recommendation of the Special Committee, the Board unanimously recommends that Legg Mason stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement. For more information see the sections entitled “The Merger—Recommendation of the Special Committee,” beginning on page 45 and “The Merger—Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement,” beginning on page 46.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your Shares represented by such proxy card will be voted “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Legg Mason’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 68, including the accompanying table and footnotes. Accordingly, Legg Mason stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Legg Mason or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements between Legg Mason and the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the proposal to approve the merger and the other transactions contemplated by the merger agreement is approved (subject only to the contractual conditions in the merger agreement applicable thereto as well as the applicable contractual arrangements between Legg Mason and the named executive officers). However, Legg Mason seeks your support and believes that your support is appropriate because Legg Mason has a comprehensive executive compensation program designed to link the compensation of its executives with Legg Mason’s performance and the interests of Legg Mason’s stockholders. Accordingly, you are asked to vote on the following resolution:

“RESOLVED, that the stockholders of Legg Mason, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Legg Mason, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 68 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Legg Mason stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your Shares represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. The vote is advisory only and, therefore, not binding on Legg Mason or Franklin or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger agreement are approved by Legg Mason’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Legg Mason stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your Shares represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast online during the special meeting or by proxy at the special meeting on such matter. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.

THE MERGER

Overview

Legg Mason is seeking the approval by Legg Mason stockholders of the merger and the other transactions contemplated by the merger agreement pursuant and subject to the terms of the merger agreement Legg Mason entered into on February 17, 2020 with Franklin and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Legg Mason. Legg Mason will survive the merger as a wholly-owned subsidiary of Franklin.

Based, in part, on the unanimous recommendation of the Special Committee, the Board has approved the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Legg Mason stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Upon completion of the merger, each Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled, retired and automatically converted into the right to receive $50.00 per share, in cash, subject to deduction for any required withholding taxes and without interest.

Following the completion of the merger, Legg Mason will cease to be a publicly traded company and will become a wholly-owned subsidiary of Franklin.

Background of the Merger

The Board, together with senior management, regularly reviews and assesses Legg Mason’s strategic direction, financial performance and business plans with a view towards strengthening Legg Mason’s business and identifying opportunities to increase stockholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the Board and senior management review potential strategic alternatives for Legg Mason, including strategic acquisitions, divestitures and business combinations.

In late May 2019, Matthew Nicholls, Chief Financial Officer of Franklin, called Joseph Sullivan, Chairman and Chief Executive Officer of Legg Mason, to explore the merits of a potential strategic transaction between Legg Mason and Franklin and suggested setting up a meeting between Mr. Sullivan and Greg Johnson, then the Chairman and Chief Executive Officer of Franklin. Mr. Sullivan discussed the potential transaction with John Murphy who was then the Company’s Lead Independent Director.

On June 3, 2019, the Board held a meeting, with members of senior management in attendance, to review potential strategic alternatives for Legg Mason, including pursuing a strategic transaction with a third party and/or engaging in a corporate reorganization of Legg Mason’s independent asset management subsidiaries. Mr. Sullivan reported that he had received a call from Mr. Nicholls expressing Franklin’s interest in discussing a potential strategic transaction with Legg Mason and the Board discussed the merits of Mr. Sullivan meeting with Mr. Nicholls and other representatives of Franklin.

On June 6, 2019, at Mr. Nicholls’ suggestion, Mr. Nicholls and Nelson Peltz (who, in addition to serving as a Board member, is the Chief Executive Officer and a Founding Partner of Trian Partners, an alternative asset management firm and a large stockholder of Legg Mason), met and had a general discussion about investment industry trends and Franklin. During that conversation, Mr. Nicholls raised the concept of Franklin acquiring Legg Mason. While Mr. Nicholls indicated this was only an idea in concept, Mr. Peltz advised Mr. Sullivan of his conversation with Mr. Nicholls.

On June 17, 2019, Mr. Sullivan and Mr. Johnson had a dinner meeting during which they discussed a potential acquisition of Legg Mason by Franklin and the merits of such a transaction.

On June 27, 2019, Legg Mason and Franklin entered into a mutual confidentiality agreement in order to facilitate the exchange of certain non-public information regarding the two companies in connection with the consideration of a potential strategic transaction.

During June and July 2019, representatives of Legg Mason met periodically with representatives of Franklin to discuss the possibility of engaging in a potential strategic transaction. During this time, these exchanges did not progress to substantive discussions regarding a potential strategic transaction and did not involve discussion of financial or other transaction terms.

At a Board meeting on July 29, 2019, the Board discussed the status of discussions with Franklin and determined that Legg Mason should not pursue a potential strategic transaction with Franklin at that time because Legg Mason should focus on executing its strategic business plan, seeking additional cost savings and implementing improvements to its distribution services.

Later on July 29, 2019, Mr. Sullivan spoke with Mr. Johnson, and communicated, at the direction of the Board, that the Board was not interested at that time in pursuing a strategic transaction between Legg Mason and Franklin.

On September 6, 2019, Mr. Peltz met with Mr. Nicholls. During that meeting, Mr. Nicholls discussed the possibility of a transaction between Legg Mason and Franklin. Mr. Nicholls separately raised the broad terms of a potential strategic relationship between a combined Franklin/Legg Mason and Trian Partners, as a way for a combined Franklin/Legg Mason business to expand further into the alternative asset business. Mr. Nicholls suggested that Mr. Peltz should consider meeting with senior management of Franklin. Mr. Peltz briefed Carol Anthony “John” Davidson, the lead independent director of the Board about this meeting.

On September 13, 2019, Mr. Nicholls sent to Mr. Peltz an unsigned draft letter addressed to Legg Mason dated September 12, 2019 (which we refer to as the “September Letter”). The September Letter outlined Franklin’s preliminary views of the strategic merits of a combination of Franklin’s and Legg Mason’s respective businesses and each of Legg Mason’s independent asset management subsidiaries. In the context of a transaction between Legg Mason and Franklin, the September Letter also raised the broad terms of how a combined Franklin/Legg Mason might gain additional exposure to the alternative asset management business through a potential strategic relationship involving Trian Partners and certain parts of a combined Franklin/Legg Mason. The September Letter stated that the purpose of the letter was to summarize for the parties’ consideration the merits of such potential transaction between Legg Mason and Franklin and requested that the parties engage in a dialogue with the objective of confirming Franklin’s preliminary views. The September Letter did not include a formal offer but indicated that further discussions could result in a formal offer.

Immediately following receipt of the September Letter, Mr. Peltz reported his receipt of the September Letter to Mr. Davidson. Trian Partners’ counsel similarly informed representatives of Weil, Gotshal & Manges LLP (which we refer to as “Weil”), who had been serving as outside counsel to the Board, of the receipt of the September Letter and provided Weil with a copy of the letter. Mr. Peltz informed Mr. Davidson that he had no advance knowledge that the September Letter was being sent prior to its receipt and planned to meet with senior management of Franklin on September 26, 2019, but would cancel that meeting if the Board so requested.

On September 16, 2019, the Board held a meeting with certain members of senior management and representatives of Weil in attendance. The Board reviewed the September Letter and discussed the merits of pursuing a potential strategic transaction with Franklin. The Board also discussed with representatives of Weil whether a potential conflict of interest existed because Franklin had raised a potential transaction with Legg Mason and Trian Partners, and whether the Board should create a special committee, consisting of independent directors who have no material relationship with Trian Partners or Franklin, to consider any proposed transaction and address any potential conflicts of interest. During the discussion, Mr. Peltz advised the Board that he and Edward Garden (who, in addition to serving on the Board, is the Chief Investment Officer and a Founding

Partner of Trian Partners) would not serve on a special committee because of the possibility of a conflict. Mr. Peltz then excused himself from the meeting, and the other members of the Board present (which did not include Mr. Garden), determined that Legg Mason should speak with Franklin regarding its interest in a potential strategic transaction. The Board also determined that any further engagement with Franklin regarding a potential transaction between Legg Mason and Franklin should be directed by a committee of the Board composed of independent directors who have no material relationship with Franklin or Trian Partners.

On September 18, 2019, the Board held a meeting from which Messrs. Peltz and Garden recused themselves. Representatives from Weil were also in attendance at the invitation of the Board. The Board members in attendance discussed the merits of a potential transaction with Franklin in light of the contents of the September Letter. The Board also discussed the implications of Franklin’s potential interest in a subsequent transaction between Franklin and Trian Partners. The Board determined that Messrs. Sullivan and Davidson should undertake discussions with Franklin regarding a potential transaction with Legg Mason.

On September 19, 2019, Messrs. Sullivan and Davidson called Mr. Johnson and advised Franklin that Messrs. Sullivan and Davidson would lead the initial discussions regarding a potential transaction between Legg Mason and Franklin on behalf of Legg Mason and the Board. The parties scheduled a meeting for the following week.

On September 24, 2019, Messrs. Sullivan and Davidson met with Jennifer Johnson, then President and Chief Operating Officer of Franklin, and Messrs. Johnson and Nicholls to discuss the strategic rationale of a potential transaction between the two companies. The parties discussed the potential advantages of a business combination, including the increased size and scale of a combined company, the opportunities to accelerate the growth of a combined company by using the asset class products currently managed by both companies to create multi-asset class solutions to be offered to investors, the complementary distribution focuses of Legg Mason and Franklin and potential synergy opportunities. In addition, the parties discussed the potential mix of consideration and the premium that could be paid in connection with a potential transaction as well as how each independent asset management subsidiary of Legg Mason could be operated under Franklin’s ownership following the potential transaction.

Also on September 25, 2019, the Board held a meeting with certain members of senior management in attendance. Messrs. Davidson and Sullivan reviewed with the Board their meeting with representatives of Franklin and the rationale for the proposed transaction. The Board determined that Legg Mason should continue discussions regarding the potential transaction. The Board also created a Special Committee composed of independent directors who have no material relationship with Franklin or Trian Partners for the purpose of considering, negotiating and overseeing the potential transaction and, if appropriate, making a recommendation to the Board in favor of or against such transaction. The Board appointed Mr. Davidson, Alison Quirk, Michelle Goldberg, John Murphy and Stephen Hooley to serve on the Special Committee.

Later on September 25, 2019, the Special Committee held a meeting, with Board member Robert Angelica and representatives of Weil in attendance at the invitation of the Special Committee. The Special Committee discussed that it would be appropriate to engage a financial advisor, and noted that PJT Partners, which had previously worked with the Board on other strategic matters, should be considered as a candidate to serve as financial advisor in connection with a potential transaction.

On September 26, 2019, Mr. Peltz met with members of senior management of Franklin to discuss Franklin’s interest in pursuing a transaction with Trian Partners. As noted in the September Letter, such a transaction would involve Legg Mason. Promptly following this meeting, Mr. Garden informed Mr. Davidson of the discussions between Mr. Peltz and members of senior management of Franklin, which Mr. Peltz had reported to Mr. Garden.

On September 27, 2019, the Special Committee held a meeting with Mr. Sullivan and representatives of Weil and PJT Partners in attendance for portions of the meeting at the invitation of the Special Committee. During the meeting, the Special Committee elected Mr. Davidson as chair of the Special Committee. The Special Committee reviewed with the representatives of PJT Partners its qualifications and experience in similar transactions and discussed the potential transaction with Franklin. Representatives of Weil also reviewed with the members of the Special Committee their fiduciary duties as directors of a Maryland corporation. Following this meeting, the Special Committee and the Board determined to engage PJT Partners as its financial advisor. Legg Mason and PJT Partners subsequently executed an engagement letter on December 27, 2019.

On October 2, 2019, at the direction of the Special Committee, Mr. Sullivan and representatives of PJT Partners met with representatives of Franklin and representatives of Franklin’s financial advisors, Broadhaven Capital Partners LLC (which we refer to as “Broadhaven”). The representatives of Franklin and Broadhaven indicated that they intended to undertake a due diligence review of Legg Mason and submit an indication of interest by October 18, 2019 and further indicated that negotiating a transaction with Legg Mason was a priority for Franklin and negotiating a concurrent transaction that involved Trian Partners was not a priority for Franklin.

On October 4, 2019, the Special Committee held a meeting with Mr. Sullivan and representatives of Weil and PJT Partners in attendance at the invitation of the Special Committee. Mr. Sullivan and the representatives of PJT Partners discussed with the Special Committee the October 2, 2019 meeting with Franklin and Broadhaven, noting that Franklin sought to have discussions with the leaders of certain of Legg Mason’s independent asset management subsidiaries as soon as possible because Franklin did not intend to proceed with a transaction without satisfactory discussions with those leaders. Mr. Sullivan also reported that Franklin also indicated that negotiating a transaction with Legg Mason was a priority for Franklin and negotiating a concurrent transaction that involved Trian Partners was not a priority for Franklin. Mr. Sullivan also noted that Franklin sought to undertake a due diligence review of Legg Mason and would submit a preliminary, non-binding indication of interest by October 18, 2019. The Special Committee directed Mr. Sullivan and the representatives of PJT Partners to continue discussions with Franklin, provide them with due diligence information and encourage Franklin to complete its preliminary due diligence review as quickly as possible.

On October 8, 2019, Franklin and its financial and legal advisors were provided access to a virtual dataroom that contained certain non-public information regarding Legg Mason, and conducted a due diligence review from October 8, 2019 through the execution of the merger agreement.

On October 10, 2019, Mr. Johnson called Mr. Peltz. During that conversation, Mr Johnson noted Franklin’s intention to negotiate a transaction with Legg Mason. They also discussed the cessation of discussions concerning a Legg Mason/Trian transaction. In addition, Mr. Johnson also advised Mr. Peltz that he had advised Legg Mason that a transaction between Franklin and Legg Mason would be conditioned on receiving Trian’s support for that transaction.

On October 11, 2019, representatives of Franklin met with representatives of Legg Mason, together with representatives of PJT Partners and Broadhaven, for an in person management diligence session.

On October 14, 2019, the Board held a meeting with certain members of senior management and representatives of Weil in attendance, in order to (i) provide an update with respect to discussions by certain Board members with the leaders of certain of Legg Mason’s independent asset management subsidiaries (which we refer to as the “Affiliate Leaders”) regarding potential improvements to Legg Mason’s centralized distribution operations and (ii) review the status of the potential transaction with Franklin. The Board also reviewed the Affiliate Leaders’ feedback regarding Legg Mason’s centralized distribution model and the potential for improvements. Mr. Davidson then advised the Board that he expected to receive a preliminary, non-binding indication of interest from Franklin by October 18, 2019. Mr. Sullivan also updated the Board regarding the diligence sessions that had taken place during the prior week and Franklin’s continued interest in engaging with certain of the Affiliate Leaders to gauge their interest in the potential transaction. Mr. Peltz then updated the Board with respect to discussions that had taken place between Trian Partners and members of senior management of Franklin. Mr. Peltz informed the Board that Trian Partners was ending all discussions with Franklin with respect to a potential transaction that would involve Trian Partners and that there were no outstanding agreements, arrangements or understandings of any nature between Trian Partners and Franklin regarding any such transaction.

On October 17, 2019, Franklin submitted a preliminary non-binding indication of interest (which we refer to as the “October 17 Proposal”), reflecting an implied value of $43.83 per share of Legg Mason common stock, consisting of 0.97 of a share of Franklin common stock and $17.50 in cash for each share of Legg Mason common stock, representing a premium of twenty-three percent (23%) to the closing price of Legg Mason’s common stock on October 17, 2019. The October 17 Proposal was subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners with customary terms and conditions, satisfactory discussions with certain Affiliate Leaders, completion of confirmatory due diligence and the unanimous approval of the Board.

On October 18, 2019, the Special Committee held a meeting, with the other members of the Board and representatives of Weil and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee discussed the October 17 Proposal and, among other things, the fact that it was conditioned upon satisfactory discussions with certain Affiliate Leaders. After discussion regarding the October 17 Proposal, the Special Committee directed PJT Partners to advise Franklin that a higher price and greater specificity regarding financial assumptions were required, and that it was premature for Franklin to begin discussions with Affiliate Leaders.

On October 20, 2019, per the instructions of the Special Committee, representatives of PJT Partners contacted representatives of Broadhaven to clarify and obtain additional details regarding the financial assumptions underlying the October 17 Proposal, as well as additional information on how Franklin would plan to describe the transaction to various constituencies.

On October 21, 2019, the Board held a meeting, with members of senior management and representatives of Weil and PJT Partners who were in attendance at the invitation of the Board for portions of the meeting. Representatives of PJT Partners reported that they had reviewed the terms of the October 17 Proposal with representatives of Franklin and Broadhaven. PJT Partners then presented to the Board preliminary analyses with respect to the October 17 Proposal. A discussion ensued with respect to next steps. The Board determined that it should inform the Chief Executive Officer of its largest independent asset management subsidiary, Western Asset Management, of the October 17 Proposal, and authorized and requested Mr. Peltz to do so given his relationship with the Chief Executive Officer of Western Asset Management arising out of Mr. Peltz’s prior service on the Legg Mason Board (2009 – 2014).

Mr. Peltz spoke with the Chief Executive Officer of Western Asset Management on October 21, 2019. Following that discussion, it was determined that Mr. Peltz and the Chief Executive Officer of Western Asset Management would meet with representatives of Franklin.

On October 30, 2019, Mr. Peltz, the Chief Executive Officer and the Chief Investment Officer of Western Asset Management and certain members of senior management of Franklin met to discuss the potential transaction.

On October 31, 2019, the Special Committee held a meeting with the other members of the Board and representatives of Weil and PJT Partners in attendance at the invitation of the Special Committee. At the request of Mr. Davidson, Mr. Peltz reported to the Special Committee on the meeting he had had with representatives of Franklin senior management and the Chief Executive Officer of Western Asset Management. Mr. Peltz informed the Special Committee that the meeting was productive and the parties discussed the strategic rationale for the potential transaction and the potential benefits and synergies that could be realized as part of a potential transaction between Legg Mason and Franklin. Representatives of PJT Partners then reviewed the work that had been completed with the assistance of Legg Mason management in developing a preliminary estimate of the potential synergies that could be realized in a transaction between Legg Mason and Franklin.

On November 4, 2019, the Special Committee retained Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”) as counsel to the Special Committee.

On November 5, 2019, the Board held a meeting with certain members of management and representatives of Weil, Skadden and PJT Partners in attendance for portions of the meeting at the invitation of the Board. The Board reviewed the status of the potential transaction with Franklin and discussed the strategic rationale for the potential transaction. After discussion, the Board determined that for the present time, Franklin should not be permitted to engage in further discussions with the Chief Executive Officer of Western Asset Management and that any communication should be handled through PJT Partners, however, representatives of Franklin would be permitted to meet with the Chief Executive Officer of ClearBridge Investments, another of Legg Mason’s independent asset management subsidiaries and certain members of the Board.

Early on November 6, 2019, Mr. Peltz received questions from the senior management of Western Asset Management which they asked be forwarded to Franklin. Mr. Peltz shared the questions with Mr. Davidson and was authorized by him to forward them to Mr. Nicholls.

On November 6, 2019, a meeting was held among Mr. Peltz, Ms. Quirk, certain members of senior management of Franklin and the Chief Executive Officer of ClearBridge Investments. The parties discussed the strategic rationale for the potential transaction and the potential benefits and synergies that could be realized as part of a potential transaction between Legg Mason and Franklin.

Later on November 6, 2019, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee to provide an update on the meeting among Mr. Peltz, Ms. Quirk, certain members of senior management of Franklin and the Chief Executive Officer of ClearBridge Investments.

On November 7, 2019, the Special Committee held a meeting with all of the other members of the Board, members of senior management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. Mr. Peltz and Ms. Quirk reviewed the previous day’s meeting with representatives of Franklin and the Chief Executive Officer of ClearBridge Investments. Representatives of PJT Partners updated the Special Committee on requests they had received from Mr. Nicholls and representatives of Broadhaven regarding Franklin’s desire for additional meetings with other Affiliate Leaders. After discussion, the Special Committee concluded that Franklin and its representatives should not have further meetings with Affiliate Leaders until it provided an updated indication of interest.

During the evening of November 8, 2019, Mr. Nicholls sent to Mr. Peltz responses to the questions posed by senior management of Western Asset Management to Franklin. The responses were shared with the Board and sent to senior management of Western Asset Management.

On November 13, 2019, the Board held a meeting with certain members of senior management in attendance. The purpose of the meeting was to review Legg Mason management’s updated projections (which we refer to as the “November Projections”). Legg Mason’s historical practice has been to review and update its annual projections after it had results for the first six months of a fiscal year. After reviewing and approving the November Projections, the Board discussed the status of the potential transaction with Franklin.

On November 14, 2019, Franklin submitted a revised indication of interest (which we refer to as the “November 14 Proposal”), with an implied value of $47.05 per share, consisting of 0.86 of a share of Franklin common stock and $23.00 in cash for each share of Legg Mason common stock, representing a twenty-eight percent (28%) premium to the average closing price of Legg Mason common stock during the prior month. The November 14 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board. Franklin also indicated that it wished to have further meetings with the Affiliate Leaders with whom it had previously met.

Later on November 14, 2019, the Special Committee held a meeting, with other members of the Board, members of management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. PJT Partners reviewed with the Special Committee the terms of the November 14 Proposal and certain preliminary financial analyses regarding Legg Mason. The Special Committee discussed with representatives of PJT Partners, Weil and Skadden the advisability of conducting a pre-signing “market check” to gauge the interest of other potential counterparties in a strategic transaction with Legg Mason. The Special Committee considered the potential benefits and risks associated with a pre-signing “market check,” particularly with respect to its independent asset management subsidiaries and, among other things, the effect that a broad and extended due diligence process could have on Legg Mason’s ongoing operations and the risk of leaks inherent in such a process. Following discussion with representatives of PJT Partners, Weil and Skadden, the Special Committee determined that it would not conduct a “market check” at such time but that it would continue to consider the possibility of conducting a pre-signing “market check” as negotiations with Franklin continued. The Special Committee then considered Franklin’s request for additional meetings with certain Affiliate Leaders, and concluded not to authorize such meetings at that time.

On November 18, 2019, members of senior management of Legg Mason held a meeting with members of senior management of Franklin and representatives of PJT Partners, Broadhaven and Weil, to discuss reciprocal due diligence that representatives of Legg Mason sought to conduct, including with respect to financial diligence regarding Franklin’s projections, Franklin’s capitalization structure and commercial, accounting and legal diligence matters regarding Franklin’s operations.

Later on November 21, 2019, the Special Committee held a meeting, with other members of the Board, members of management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. PJT Partners reviewed with the Special Committee preliminary analyses regarding the November 13 Proposal and Legg Mason’s reciprocal due diligence on Franklin. The Special Committee and those present also discussed Franklin’s request for continued access to the Affiliate Leaders as well as the potential for a pre-signing market check.

On November 22, 2019, the Special Committee held a meeting with representatives of Skadden in attendance at the invitation of the Special Committee to discuss potential future meetings among the Affiliate Leaders and Franklin.

Later on November 22, 2019, representatives of Legg Mason and Franklin, as well as representatives of Weil, PJT Partners and Broadhaven, held a meeting to discuss certain legal due diligence matters related to Legg Mason’s business.

On November 23, 2019, Mr. Nicholls reached out to Mr. Peltz regarding the existing revenue sharing arrangements with certain of Legg Mason’s independent asset management subsidiaries. Thereafter, Mr. Peltz shared the communication with the Chief Executive Officer of Western Asset Management, Mr. Davidson and Ms. Quirk.

On November 25, 2019, the Special Committee held a meeting, with representatives of Skadden in attendance at the invitation of the Special Committee, to discuss information Mr. Peltz had communicated to Mr. Davidson and Ms. Quirk regarding his ongoing discussions with the Chief Executive Officer of Western Asset Management as well as potential future meetings among the Affiliate Leaders and Franklin.

On November 27, 2019, the Special Committee held a meeting, with certain other members of the Board, certain members of management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. Mr. Peltz updated the Special Committee on discussions he had held with senior management of Franklin and their continued requests to meet with certain Affiliate Leaders. Representatives of PJT Partners reviewed with the Special Committee certain preliminary financial analyses related to the prior indicative proposals received from Franklin. Representatives of Weil and Skadden then reviewed with the members of the Special Committee and the other members of the Board present at the meeting their fiduciary duties under Maryland law with respect to their consideration of the potential transaction. Following discussion, the Special Committee directed PJT Partners to inform Broadhaven that a price range of $53.00 to $53.50 per share of Legg Mason common stock would be required to proceed with the potential transaction.

On November 28, 2019, Mr. Peltz received a communication from an Affiliate Leader indicating that other Affiliate Leaders had become aware of a potential transaction involving Franklin. Mr. Peltz shared the communication with Mr. Davidson, who shared it with the other members of the Board.

On November 29, 2019, at the instruction of the Special Committee, representatives of PJT Partners informed representatives of Broadhaven of the Special Committee’s views on the price required to proceed with the potential transaction.

Later on November 29, 2019, the Board held a meeting, with members of senior management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Board, to discuss the fact that certain of the Affiliate Leaders who had not been informed of the potential transaction with Franklin had become aware of the discussions with respect to the potential transaction between Franklin and Legg Mason. After discussion, the Board authorized Mr. Davidson to speak with certain of the Affiliate Leaders about the potential transaction with Franklin.

On November 30, 2019, the Special Committee held a meeting, with the other members of the Board and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. Mr. Davidson reviewed with the Special Committee the conversations he had held with certain Affiliate Leaders regarding the potential transaction between Legg Mason and Franklin. After discussion, it was determined that the Special Committee and Legg Mason senior management should coordinate with Franklin to schedule meetings between Franklin and certain Affiliate Leaders.

On December 1, 2019, Mr. Peltz received a letter from certain Affiliate Leaders expressing their opposition to the potential transaction between Legg Mason and Franklin (which we refer to as the “Affiliate Letter”). Mr. Peltz shared the letter with Mr. Davidson, who shared it with all of the other members of the Board.

On December 2, 2019, given their relationships with the Affiliate Leaders, at the request of the Special Committee, Mr. Peltz and Mr. Garden met with the Affiliate Leaders who authored the Affiliate Letter to discuss the potential transaction.

Also, on December 2, 2019, Ms. Johnson, Mr. Nicholls and representatives of Broadhaven met with Ms. Quirk, Mr. Murphy and representatives of PJT Partners to discuss the matters expressed by the Affiliate Leaders and ways to address any concerns raised by the Affiliate Leaders.

Later on December 2, 2019, the Board held a meeting, with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Board. Messrs. Peltz and Garden reviewed with the Board the Affiliate Letter and the meeting he and Mr. Garden had with certain Affiliate Leaders. Messrs. Peltz and Garden explained that such Affiliate Leaders had expressed opposition regarding the potential transaction with Franklin and noted that such Affiliate Leaders understood that greater alignment would be needed between Legg Mason’s independent asset management subsidiaries and Legg Mason’s stockholders if Legg Mason did not enter into a strategic transaction. After discussion, the Board determined that Franklin would be allowed to meet with certain Affiliate Leaders.

On December 4, 2019, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee noted that Franklin remained interested in pursuing a potential transaction with Legg Mason and discussed the terms and conditions that would be acceptable to the Special Committee in order to recommend the transaction to the Board. After discussion, the Special Committee determined that Mr. Davidson should convey to certain Affiliate Leaders the Board’s interest in continuing to pursue the potential transaction with Franklin.

On December 6, 2019, representatives of PJT Partners met with representatives of Franklin to discuss Franklin’s proposed approach to meeting with certain Affiliate Leaders and expressed Legg Mason’s requirement for a transaction structure that maximizes value for Legg Mason stockholders and minimizes conditionality.

On December 13, 2019, the Board held a meeting with representatives of Weil, Skadden and PJT Partners as well as certain of the Affiliate Leaders attending for portions of the meeting at the invitation of the Board. The Board reviewed the status of the potential transaction with Franklin, including the preliminary meetings that had taken place between representatives of Franklin and certain Affiliate Leaders. In addition, certain Affiliate Leaders (i) presented their preliminary views to restructure Legg Mason’s centralized distribution operations and other aspects of Legg Mason’s operations assuming Legg Mason were to remain a standalone company and (ii) agreed to develop their proposal in further depth and to review such with the Board at the next regularly scheduled board meeting. At this meeting, the Board directed PJT Partners to assist in setting up additional meetings between Franklin and certain Affiliate Leaders.

On December 18, 2019, the Special Committee held a meeting with all of the other members of the Board, certain members of management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. Mr. Peltz reported that he had spoken with Mr. Nicholls of Franklin and discussed meetings that had taken place with certain Affiliate Leaders and the potential path forward with respect to a potential transaction between Legg Mason and Franklin. Representatives of PJT Partners advised the Special Committee that PJT Partners had been informed by Broadhaven that Franklin was preparing a draft merger agreement that would seek to address the Special Committee’s concerns about conditionality. The Special Committee also discussed the results of the preliminary commercial due diligence that had been conducted on Franklin and the potential synergies that might be realized by the combined company. At the conclusion of the meeting, the Special Committee directed Messrs. Davidson and Peltz and the representatives of PJT Partners to continue discussions with representatives of Franklin.

On December 19, 2019, per the instructions of the Special Committee, representatives of PJT Partners contacted representatives of Broadhaven to request an updated, comprehensive proposal regarding the potential transaction, including with respect to price, conditionality, transaction structure and the plans for Legg Mason’s independent asset management subsidiaries.

On December 20, 2019, the Board held a meeting with certain members of management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Board. Mr. Davidson provided an update on the meetings held between representatives of Franklin and certain Affiliate Leaders and noted that the meetings were constructive and the parties discussed Franklin’s previous indications of interest and the expected impact of the potential transaction on Legg Mason’s independent asset management subsidiaries. After discussion, the Board instructed PJT Partners to inquire as to the status of the requested comprehensive proposal for a potential transaction from Franklin.

On December 28, 2019, representatives of Willkie Farr & Gallagher LLP, counsel to Franklin (which we refer to as “Willkie Farr”), sent a draft merger agreement and a draft voting agreement between Franklin and Trian Partners to representatives of Weil.

On December 29, 2019, certain members of the Special Committee met with certain members of senior management and representatives of Weil and PJT Partners to review the key terms of the draft merger agreement provided by Willkie Farr. From December 29, 2019 through February 17, 2020, Legg Mason, assisted by its advisors, and Franklin, assisted by its advisors, negotiated the terms of a definitive merger agreement. Significant areas of discussion and negotiations included the level of conditionality in the merger agreement, the scope of representations and warranties and interim operating covenants, the scope of Franklin’s undertaking to obtain regulatory and other approvals of the transaction, the timing of closing, Legg Mason’s ability to pay its quarterly dividend depending on the timing of closing, the size of the termination fee and various other matters.

On January 5, 2020, Franklin submitted a revised indication of interest, proposing a range of $47.00 to $49.00 per share of Legg Mason common stock (which we refer to as the “January 5 Proposal”), and indicated that the consideration would consist of a stock component ranging from zero to forty percent (0-40%) of the total consideration, with the remainder in cash. The January 5 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board. Along with the January 5 Proposal, Franklin provided an update on its discussions with certain Affiliate Leaders regarding (i) the revenue-sharing arrangements that exist between Legg Mason and certain of its Affiliates and potential retention agreements to be entered into by Franklin with such Affiliate Leaders and (ii) an agreement with Franklin for Legg Mason, contemporaneously with the closing of the potential transaction between Legg Mason and Franklin, to sell to management of EnTrust Global, an affiliate of Legg Mason (which we refer to as “EnTrust Global”), the portion of EnTrust Global that presently is owned by Legg Mason.

On January 6, 2020, the Special Committee held a meeting, with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee discussed the mix of stock and cash consideration in the January 5 Proposal and various other matters. Representatives of PJT Partners noted that, at the direction of the Special Committee, they had updated Franklin regarding concerns that Franklin’s indications of interest did not show meaningful improvement from the October 17 Proposal to the January 5 Proposal. The Special Committee then discussed potential paths forward with respect to engaging with Franklin in connection with the potential transaction and alternative considerations for Legg Mason if a strategic transaction did not occur. Following that discussion, the Special Committee directed PJT Partners to (i) inform Franklin that Franklin needed to conclude discussions with the Affiliate Leaders within two weeks, (ii) inform Franklin that the Special Committee was focused on deal certainty and minimal conditionality and (iii) negotiate for additional value, with cash constituting the vast majority of such consideration.

Following the meeting of the Special Committee, representatives of PJT Partners, per the instructions of the Special Committee, contacted representatives of Franklin and Broadhaven to communicate the Special Committee’s views on the January 5 Proposal.

On January 7, 2020, Franklin submitted a revised indication of interest (which we refer to as the “January 7 Proposal”), expressing that Franklin would be willing to increase the cash portion of the January 5 Proposal, but maintain the proposed price range of $47.00 to 49.00 per share of Legg Mason common stock. The January 7 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board.

On January 9, 2020, representatives of Weil sent a revised draft of the merger agreement to Willkie Farr. Significant unresolved issues raised in Weil’s draft merger agreement included the level of conditionality, the size of the termination fee, and the scope of Franklin’s undertaking to obtain regulatory approvals of the transaction.

On January 23, 2020, representatives of Franklin submitted a revised proposal (which we refer to as the “January 23 Proposal”) and a revised draft of the merger agreement. The January 23 Proposal included consideration consisting of $38.50 in cash and 0.37 of a share of Franklin common stock for each share of Legg Mason common stock, reflecting an implied value of $48.07, with eighty percent (80%) of the consideration being delivered in cash, representing a premium of thirty-two percent (32%) to the average closing price of Legg Mason common stock during the preceding 20 trading days. The January 23 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board.

Later on January 23, 2020, the Special Committee held a meeting to review the January 23 Proposal with other members of the Board, certain members of senior management and representatives of Weil, Skadden and PJT

Partners in attendance at the invitation of the Special Committee. PJT Partners provided preliminary analyses of the January 23 Proposal. Representatives of Weil then reviewed the key issues in the merger agreement, noting that Franklin had reinserted the elements of conditionality that Legg Mason had removed in the previous draft. A discussion ensued regarding the aggregate consideration, the cash/stock mix, the level of conditionality that might be acceptable in a potential transaction with Franklin, whether Franklin would be able to propose a transaction that the Special Committee would find attractive to Legg Mason stockholders, and whether to continue discussions with Franklin. Following discussion, the Special Committee directed PJT Partners to communicate to Franklin that the January 23 Proposal did not meet the Special Committee’s expectations, particularly with respect to the price and the level of conditionality.

On January 23, 2020, following the Special Committee meeting, representatives of PJT Partners, per the Special Committee’s instructions, contacted representatives of Broadhaven to communicate the Special Committee’s views on the January 23 Proposal with respect to price and conditionality.

On January 27, 2020, Mr. Johnson called Mr. Davidson and communicated that Franklin was willing to submit an updated proposal to acquire Legg Mason at an all-cash price of $49.00 per share of Legg Mason common stock (which we refer to as the “January 27 Proposal”). The January 27 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board.

On January 28, 2020, the Special Committee held a meeting with representatives of Weil and Skadden present at the invitation of the Special Committee. Mr. Davidson updated the Special Committee on discussions he had with Mr. Johnson and reported that the previous evening Mr. Johnson had made an oral proposal to acquire all of the outstanding shares of Legg Mason common stock for a price of $49.00 per share in cash. After discussion, the Special Committee determined to convene a meeting of the full Board to discuss the January 27 Proposal.

On January 28, 2020, following the Special Committee meeting, a Board meeting was convened, with certain members of senior management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Board. PJT Partners reviewed with the Board the January 27 Proposal and Weil reviewed the key terms in the revised merger agreement. PJT Partners reviewed its financial analyses of the January 27 Proposal compared to the previous proposals received from Franklin. A discussion ensued regarding the level of conditionality the Board would be willing to accept in the proposed transaction.

On January 30, 2020, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee, to review the potential transaction with Franklin and how to respond to the January 27 Proposal. Representatives of Weil reviewed with the Special Committee the terms of a counterproposal to the merger agreement received from Franklin that Weil was preparing, and the Special Committee discussed revisions to the merger agreement to (i) remove all conditionality with respect to obtaining client consents, (ii) reduce the size of the termination fee and (iii) provide that Franklin be obligated to use its best efforts to obtain the requisite antitrust approvals, including divesting assets if required. The Special Committee then authorized Mr. Davidson to communicate to Mr. Johnson of Franklin that the January 27 Proposal still did not meet the Special Committee’s expectations with respect to value and that the Special Committee was not willing to accept the proposed level of conditionality in the merger agreement. The Special Committee also discussed the merits of engaging another financial advisor to evaluate the fairness of any proposed transaction from a financial point of view to Legg Mason stockholders, and determined that it would further consider whether a second financial advisor should be engaged.

On January 31, 2020, Mr. Davidson spoke with Mr. Johnson and communicated that the January 27 Proposal did not meet the Special Committee’s expectations with respect to value and that the Special Committee was not willing to accept the proposed level of conditionality in the merger agreement. Mr. Davidson also requested that Franklin provide the Special Committee with an update regarding the status of its discussions with the Affiliate Leaders.

Later on January 31, 2020, the Special Committee met with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. During the meeting, PJT Partners reviewed with the Special Committee the Company Projections (as described below under the section entitled “—Certain Financial Projections Utilized in Connection with the Merger”), which updated the November Projections to reflect Legg Mason’s improved performance through the end of December 2019. The Company Projections were based on the Legg Mason management team’s multi-year plan with extrapolations for the outer years. A discussion then ensued about the Company Projections, including the growth rate and other assumptions underlying the Company Projections. Following this discussion, the Special Committee approved the Company Projections for use by PJT Partners as part of its financial analyses.

Later on January 31, 2020, representatives of Weil sent the revised merger agreement back to Willkie Farr. The key open points in the merger agreement included the level of conditionality, the size of the termination fee and the level of effort Franklin would be obligated to use to obtain the requisite antitrust approvals.

On February 3, 2020, the Special Committee held a meeting, with the other members of the Board, certain members of senior management and representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee and other members of the Board discussed perspectives with respect to the risks of entering into the potential transaction with Franklin, the risks of continuing as a standalone company, the adequacy of the proposed consideration in the January 27 Proposal and the level of conditionality that would be acceptable in a potential transaction agreement. Representatives of PJT Partners reviewed its preliminary financial analyses of the potential transaction and the Company Projections authorized for its use, and responded to questions from members of the Special Committee and the Board.

Later on February 3, 2020, the Special Committee held another meeting with representatives of Weil and Skadden in attendance at the invitation of the Special Committee. The Special Committee further discussed perspectives regarding proposed consideration in the January 27 Proposal and conditionality in the potential transaction. The Special Committee also considered potential benefits of engaging a second financial advisor to provide a fairness opinion with respect to a potential transaction with Franklin, and determined that Mr. Davidson would contact J.P. Morgan. During the meeting, Franklin submitted a revised proposal, consisting of all cash $50.00 per Share (which we refer to as the “February 3 Proposal”), which Franklin characterized as its “best and final offer.” The February 3 Proposal remained subject to the negotiation of a mutually acceptable definitive merger agreement with Legg Mason and voting agreement with Trian Partners, satisfactory discussions with certain Affiliate Leaders and the unanimous approval of the Board. At the Special Committee’s request, representatives of PJT Partners joined the meeting. The meeting participants discussed the February 3 Proposal and whether opportunities existed to further improve the terms of the proposed transaction, particularly as to consideration and conditionality. Subsequently during the meeting, representatives of Willkie Farr submitted a revised merger agreement to representatives of Weil, as well as drafts of the agreements with certain Affiliate Leaders that Franklin proposed to enter into with such Affiliate Leaders concurrently with the execution of the merger agreement. Following the meeting, Mr. Davidson, on behalf of the Special Committee, instructed Weil to continue to negotiate with Willkie Farr to resolve the open points in the merger agreement.

On February 4, 2020, the Board held a meeting with representatives of Weil, Skadden and PJT Partners in attendance. Representatives of PJT Partners reviewed its preliminary financial analyses with respect to the February 3 Proposal, and responded to questions from the Board. The Board discussed the price per share of Legg Mason common stock proposed by Franklin in the February 3 Proposal and what level of conditionality may be acceptable in the transaction.

Later on February 4, 2020, the Special Committee held a meeting with certain Affiliate Leaders, with representatives of Weil, Skadden, and PJT Partners in attendance at the invitation of the Special Committee, to discuss the Affiliate Leaders’ perspectives on strategies for improving the performance of Legg Mason and increasing Legg Mason stockholder value on a standalone basis. Thereafter, the Special Committee and its advisors met separately with certain Affiliate Leaders to solicit their views with respect to the proposed transaction with Franklin. Each Affiliate Leader expressed support for the proposed transaction with Franklin.

On February 5, 2020, with the approval of the Special Committee, Mr. Peltz met with Mr. Nicholls to seek an increase in the per share price and discuss how to increase deal certainty.

On February 6, 2020, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee reviewed the status of the potential transaction and Mr. Davidson provided an update with respect to the discussions Mr. Peltz had with representatives of Franklin. A discussion ensued among the meeting participants regarding the remaining open issues in the merger agreement, including the size of the termination fee, the level of conditionality in the merger agreement, whether Legg Mason should have the ability to pay to its stockholders at closing a pro-rated portion of its regular quarterly dividend, and a request by Franklin to have the ability to delay closing in order to continue to solicit approvals of stockholders of Legg Mason’s public funds beyond the date when all of the merger closing conditions were satisfied or waived. The Special Committee instructed Weil to revise the merger agreement to limit the closing conditions and allow for Legg Mason to pay a pro rata dividend for the quarter in which the transaction closes. Later that day, representatives of Weil sent a revised draft of the merger agreement to Willkie Farr.

On February 7, 2020, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee. The Special Committee reviewed the status of the potential transaction with Franklin and the discussions held between Mr. Peltz and representatives of Franklin. Mr. Peltz reported that Franklin was willing to accept that Franklin would be obligated to use its best efforts to obtain the requisite antitrust approvals, including divesting assets if required, but was not willing to increase the per share price.

On February 8, 2020, Willkie Farr sent a revised draft of the merger agreement to Weil. The key open points in the merger agreement included the timing of closing, the ability of Legg Mason to pay a pro rata dividend for the quarter during which the closing occurs and certain of the conditions to closing.

On February 9, 2020, the Special Committee held a meeting with representatives of Weil, Skadden and PJT Partners in attendance at the invitation of the Special Committee to receive an update on the status of the potential transaction with Franklin. A discussion ensued regarding the timing that would be required to finalize the transaction terms and the path to resolving all open points in the merger agreement. The Special Committee then instructed Weil to continue to negotiate with Willkie Farr to resolve the remaining open points in the merger agreement.

On February 10, 2020, counsel to Trian Partners sent comments to Willkie Farr on the draft of the voting agreement that had previously been received by Weil from Willkie Farr and provided to counsel to Trian Partners at the instruction of the Special Committee. From February 10, 2020 until February 14, 2020, Trian Partners’ counsel and Willkie Farr exchanged drafts of the voting agreement. The main points of negotiation in the voting agreement were when the voting agreement would terminate and the circumstances in which Trian Partners’ obligation to vote in favor of the merger would cease.

On February 11, 2020, Weil sent a revised draft of the merger agreement to Willkie Farr. The open points in the merger agreement included Legg Mason’s ability to pay a pro rata dividend in the quarter that closing occurs and Franklin’s ability to delay closing in order to continue to solicit approvals of stockholders of Legg Mason’s public funds beyond the date when all other closing conditions were satisfied or waived.

On February 12, 2020, Legg Mason executed an engagement letter with J.P. Morgan, as second financial advisor.

On February 12, 2020, Weil sent Willkie Farr a draft of Legg Mason’s disclosure schedules. From February 12, 2020 through February 17, 2020, Weil and Willkie Farr exchanged drafts of the disclosure schedules and held conference calls together with representatives of Legg Mason and Franklin to finalize them.

On February 14, 2020, the Special Committee and the Board held a joint meeting with certain members of senior management and representatives of Weil, Skadden, PJT Partners and J.P. Morgan in attendance at the invitation of the Special Committee and the Board. During the meeting, each of PJT Partners and J.P. Morgan reviewed its financial analyses with the Special Committee and the Board. Representatives of Weil reviewed with the Special Committee and the Board their fiduciary duties and updated the Board on the terms of the merger agreement. Following the review of the merger agreement, the Board discussed whether Legg Mason should request a reverse termination fee in the event that Franklin terminates the merger agreement because Legg Mason failed to obtain a certain percentage of client consents by the outside date. The Board also discussed whether Legg Mason should continue to seek to be allowed to pay a pro rata dividend to its stockholders in the quarter that closing occurs. The Board then directed Weil and PJT Partners to negotiate such points with Franklin’s advisors.

Following the meeting, until February 17, 2020, Weil and Willkie Farr exchanged drafts of the transaction documents and held calls to resolve the remaining open points in the merger agreement and disclosure schedules.

On the morning of February 15, 2020, PJT Partners, at the instruction of the Board, communicated to Broadhaven the Board’s position with respect to a proposed reverse termination fee in the event that consent from clients representing an agreed percentage of revenue had not been achieved by the outside date and as a result, Franklin terminated the merger agreement. PJT Partners also communicated the Board’s position that Legg Mason should be able to pay a pro rata dividend in the quarter closing occurs. After discussion, Franklin accepted the reverse termination fee and agreed that if the record date for Legg Mason’s dividend would have occurred within ten (10) business days following the closing, Legg Mason would be able to pay its full quarterly dividend (with the timing of the record date substantially consistent with that of the dividend paid by Legg Mason for the corresponding quarter during its most recent fiscal year).

On February 16, 2020, Willkie Farr provided to Weil final drafts of the agreements with the Affiliate Leaders, which provided for the (i) issuance of shares of Franklin common stock with an aggregate value of up to approximately $350 million to senior executives of certain of Legg Mason’s independent asset management subsidiaries, subject to vesting and holding requirements, the maintenance of the revenue sharing arrangements with certain of such asset management subsidiaries and the entry into certain retention arrangements, (ii) the payout of certain existing equity awards in a Legg Mason independent asset management subsidiary held by management of that subsidiary over an agreed fixed schedule, and (iii) the acquisition of Legg Mason’s sixty-five percent (65%) interest in EnTrust Global by EnTrust Global management upon the consummation of the potential transaction between Legg Mason and Franklin. These agreements provide that in the event that the Board exercises its right in accordance with the merger agreement to engage in discussions or negotiations with a third party with respect to a superior acquisition proposal, so long as the Board is engaged in such discussions or negotiations, the Affiliate Leaders also may engage in discussions or negotiations or enter into agreements with such third party (so long as any such agreements are entered into concurrently with the termination of the merger agreement). These agreements also contain various restrictive covenants and automatically terminate upon the termination of the merger agreement. Also on February 16, 2020, Willkie Farr provided to Weil a draft of Franklin’s disclosure schedules.

On February 17, 2020, the Special Committee and the Board held a joint meeting with certain members of senior management and representatives of Weil, Skadden, PJT Partners and J.P. Morgan in attendance at the invitation of the Special Committee and the Board. At the request of the Special Committee and the Board, representatives of each of PJT Partners and J.P. Morgan rendered its oral opinion to the Special Committee and to the Board (subsequently confirmed in writing), that, as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the reviews undertaken by PJT Partners and J.P. Morgan respectively in connection with each opinion (which are stated in the written opinions), the merger consideration to be received by the holders of shares of Legg Mason common stock pursuant to the merger was fair to such holders from a financial point of view. The full text of PJT Partners’ written opinion and J.P. Morgan’s written opinion, which describe, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners and J.P. Morgan respectively in connection with each opinion are attached as Annexes C and D respectively. Weil reviewed with the Board the final terms of the merger agreement and the terms of the agreements with the Affiliate Leaders. The members of the Board not on the Special Committee then left the meeting so that the Special Committee could review and consider the transaction. After discussion, the Special Committee unanimously resolved to recommend the proposed transaction to the Board. The members of the Board not on the Special Committee returned to the meeting and the Special Committee delivered its recommendation to the Board. After discussion, the Board unanimously (i) declared that the merger, the merger agreement and the other transactions contemplated thereby were advisable and fair to, and in the best interests of, Legg Mason and its stockholders, (ii) approved the merger agreement and the other transactions contemplated thereby, including the merger, (iii) directed that the merger and the other transactions contemplated thereby be submitted for consideration by the holders of shares of Legg Mason common stock at a special meeting of the stockholders of Legg Mason, and (iv) resolved, to recommend that the holders of the shares of Legg Mason common stock approve the merger, the merger agreement and the other transactions contemplated thereby.

Later on February 17, 2020, Franklin and Legg Mason exchanged and released signature pages to the merger agreement and Trian Partners and Franklin released signature pages to the voting agreement.

On February 18, 2020, Legg Mason and Franklin issued a joint press release announcing the transaction prior to the NYSE market opening.

Recommendation of the Special Committee

At a joint meeting of the Special Committee and the Board on February 17, 2020, after having undertaken a thorough review of, and having carefully considered the factors described below in the section entitled “—Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement,” and such other matters as it considered necessary or appropriate, including detailed discussions with Legg Mason’s management and its legal and financial advisors, the Special Committee unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are fair to and in the best interest of the Company and its stockholders and that the merger consideration, the merger agreement and the transactions contemplated thereby are advisable and unanimously recommended that the Board:

•	declare the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders;

•	approve the merger and the other transactions contemplated by the merger agreement;

•	direct that the merger and the other transactions contemplated by the merger agreement be submitted for consideration by the holders of Shares at Legg Mason’s stockholders meeting; and

•	recommend that the holders of Shares approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Board

At a joint meeting of the Special Committee and the Board on February 17, 2020, after having undertaken a thorough review of, and having carefully considered the factors described below in the section entitled “—Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement”, the unanimous recommendation of the Special Committee and such other matters as it considered necessary or appropriate, including detailed discussions with Legg Mason’s management and its legal and financial advisors, the Board unanimously:

•	declared that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders;

•	approved the merger and the other transactions contemplated by the merger agreement;

•	directed that the merger and the other transactions contemplated by the merger agreement be submitted for consideration by the holders of Shares at Legg Mason’s stockholders meeting; and

•	recommended that the holders of Shares approve the merger and the other transactions contemplated by the merger agreement.

Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Reasons for Recommending the Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement

In making its unanimous recommendation to the Board, the Special Committee consulted with Legg Mason’s management and its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors, including, without limitation, those listed below. In unanimously determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Legg Mason and its stockholders and unanimously recommending to stockholders that they approve the merger and the other transactions contemplated by the merger agreement, the Board consulted with Legg Mason’s management and the Board’s legal and financial advisors, received and considered the recommendation from the Special Committee and reviewed a significant amount of information and considered a number of factors, including, without limitation, those listed below.

The Special Committee made its recommendation regarding the merger and the other transactions contemplated by the merger agreement to the Board, and the Board made its determination regarding the merger and the other transactions contemplated by the merger agreement and its recommendation to the stockholders, based upon the totality of the information presented and considered by it. The following summary of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive and are not presented in order of priority, but includes a summary of the information and principal factors considered by the Special Committee and the Board in their consideration of the merger and the other transactions contemplated by the merger agreement. The recommendation of the Special Committee and the determination and recommendation of the Board was made after consideration of all of the factors noted below and other factors and in light of the Special Committee’s and the Board’s knowledge of the business, financial condition and prospects of Legg Mason and after consultation with Legg Mason’s management and the Special Committee’s and the Board’s respective legal and financial advisors.

Information Considered

In making its determination and recommendation, the Special Committee and the Board, as applicable, considered and relied on extensive information, advice and analysis, including, without limitation (not necessarily in order of relative importance):

•

information concerning the business, operations, properties, assets, financial performance and condition, operating results and prospects of Legg Mason and its businesses, including management’s forecasts of Legg Mason’s future financial performance and the risks associated with Legg Mason’s ability to achieve such projections;

•

potential strategic alternatives, including (i) the possible alternatives to the acquisition by Franklin, including the alternative of continuing to operate Legg Mason as an independent entity and the desirability and perceived risks of that alternative, (ii) the potential benefits to Legg Mason stockholders of these alternatives and the timing and likelihood of effecting such alternatives and (iii) the Special Committee’s and the Board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for Legg Mason to create greater value for Legg Mason stockholders, taking into account risks of execution as well as business, competitive, financial, industry, market and regulatory risks;

•

the financial presentations of and oral opinions of each of PJT Partners and J.P. Morgan, each rendered to the Special Committee and the Board on February 17, 2020, subsequently confirmed in their written opinions dated February 17, 2020, that as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by both PJT Partners and J.P. Morgan respectively in connection with each of their opinions (which are stated in the written opinions), the merger consideration to be received by holders of Shares pursuant to the merger, was fair to such holders from a financial point of view, as more fully described in the sections entitled “—Opinion of PJT Partners LP” beginning on page 52 and “—Opinion of J.P. Morgan Securities LLC” beginning on page 60;

•	the impact and status of general industry, regulatory, political, economic and market conditions and trends relevant to Legg Mason’s business;

•

discussions with Legg Mason’s management and the Special Committee’s and the Board’s legal and financial advisors, including as to, among other things, the terms and conditions of the merger agreement, as well as the potential benefits and risks associated with the merger and the other transactions contemplated by the merger agreement;

•	information regarding the terms and conditions of previous acquisitions of similarly situated companies and other relevant precedent transactions;

•

legal advice regarding the duties and responsibilities of the Special Committee members and the Board, and certain financial perspectives of the Special Committee’s and the Board’s financial advisors; and

•	various other factors, considerations and information, as more fully described below.

Benefits of the Merger

In making its recommendation and determination, the Special Committee and the Board, as applicable, considered a number of potential benefits of the merger and the other transactions contemplated by the merger agreement to Legg Mason and its stockholders including, without limitation, the following principal factors (not necessarily in order of relative importance):

•

Merger Consideration. The Special Committee and the Board considered that the merger consideration represented a thirty percent (30%) premium over the 30-day volume weighted average price per Share as of February 14, 2020 (the last trading day prior to the Board’s approval of the merger and the other transactions contemplated by the merger agreement) and a twenty percent (20%) premium over Legg Mason’s 52-week high Share price.

•

Certainty of Value. The offer price is all cash, which provides stockholders immediate certainty of value and liquidity for their Shares and enables stockholders to realize value that has been created at Legg Mason while eliminating long-term business and execution risk. Specifically, among other things, the Special Committee and the Board considered that:

•	the Shares were trading close to their 52-week high at the time of execution of the merger agreement;

•

the negotiations with Franklin were extensive, lasted for several months, and resulted in an increase in consideration from Franklin’s initial proposals. As a result, the Special Committee and the Board concluded that the value offered under the merger agreement is the highest price that Franklin would be willing to offer; and

•	the value to holders of Shares should not be subject to fluctuation due to market volatility during the period of time between signing the merger agreement and consummation of the merger.

•

Value Relative to Stand-Alone Prospects. The offer price compares favorably to the projected long-term value of Legg Mason if Legg Mason were to remain as a stand-alone entity after taking into account the risks and uncertainties associated with this alternative, including those relating to Legg Mason’s affiliate business model, competitive position within the industry, changes occurring in the asset management industry and current market and financial conditions. Specifically, among other things, the Special Committee and the Board considered:

•

Legg Mason’s historical and projected financial performance, including the management projections, the execution risks implicit in the management projections, and Legg Mason’s historical ability to achieve management’s projections;

•

the challenges associated with Legg Mason’s revenue sharing model, including the costs and difficulties attendant to restructuring the revenue sharing model so as to improve the alignment of the interests of Legg Mason’s independent asset management subsidiaries with those of Legg Mason stockholders;

•	the support for the transaction by Legg Mason’s independent asset management subsidiaries and their commitment to help consummate the transaction;

•

capital requirements for Legg Mason to fund significant seed capital investment in its independent asset management subsidiaries to develop new investment products and strategies for clients and invest in the development of new technology for clients and the independent asset management subsidiaries; and

•

the changing competitive landscape in the asset management industry, including the cumulative effect of fee pressure, a shift to passive investments and the increasing technology expenditures to stay competitive.

•

Opinion of Financial Advisors. The oral opinions of each of PJT Partners and J.P. Morgan, each rendered to the Special Committee and the Board on February 17, 2020, subsequently confirmed in their written opinions dated February 17, 2020, that as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by both PJT Partners and J.P. Morgan respectively in connection with each of their opinions (which are stated in the written opinions), the merger consideration to be received by the holders of Shares pursuant to the merger was fair to such holders, from a financial point of view.

•	No financing contingency. The merger is not subject to any financing contingencies.

•	Non-Price Terms of the Merger Agreement. The non-price terms and conditions of the merger agreement and related transaction documents, including, without limitation:

•

the provisions allowing the Board to change its recommendation prior to obtaining stockholder approval in specified circumstances relating to a superior proposal (as described below under the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” beginning on page 87) or intervening event (as described below under the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation “ beginning on page 88), subject to Franklin’s right to terminate the merger agreement and receive payment of the termination fee of $115,000,000;

•

the provision allowing the Board to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Franklin to match the superior proposal and payment of the termination fee of $115,000,000);

•	the fact that the merger is not subject to approval of Franklin’s stockholders;

•

Franklin’s obligation under the merger agreement to use its best efforts to obtain the regulatory approvals necessary to consummate the merger, without any limitation on the amount of assets that Franklin may be required to divest or hold separate in order to secure the requisite regulatory approvals; and

•	the payment by Franklin of a termination fee of $115,000,000 if the merger agreement is terminated under certain circumstances.

•

Opportunity for Legg Mason’s Stockholders to Vote. The fact that the merger and the other transactions contemplated by the merger agreement would be subject to the approval of the stockholders, and the stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the special meeting.

Risks and Potential Negative Factors

In the course of its deliberations, the Special Committee and the Board also considered certain risks and other potentially negative factors concerning the merger and the other transactions contemplated by the merger Agreement, including, without limitation (not necessarily in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction means that Legg Mason would no longer exist as an independent public company following the merger and that Legg Mason stockholders will not participate in future earnings or growth of the combined company and will not benefit from any appreciation in value of the combined company;

•

No Solicitation and Termination Fee. Subject to certain exceptions, the merger agreement precludes Legg Mason from soliciting or entertaining alternative acquisition proposals and requires Legg Mason to pay Franklin a termination fee of $115,000,000 in certain circumstances;

•

Potential Loss of Business Opportunities. The merger agreement provisions generally require Legg Mason to conduct its business in the ordinary course and the other restrictions on the conduct of Legg Mason’s business prior to completion of the merger may delay or prevent Legg Mason from undertaking business opportunities that may arise pending completion of the merger;

•

Risk Associated with Failure to Consummate the Merger. The possibility that the transactions contemplated by the merger agreement, including the merger, might not be consummated, and the fact that if the merger is not consummated, (i) Legg Mason’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transactions contemplated by the merger agreement, (ii) Legg Mason will have incurred significant transaction costs, (iii) Legg Mason’s continuing business relationships with clients, affiliate leaders and employees may be adversely affected, (iv) the trading price of the Shares may be adversely affected and (v) the market’s perceptions of Legg Mason’s prospects may be adversely affected;

•

Effects of Transaction Announcement. The effect of the public announcement of the merger agreement, including effects on Legg Mason’s ability to attract and retain key personnel and to maintain client relations during the pendency of the transactions contemplated by the merger agreement, as well as the potential for litigation in connection with the merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•

Timing Risks. The amount of time it could take to complete the merger, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could divert Legg Mason’s management’s attention and have an adverse impact on Legg Mason, including its relationships with clients, affiliates, lenders and employees;

•	Tax Consideration. The exchange of Shares for cash in the merger generally will be a taxable transaction for stockholders for U.S. federal income tax purposes;

•

Directors and Executive Officers Compensation. The fact that Legg Mason’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Legg Mason’s stockholders (see the section entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 65); and

•

Other Risks. The other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in our annual report on Form 10-K for the fiscal year ended March 31, 2019, incorporated by reference herein and “Cautionary Statement Regarding Forward-Looking Statements.”

The Special Committee and the Board, with the assistance of Legg Mason’s management and the Special Committee’s and the Board’s legal and financial advisors, assessed these risks and concluded that the potential benefits of the merger agreement, if it is completed, were sufficient to justify proceeding with the merger and the other transactions contemplated by the merger agreement.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual Special Committee members and individual directors may have given different weights to different factors. The Special Committee and the Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Special Committee and the Board based its recommendation on the totality of the information presented, including the factors described above. The Special Committee’s and the Board’s reasons for recommending the approval of the merger and the other transactions contemplated by the merger agreement include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See “Risk Factors” in Legg Mason’s annual report on Form 10-K for the fiscal year ended March 31, 2019 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

Recommendation of the Company’s Board of Directors

After careful consideration, and the recommendation of the Special Committee, the Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger, the merger agreement, and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company and its stockholders.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Certain Financial Projections Utilized in Connection with the Merger

Legg Mason does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current year, and Legg Mason is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, the Company provided PJT Partners and J.P. Morgan with internal financial forecasts relating to the Company prepared by the management of the Company for fiscal years 2020 through 2022 that were pro-rated to equivalent calendar years while also extrapolating to calendar years 2022 through 2024 based on hypothetical assumptions for flows, markets and inflation and operating margin (which we refer to as the “Company Projections”). PJT Partners and J.P. Morgan were directed to use and rely upon the Company Projections for purposes of their financial analysis and fairness opinions and such use was approved for PJT Partners’ and J.P. Morgan’s use by the Board and the Special Committee.

The Company Projections were based on numerous variables and assumptions made by Company management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company.

The following table presents a summary of the Company Projections (based on best estimates at the time of preparation of the numerous variables noted above):

	Calendar Year Ending December 31,
($ in millions)	2020E		2021E		2022E(3)	2023E(3)	2024E(3)
Gross Revenue	$3,053		$3,210		$3,274	$3,307	$3,340
Adj. EBITDA(1) (Post-SBC)	$707		$793		$816	$824	$833
Unlevered Free Cash Flow	$480	(2)	$542	(2)	$540	$546	$551

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, less non-controlling interest, plus tax expense, plus net interest expense, plus depreciation and amortization, plus or minus unrealized gains and losses on investment securities, plus or minus special charges or adjustments.

(2)

For purposes of its analysis, J.P. Morgan deducted one-time cash restructuring costs from Adjusted EBITDA which resulted in unlevered free cash flow values of $461 and $536 in 2020E and 2021E, respectively.

(3)	Company Projections are based on Legg Mason’s management team’s multi-year plan for 2020E and 2021E with extrapolations for 2022E, 2023E and 2024E.

The inclusion of information about the Company Projections in this proxy statement should not be regarded as an indication that any of the Company, Franklin or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts and the Company Projections should not be relied upon as predictive of future results or material information.

Legg Mason has included a summary of the Company Projections for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. The Company Projections are subjective in many respects and thus subject to interpretation. Although presented with numeric specificity, the Company Projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, including the factors listed under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K (as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement), all of which are difficult to predict and many of which are beyond the Company’s control. The Company Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Company Projections. The Company cannot provide any assurance that the assumptions underlying the Company Projections will be realized.

Many of the assumptions reflected in the Company Projections are subject to change and the Company Projections do not reflect revised prospects for the Company’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. The Company has not updated and does not intend to update or otherwise revise the Company Projections to reflect circumstances existing after the date the Company Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error. There can be no assurance that the results reflected in the Company Projections will be realized or that actual results will not materially vary from the Company Projections. The Company Projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Company Projections included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

None of Legg Mason or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding Legg Mason’s ultimate performance compared to the information contained in the Company Projections or that the Company Projections will be achieved. Legg Mason has made no representation to Franklin, in the merger agreement or otherwise, concerning the Company Projections.

Legg Mason stockholders are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 for additional information regarding the risks inherent in forward-looking information such as the Company Projections and the section entitled “Where You Can Find More Information” beginning on page 106.

The Company Projections were not prepared with a view toward public disclosure nor toward complying with U.S. Generally Accepted Accounting Principles (which we refer to as “GAAP”) (including because certain metrics are non-GAAP measures, and the forecasts contained therein do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Company Projections and, accordingly, the Company’s independent auditor does not express an opinion or any other form of assurance with respect thereto. The Company’s independent auditor report incorporated by reference in this proxy statement relates to the Company’s previously issued financial statements. It does not extend to the Company Projections and should not be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Company Projections may not be comparable to similarly titled amounts used by other companies or persons.

The information about the Company Projections set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.

The Company Projections are not included in this proxy statement to influence your decision or induce any Company stockholder to vote in favor of the merger agreement or any other proposals to be voted on at the special meeting, but instead to provide Company stockholders access to certain non-public information that was made available to the Special Committee, the Board, Legg Mason’s financial advisors and Franklin.

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Opinion of PJT Partners LP

PJT Partners was retained by the Board and the Special Committee to act as their financial advisor in connection with the merger and upon the Board’s and Special Committee’s request, to render its fairness opinion to the Board and the Special Committee in connection therewith. The Board and the Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Board and Special Committee on February 17, 2020, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated February 17, 2020, that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of Shares was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Board and the Special Committee, dated February 17, 2020, is attached as Annex C and incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Board and Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Board and Special Committee in its capacity as such, in connection with and for purposes of their evaluation of the merger only and PJT Partners’ opinion does not constitute a recommendation as to any action the Board or Special Committee should take with respect to the merger or how any holder of the Company common stock should vote or act with respect to the merger or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;

•	reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including the Company Projections;

•

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the merger and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the Company’s common stock;

•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that it deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed a draft, dated February 17, 2020, of the merger agreement and a draft, dated February 15, 2020, of the voting agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Board and the Special Committee, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Board and the Special Committee, that the Company Projections and the assumptions underlying the Company Projections and all other financial analyses, estimates and forecasts that were prepared by or at the direction of the Company management and approved for PJT Partners’ use by the Board and the Special Committee, were reasonably prepared in accordance with industry practice and represent the Company’s best then-currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed no responsibility for and expressed no opinion as to the Company Projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by Company management, the Board or the Special Committee. PJT Partners also assumed with the consent of the Board and the Special Committee that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements of the Company made available to PJT Partners. PJT Partners relied, with the consent of the Board and the Special Committee, upon the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. PJT Partners further relied, with the consent of the Board and the Special Committee, upon the assurances of the Company’s management that it was not aware of any facts that would make the information and projections provided by it inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification, and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of the Company or any of its subsidiaries under any applicable laws.

PJT Partners also assumed, with the consent of the Board and the Special Committee, that the final executed form of the merger agreement and the voting agreement would not differ in any material respects from the drafts reviewed by PJT Partners and that the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the merger. PJT Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. PJT Partners did not express any opinion as to the relative fairness of the consideration to be received by any one holder of Company common stock as compared to any other holder of Company common stock.

In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. PJT Partners did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and PJT Partners’ opinion did not address the underlying decision by Company to engage in the merger. PJT Partners’ opinion is limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of Company common stock of the consideration to be received by such holders in the merger, and PJT Partners’ opinion does not address any other aspect or implication of the merger, the merger agreement, the voting agreement or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s affiliates, officers, directors or employees, or any class of such persons, relative to the consideration or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the Company common stock will trade at any time. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partners’ advisory services and opinion were provided for the information and assistance of the Board and the Special Committee in connection with their consideration of the merger and the opinion did not constitute a recommendation as to any action the Board or Special Committee should take with respect to the merger or any aspect thereof, and does not constitute a recommendation to any holder of the Company common stock as to how any stockholder should vote with respect to the merger or any other matter.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the Shares but rather made its determination as to fairness, from a financial point of view, to the holders of the Company’s common stock of the consideration to be received by such holders pursuant to the merger agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Board and Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, the Board, the Special Committee, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Company Projections and other financial information prepared and furnished to PJT Partners by or on behalf of the management of the Company and approved for PJT Partners’ use by the Board and Special Committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for the Company as of the closing trading price on February 14, 2020 (which represented the last trading day for Company common stock prior to the date of the PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for the Company used below were provided by the Company’s management.

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following five transactions involving companies in the asset management business, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:

Announcement Date	Acquiror	Target
October 31, 2018	Mitsubishi UFJ Trust & Banking Corp.	Colonial First State
October 18, 2018	Invesco Ltd.	Oppenheimer Funds, Inc.
March 6, 2017	Standard Life plc.	Aberdeen Asset Management plc
December 12, 2016	Amundi Asset Management	Pioneer Investments
October 3, 2016	Janus Capital, Inc.	Henderson Group PLC

PJT Partners reviewed the following ratios and multiples: (i) the stock price of each target company as a multiple of last twelve month (“LTM”) earnings per share adjusted to take into account merger-related amortization (“EPS”), and (ii) total enterprise value (calculated as the equity value based on fully diluted shares outstanding, plus debt and less cash, and adjusted for minority interest, preferred stock and others) (“TEV”) of each target company as a multiple of LTM EBITDA (calculated as earnings before interest, taxes, depreciation, and amortization, and adjusting for restructuring costs and affiliate charges) (“TEV / EBITDA”). All of these calculations were performed and based on publicly available financial data and, on closing share prices for each comparable company, as of February 14, 2020.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. In addition, certain of the selected precedent transactions involved stock consideration rather than cash consideration, and the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the Company’s Special Committee, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger and did not consider the stock price to LTM EPS (“P / EPS”) multiple or the TEV to EBITDA multiple of any one selected precedent transaction individually to be more relevant than the same multiple for any other selected precedent transaction. PJT Partners therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the merger that would affect the acquisition equity values of the selected target companies and the Company.

After reviewing the above analyses, PJT Partners selected a stock price to EPS multiple range of 11.5x to 13.5x for 2019 EPS, and applied such range to the Company’s 2019 EPS to calculate a range of implied per share equity values for the Company as of February 14, 2020. PJT Partners selected a TEV to EBITDA multiple range of 8.0x to 10.0x, and applied such range to the Company’s 2019 EBITDA included in the Company Projections to calculate a range of implied per share equity values for the Company as of February 14, 2020. At the direction of Company management, PJT Partners used the assumption applying a 75% credit to the Company’s estimated net operating loss carry-forwards balance as of December 31, 2019. The following summarizes the result of these calculations:

	Implied Per Share Equity Value of Company Common Stock
	Low	High
P / EPS	$43	$50
TEV / EBITDA	$35	$46

PJT Partners then compared these ranges of implied per share equity values of the Company’s common stock to the 30-day VWAP of the Company’s common stock of $38.51 as of February 14, 2020 and the merger consideration of $50.00 per Share.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of the Company’s common stock by reference to these companies, which could then be used to calculate implied per share equity value ranges, PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with selected companies in the asset management industry that PJT Partners deemed comparable to the Company and relevant for purposes of this analysis. The selected comparable companies were Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Ameriprise Financial, Inc., Artisan Partners Asset Management Inc., BlackRock, Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Eaton Vance Corp., Federated Hermes, Inc. (f/k/a Federated Investors, Inc.), Invesco Ltd., Janus Henderson Group plc, T. Rowe Price Group, Inc., Victory Capital Holdings, Inc., Virtus Investment Partners, Inc., Waddell & Reed Financial, Inc. and Wisdom Tree Investments Inc.

As part of its selected comparable company analysis, PJT Partners calculated and analyzed the following ratios and multiples: (i) the stock price of each selected company as a multiple of 2020 calendar year estimated (“2020E”) EPS (“P / 2020E EPS”), and (ii) TEV of each selected company as a multiple of 2020E EBITDA (“TEV / 2020E EBITDA”). All of these calculations were performed and based on publicly available financial data and, on closing share prices for each comparable company, as of February 14, 2020.

PJT Partners, based on its professional judgment, selected the comparable companies because PJT Partners believed their businesses, operating and public trading profiles are reasonably similar to those of the Company. However, because of the inherent differences between the businesses, operations and prospects of the Company and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the public trading histories, businesses, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company, as applicable, and the companies included in the selected company analysis.

Based upon these judgments, PJT Partners selected a stock price to EPS multiple range of 8.5x to 10.5x for 2020E EPS, and applied such ranges to the Company’s 2020E EPS to calculate a range of implied per share equity values for the Company as of February 14, 2020. PJT Partners selected a TEV to EBITDA multiple range of 6.0x to 8.0x for 2020E and applied such range to the Company’s 2020E EBITDA included in the Company Projections to calculate a range of implied per share equity values for the Company as of February 14, 2020. At the direction of Company management, PJT Partners used the assumption applying a 75% credit to the Company’s estimated net operating loss carry-forwards balance as of December 31, 2019. The following summarizes the results of these calculations.

	Implied Per Share Equity Value of Company Common Stock
	Low	High
P / 2020E EPS	$42	$51
TEV / 2020E EBITDA	$35	$51

PJT Partners then compared these ranges of implied per share equity values of the Company’s common stock to the 30-day VWAP of the Company’s common stock of $38.51 as of February 14, 2020 and the merger consideration of $50.00 per Share.

Discounted Cash Value Analysis

In order to estimate the present value of the Company’s common stock, PJT Partners performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, PJT Partners added (i) the Company’s estimated unlevered free cash flows for the period from December 31, 2020 through December 31, 2024 based on the Company Projections to (ii) ranges of terminal values of the Company as of December 31, 2024, and discounted such amounts to their present value as of December 31, 2019 using a range of selected discount rates.

The residual value of the Company at the end of the projection period, or terminal value, was estimated by applying an exit multiple range of 6.5x to 8.5x selected by PJT Partners in its professional judgment to the Company’s 2024 calendar year estimated (“2024E”) EBITDA and applying a perpetuity growth rate range of 0.2% to 0.8% to the Company’s 2024E unlevered free cash flow. The unlevered free cash flows and terminal values were then discounted to present value as of December 31, 2019 using discount rates ranging from 9.0% to 11.0%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company.

PJT Partners then calculated a range of implied equity values per share of the Company’s common stock by (i) adding the Company’s cash, (ii) subtracting debt, (iii) adding the value of the Company’s equity investments, and (iv) adding the present value of certain net operating losses (approximately $507 million as reflected in the Company Projections) to the estimated enterprise value derived using the discounted cash flow method and dividing such amounts by the fully diluted number of Shares as of December 31, 2019. The following summarizes the results of these calculations:

	Implied Per Share Equity Value
	Low	High
Discounted cash flow analysis	$48	$64

PJT Partners then compared these ranges of implied per share equity values of the Company’s common stock to the 30-day VWAP of the Company’s common stock of $38.51 as of February 14, 2020 and the merger consideration of $50.00 per share of the Company’s common stock.

Other Information

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•

PJT Partners performed a discounted cash flow analysis using consensus equity research analyst forecasts. For purposes of this analysis, PJT Partners calculated the present value of estimated future cash flows generated by the Company based on a five-year discounted cash flow model assuming 1.0% revenue growth and constant EBITDA margins for calendar years 2023 through 2024 and using an exit multiple range of 6.5x to 8.5x to the Company’s 2024E EBITDA, a perpetuity growth rate range of 0.4% to 0.9% to the Company’s 2024E unlevered free cash flow, and a discount rate range of 9.0% to 11.0%. This analysis resulted in range of implied equity values per Share of $38 to $51.

•

PJT Partners also performed a discounted cash flow analysis to calculate the present value of free cash flows of the Company (adjusted to assume normalized working capital and capital expenditure levels and incremental run-rate savings based on estimates provided by the Company’s management) for 2019 using a 0% perpetuity growth rate and a discount rate range of 9.0% to 11.0%. This analysis resulted in range of implied equity values per Share of $30 to $38.

•

PJT Partners observed that historical trading prices of the Company’s common stock during the 52-week period ending February 14, 2020 indicated low and high closing prices of the Company’s common stock during such period of $26 to $42.

•

PJT Partners observed that publicly available consensus equity research analysts’ share price targets in the next twelve months for the Company’s common stock indicated a target (undiscounted) share price range $33 to $49.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger. The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations among the Company, Franklin and Merger Sub, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of the Company, Franklin and Merger Sub.

PJT Partners prepared these analyses for purposes of providing its opinion to the Board and the Special Committee as to the fairness from a financial point of view, as of the date of the written opinion of PJT Partners, of the consideration to be received by the holders of Shares pursuant to the merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, the Board, the Special Committee, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The Board and the Special Committee selected PJT Partners to act as their financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions.

PJT Partners is acting as financial advisor to the Board and the Special Committee in connection with the merger. As compensation for its services in connection with the merger, PJT Partners is entitled to receive from the Company a $5 million opinion fee which became payable when the opinion was rendered to the board and the Special Committee and is creditable against a transaction fee that is payable contingent upon the consummation of the merger, which is currently estimated, as of March 23, 2020, to be $41 million. The Company has agreed to reimburse PJT Partners for certain out-of-pocket expenses incurred in connection with the merger and to indemnify PJT Partners for certain liabilities that may arise out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company and Franklin and their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its written opinion, PJT Partners and certain of its affiliated entities advised or were advising (i) the Company in connection with certain matters for which it has received fees (ii) creditor groups which have included an affiliate of the Company in connection with distressed situations of third parties for which PJT Partners has received or may in the future receive fees which have been or are expected to be paid by such third parties, and (iii) creditor groups which have included subsidiaries or affiliates of Franklin in connection with distressed situations of third parties for which PJT Partners has received or may in the future receive fees which have been or are expected to be paid by such third parties.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, the Company, including the Special Committee, retained J.P. Morgan as its financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the proposed merger.

At the meeting of the Board on February 17, 2020, J.P. Morgan rendered its oral opinion to the Board including the Special Committee that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its February 17, 2020 oral opinion by delivering its written opinion to the Board including the Special Committee, dated February 17, 2020, that the merger consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such stockholders. The full text of the written opinion of J.P. Morgan which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board including the Special Committee (each in its capacity as such) and in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by Company to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated February 17, 2020 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Board, the Special Committee, the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, including the Special Committee, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Franklin under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement and in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company, will be consummated as described in the merger agreement and this proxy statement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company or Franklin in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Board, the Special Committee, or the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan for the Company were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the section entitled “—Certain Financial Projections Utilized in Connection with the Merger.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration or with respect to the fairness of any such compensation.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any alternative transaction.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations among the Company, Franklin and Merger Sub, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board, including the Special Committee, on February 17, 2020 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were as follows: AllianceBernstein Holding L.P., Affiliated Managers Group, Inc., BrightSphere Investment Group Inc., Eaton Vance Corp., Invesco Ltd., Janus Henderson Group plc, Franklin Resources, Inc., T. Rowe Price Group, Inc., Victory Capital Holdings, Inc. and Virtus Investment Partners, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of the Company. However, none of the companies selected is identical to the Company, and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using publicly available information, for each selected company, J.P. Morgan calculated the ratio of the selected company’s stock price to the consensus equity research analyst estimate for the selected company’s earnings per share adjusted to be unburdened by merger-related amortization (“Adj. EPS”) for the years ending December 31, 2020 (“P / 2020E Adj. EPS”) and December 31, 2021 (“P / 2021E Adj. EPS”).

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected multiple reference ranges of 6.0x to 10.0x for the Company’s P / 2020E Adj. EPS and 5.5x to 9.5x for the Company’s P / 2021E Adj. EPS. After applying such ranges to the projected Adj. EPS for the Company for the years ending December 31, 2019 and December 31, 2020, based on the projections provided by the Company’s management, the analysis indicated the following implied per share equity value ranges for the Company’s common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
P / 2020E Adj. EPS	$26.75	$44.50
P / 2021E Adj. EPS	$28.00	$48.25

The ranges of implied per share equity values for the Company’s common stock were compared to the closing share price of the Company of $40.72 on February 14, 2020 and the merger consideration of $50.00 per Share.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving companies that engaged in businesses which J.P. Morgan judged to be reasonably analogous to the business of the Company or aspects thereof. Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target
October 18, 2018	Invesco Ltd.	Oppenheimer Funds, Inc.
March 25, 2017	HNA Capital (U.S.) Holding LLC	OM Asset Management plc
March 6, 2017	Standard Life plc	Aberdeen Asset Management plc
December 16, 2016	Virtus Investment Partners, Inc.	RidgeWorth Investments
October 3, 2016	Henderson Group PLC	Janus Capital Inc.
April 14, 2014	TIAA-CREF	Nuveen Investments

None of the selected transactions reviewed was identical to the merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Using publicly available information, for each selected transaction, J.P. Morgan calculated the ratio of the target company’s firm value implied by the transaction to the target company’s Adj. EBITDA (“Adj. EBITDA”) for the twelve-month period prior to announcement of the applicable transaction (“FV / LTM Adj. EBITDA”).

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range for FV / LTM Adj. EBITDA of 8.0x to 12.5x and applied it to the Company’s 2019 Adj. EBITDA provided by the Company’s management to calculate the Company’s firm value and imply a per share equity value of the Company’s common stock. This analysis indicated the following implied per share equity value range for the Company’s common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
FV / LTM Adj. EBITDA	$31.00	$56.25

The range of implied per share equity values for the Company’s common stock was compared to the closing share price of the Company of $40.72 on February 14, 2020 and the merger consideration of $50.00 per Share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company’s common stock on a stand-alone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” For purposes of the J.P. Morgan opinion, “unlevered free cash flows” were provided by the Company’s management and consisted of the net operating profit after tax plus depreciation and amortization and less the capital expenditure, change in net working capital, and tax-affected cash restructuring cost. For the purposes of the J.P. Morgan opinion, “present value” refers to the current value of one or more future unlevered free cash flows from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. For purposes of the J.P. Morgan opinion, “terminal value” refers to the capitalized value of all cash flows from an asset or periods beyond the final forecast period.

In performing this analysis, J.P. Morgan used the forecasted unlevered free cash flows that the Company would generate during fiscal years 2020 through 2024 as provided by the Company management estimates. J.P. Morgan also calculated a range of terminal values of the Company by applying perpetuity growth rates ranging from 0.5% to 1.0% to the unlevered free cash flow of the Company during the terminal year. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2019 using a range of discount rates from 9.0% to 11.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company.

J.P. Morgan also calculated the present value of tax benefits from the Company’s estimated net operating loss carry-forwards and other tax benefits as provided by Company’s management. The cash flow benefits provided by the Company were then discounted to present value as of December 31, 2019 using a range of discount rates from 9.0% to 11.0%.

Based on the foregoing, this analysis indicated the following implied per share equity value ranges for the Company’s common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
Discounted cash flow analysis	$42.25	$57.50
Discounted cash flow analysis of tax benefits	$47.75	$63.50

The ranges of implied per share equity values for the Company’s common stock were compared to the closing share price of the Company of $40.72 on February 14, 2020 and the merger consideration of $50.00 per share of the Company’s common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company, including the Special Committee, with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of up to $7 million, $2 million of which became payable upon delivery by J.P. Morgan of its opinion and up to $5 million of which is payable in the discretion of the Special Committee based on its assessment of J.P. Morgan’s performance of such services upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two year period preceding the date of its opinion, J.P. Morgan recognized fees from the Company of approximately $11 million and from Franklin of approximately $155 million unrelated to any material commercial or investment banking relationships with the Company or Franklin. As of the date of its opinion, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Franklin. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Franklin for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Interests of Directors and Executive Officers in the Merger

Members of our Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Legg Mason stockholders generally. You should keep this in mind when considering the recommendation of the Board for the approval of the merger and the other transactions contemplated by the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger and the other transactions contemplated by the merger agreement and in making their recommendation that Legg Mason stockholders approve the merger and the other transactions contemplated by the merger agreement. These interests are described below.

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section (including the subsection below entitled “—Golden Parachute Compensation”), the following assumptions were used:

•	the relevant price per Share is $50.00, which is the price per Share to be paid in connection with the merger;

•

the assumed effective date of the merger is March 23, 2020, the latest practicable date prior to the filing of the final proxy statement, which is also the assumed Closing Date solely for purposes of the disclosure in this section, unless noted otherwise; and

•

the employment of each executive officer of Legg Mason will have been involuntarily terminated without cause by Legg Mason, in either case immediately following the assumed effective date of the merger on March 23, 2020.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, therefore, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Company Options

As of the record date, there were 1,645,225 outstanding Company Options held by our directors and executive officers, of which 1,266,532 have an exercise price below $50.00 per Share.

Each outstanding Company Option that was granted under any Company Stock Plan, whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (A) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (B) the merger consideration minus the applicable exercise price, less (C) any applicable withholding taxes.

Company Restricted Stock Units

As of the record date, there were 496,873 outstanding Company Restricted Stock Units held by our directors and executive officers. We expect that an aggregate of 121,633 of the Company Restricted Stock Units will vest on April 30, 2020 (of which 51,196 units will be deferred and remain outstanding).

Each outstanding Company Restricted Stock Unit that was granted under any Company Stock Plan, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (A) the merger consideration, multiplied by (B) the number of Shares subject to such Company Restricted Stock Unit immediately prior to the Effective Time, plus (ii) the amount of any accrued but unpaid dividend equivalent rights under such Company Restricted Stock Unit, less (iii) any applicable withholding taxes.

Company Performance Stock Units

As of the record date, there were 300,146 outstanding Company Performance Stock Units held by our directors and executive officers.

Each outstanding Company Performance Stock Unit that was granted under any Company Stock Plan, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the merger consideration, multiplied by (ii) the target number of Shares subject to such Company Performance Stock Units immediately prior to the Effective Time, less any applicable withholding taxes.

Executive Retention

Each of Legg Mason’s executive officers is eligible for a retention bonus (which we refer to as the “Retention Bonus”) if he or she (i) reasonably cooperates in the transaction process, including satisfactorily performing assigned job duties and cooperating with Legg Mason and Franklin to ensure the orderly transition of job duties, responsibilities and knowledge, and (ii) remains continuously employed with Legg Mason through the Closing Date. The Retention Bonus will be a lump sum cash payment equal to the greater of (a) fifty percent (50%) of total compensation, which includes the executive officer’s base salary plus gross annual incentive compensation and, if applicable, commission received for the most recently completed fiscal year, or (b) seventy-five percent (75%) of then-current base salary, pro-rated for the period from February 18, 2020 until the Closing Date. Payment of the Retention Bonus is also conditioned on the executive officer agreeing to certain restrictive covenants. Payment of the Retention Bonus is in addition to any severance benefits that the executive officer may otherwise be eligible to receive. If an employee’s Retention Bonus, together with any other payments or benefits, would otherwise exceed the Internal Revenue Code Section 280G limit applicable to the employee, the retention amount will be reduced to the extent necessary to avoid exceeding such limit. For an estimate of the value of the payments described above that would be payable to each of Legg Mason’s named executive officers, see the “Golden Parachute Compensation” table below.

Board Compensation

Each of the eight (8) independent directors will receive a special, one-time payment in recognition of the amount of time that the Board spent considering, negotiating and overseeing the transaction in an aggregate amount for all independent Board members not to exceed $625,000.

Pro-Rata Bonuses

Legg Mason may pay or provide for the payment of accrued pro-rata bonuses to each of the executive officers for the period from April 1, 2020 until the Closing Date. The pro-rata bonuses may be paid on the Closing Date or on a date following the Closing Date, as determined by Legg Mason following good faith consultation with Franklin. The amount of any incentive bonuses payable for the full fiscal year ending March 31, 2021 will be reduced by the pro-rata Closing Date bonus (if any). The amount of any pro-rata bonus payable as part of any cash incentive severance payment (as described in the subsection entitled “—Severance Arrangements” below) will be offset by the amount (if any) previously paid as a pro-rata Closing Date bonus.

Severance Arrangements

Each of Legg Mason’s executive officers is entitled to the following severance payments and benefits pursuant to (i) certain letter agreements entered into on May 21, 2019 (the “May Letter Agreement”) in the event of an involuntary termination by Legg Mason of the executive officer’s employment without cause on or before September 30, 2020 and (ii) thereafter until the first anniversary of the Closing Date, under the terms of the Legg Mason & Co., LLC Severance Benefits Plan for Reductions in Force, effective February 15, 2019, as such plan may be amended (which we refer to as the “Legg Mason Severance Plan”), in each case, subject to the executive officer’s execution of a general employment release of claims: (A) a cash payment of an amount calculated on the same basis as severance for any regular employee, equal to three (3) weeks of the employee’s base salary for every year of service (with a minimum of twelve (12) weeks and a maximum of fifty-two (52) weeks of base salary), (B) a pro-rated cash incentive payment based on the actual incentive payment received for the most recently completed fiscal year for the months worked in the fiscal year of the executive officer’s termination, (C) a COBRA subsidy in accordance with applicable law, and (D) outplacement services. For an estimate of the value of the payments and benefits described above that would be payable to each of Legg Mason’s named executive officers, see the “Golden Parachute Compensation” table below.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation that each named executive officer would receive that are based on or otherwise related to the merger. Named executive officers are those executive officers for the Company’s fiscal year ended March 31, 2020. This compensation is referred to as “golden parachute” compensation under the applicable SEC disclosure rules, and in this section we use that term to describe the merger-related compensation payable to the Company’s named executive officers. This merger related compensation will be submitted to a non-binding advisory vote of the Company’s stockholders. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 29. The amounts set forth below have been calculated assuming the merger was consummated on April 14, 2020, and, where applicable, assuming each named executive officer experienced a qualifying termination of employment as of April 14, 2020. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Pension/ NQDC(4)	Tax Reimbursement(5)	Other(6)	Total
Joseph A. Sullivan	$1,191,667	$17,861,592	$14,202	—	—	$1,100,000	$20,167,461
Peter H. Nachtwey	$442,147	$5,086,608	$15,475	—	—	$434,375	$5,978,606
Terence A. Johnson(7)	$509,789	$3,107,086	$8,208	—	—	$382,493	$4,007,576
Patricia Lattin	$427,083	$1,490,948	$5,174	—	—	$159,375	$2,082,580
Thomas C. Merchant	$500,000	$2,804,677	$19,994	—	—	$268,750	$3,593,421
Frances L. Cashman(8)	—	$1,236,748	—	—	—	—	$1,236,748
Thomas K. Hoops(9)	—	$2,208,216	—	—	—	—	$2,208,216

(1)

Cash. This column includes the value of the cash severance payment to each executive officer, payable upon a qualified termination within twelve (12) months following the Closing Date, which is calculated on the same basis for all regular employees and is equal to (i) three (3) weeks of base salary for each full year of service with a minimum of twelve (12) weeks and a maximum of fifty-two (52) weeks, plus (ii) a pro-rated cash incentive payment for the number of months worked during the fiscal year beginning April 1, 2020 through the date of the executive officer’s termination of employment (assumed to be April 14, 2020 for purposes of this table, rounded up to one whole month). The pro rata bonus included in this column was calculated, for severance purposes, based on the actual amount of the incentive payment awarded for the most recently completed fiscal year. The amounts in this column attributable to cash severance payments based on weeks of base salary and pro rata bonus, respectively, are $500,000 and $691,667 for Mr. Sullivan; $181,731 and $260,416 for Mr. Nachtwey; $350,000 and $150,000 for Mr. Merchant; $350,000 and $77,083 for Ms. Lattin; and $278,453 and $231,336 for Mr. Johnson. The full amount of such annual incentive payment awarded for the fiscal year ended March 31, 2020 was $8,300,000 for Mr. Sullivan, $3,125,000 for Mr. Nachtwey, $1,800,000 for Mr. Merchant, $925,000 for Ms. Lattin, and $2,776,033 for Mr. Johnson. Mr. Johnson is paid in GBP, and the amount shown is converted to USD as of April 14, 2020. The amounts in this column are payable upon a qualified termination of employment within twelve months following the Closing Date.

(2)

Equity. The amounts in this column represent the aggregate value of the Company Performance Stock Units, Company Restricted Stock Units and Company Options, which will vest and be cashed out upon the Closing Date, and would be calculated on the same basis for any holder of these types of awards. The Company Performance Stock Units included in this column are comprised of (i) Company Performance Stock Units awarded in 2018 valued at 100% of target, and (ii) Company Performance Stock Units awarded in 2019 valued at 100% of target. The target Company Performance Stock Units are valued based on the per share consideration payable pursuant to the merger agreement ($50.00 per share). The value of the Company Restricted Stock Units is calculated by multiplying the number of accelerated unvested shares by the per share consideration payable pursuant to the merger agreement ($50.00 per share). The value of the Company Options is calculated by multiplying the number of accelerated unvested Company Options which have an exercise price below $50.00 by an amount equal to the difference between $50.00 and the exercise price. For more information regarding the treatment of outstanding Legg Mason equity awards, see the section entitled “The Agreement and Plan of Merger— Treatment of Outstanding Equity Awards; the ESPP,” beginning on page 77. The amounts in this column are all “single trigger” as such amounts are payable upon the Closing Date pursuant to the merger agreement.

Name	Company Restricted Stock Units ($)	Company Performance Stock Units ($)	Company Options ($)
Joseph A. Sullivan	$8,223,100	$7,413,900	$2,224,592
Peter H. Nachtwey	$2,348,550	$2,100,150	$637,908
Terence A. Johnson	$1,470,750	$854,600	$781,736
Patricia Lattin	$840,950	$589,050	$60,948
Thomas C. Merchant	$1,297,550	$1,188,250	$318,877
Frances L. Cashman	—	$1,175,800	$60,948
Thomas K. Hoops	—	$1,685,550	$522,666

(3)

Perquisites/Benefits. This column includes payments in respect of health and welfare benefit premiums for six (6) months of post-termination coverage and the value of outplacement assistance. The amounts are calculated on the same basis for all employees and are payable upon a qualified termination in accordance with the May Letter Agreement or the Legg Mason Severance Plan. The amounts in this column are payable upon a qualified termination of employment within twelve (12) months following the Closing Date.

(4)

Pension/NQDC. None of the executive officers are eligible to receive any non-qualified deferred compensation plan enhancements upon the transaction or a termination of employment following the transaction. Any vested nonqualified deferred compensation account balances under Legg Mason’s non-qualified deferred compensation plans will be paid in accordance with the executive officer’s pre-existing elections, which may include payment upon a separation from service. If the non-qualified deferred compensation plan is terminated by Legg Mason in connection with the transaction, any such amounts will be paid within twelve (12) months following the termination of the plan. None of Legg Mason’s named executive officers participates in Legg Mason’s defined non-U.S. benefit pension plans providing for enhancements upon the transaction or a termination of employment following the transaction.

(5)	Tax Reimbursement. None of the executive officers are entitled to any tax gross-up or reimbursement in connection with the transaction.
(6)

Other. This column includes the value of cash retention payments under our standard retention formula, calculated as the greater of (i) fifty percent (50%) of total compensation (base salary plus gross annual incentive compensation and, if applicable, commission received for the most recently completed fiscal year), or (ii) seventy-five percent (75%) of base salary, pro-rated for the period from February 18, 2020 until the Closing Date (assumed, for purposes of this table, to be three (3) months). If an executive officer’s retention payment, together with any other payments or benefits, would otherwise exceed the Internal Revenue Code Section 280G limits, the retention amount will reduced to the extent necessary to avoid exceeding such limit. The amounts are payable if the executive officer is employed on the Closing Date. The amounts in this column are all “single trigger” as such amounts are payable on or about the Closing Date.

(7)	Mr. Johnson is paid in GBP. The amounts shown are converted to USD as of April 14, 2020.
(8)

Frances L. Cashman’s role was eliminated and her employment with Legg Mason terminated effective January 1, 2020, which termination allows for continued vesting of Company Performance Stock Units and Company Options.

(9)

Thomas K. Hoops’ role was eliminated and his employment with Legg Mason terminated effective January 1, 2020, which termination allows for continued vesting of Company Performance Stock Units and Company Options.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the Effective Time, Franklin will, and Franklin will cause the Surviving Corporation to, to the fullest extent permitted by applicable law, provide indemnification to each person who is now, or has been at any time prior to the Effective Time, an officer or director of Legg Mason or any of its subsidiaries or serving at the request of Legg Mason as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust (which we refer to each as, an “indemnified person”) in connection with any claim or proceeding arising out of such person’s service in such capacity. The Surviving Corporation may not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Surviving Corporation’s and any of its subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the date of the merger agreement in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were directors or officers of Legg Mason or any of its subsidiaries.

Franklin will, and will cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time, Legg Mason’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to indemnified persons. However, that the Surviving Corporation is not required to expend more than an amount per year equal to 300% of current annual premiums paid by Legg Mason for such insurance. In the event that the Surviving Corporation would be required to expend more than 300% of current annual premiums, Franklin and the Surviving Corporation must obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, Legg Mason may purchase, prior to the Effective Time, a six (6)-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such indemnified person for an amount not to exceed 300% of current annual premiums. If such “tail” policy has been purchased by Legg Mason, Franklin may not terminate such policy and will cause all obligations of Legg Mason under such “tail” policy to be honored by it and the Surviving Corporation.

Certain Effects of the Merger

If the proposal to approve the merger and the other transactions contemplated by the merger agreement is approved by the holders of a majority of the outstanding Shares entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into Legg Mason upon the terms set forth in the merger agreement. As the Surviving Corporation in the merger, Legg Mason will continue to exist following the merger as a wholly-owned subsidiary of Franklin.

Following the merger, all of Legg Mason’s equity interests will be legally and beneficially owned by Franklin, and none of Legg Mason’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, Legg Mason, the Surviving Corporation or Franklin after the completion of the merger. As a result, Legg Mason’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Legg Mason or Franklin common stock. Following the merger, Franklin will benefit from any increase in Legg Mason’s enterprise value and also will bear the risk of any decrease in Legg Mason’s enterprise value.

Upon completion of the merger, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled, retired and automatically converted into the right to receive the merger consideration, without interest and subject to deduction for any required withholding taxes. See the section of entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 76.

For information regarding the effects of the merger on Legg Mason’s outstanding equity awards, please see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65, and the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards; the ESPP,” beginning on page 77.

Legg Mason common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “LM.” Following the completion of the merger, the Shares will no longer be traded on the NYSE or any other public market. In addition, the registration of Shares under the Exchange Act will be terminated, and Legg Mason will no longer be required to file periodic and other reports with the SEC with respect to Legg Mason common stock.

Consequences if the Merger is Not Completed

If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of Shares representing a majority of the outstanding Shares entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Franklin or Merger Sub for your Shares. Instead, Legg Mason will remain a public company, and Legg Mason Shares will continue to be listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of Shares will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Shares. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Shares, including the risk that the market price of Shares may decline to the extent that the current market price of Shares reflects a market assumption that the merger will be completed. If the proposal to approve the merger and the other transactions contemplated by the merger agreement is not approved by the holders of Shares representing a majority of the outstanding Shares entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, Legg Mason is required to pay Franklin a termination fee of $115,000,000. Franklin may be required to pay Legg Mason a reverse termination fee of $115,000,000 if the merger agreement is terminated under specified circumstances. See the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 95.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Shares who receive cash for their Shares in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a U.S. holder in light of such holder’s particular circumstances. In addition, this summary does not address the Medicare tax on net investment income or describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation.

This summary only addresses Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), generally, property held for investment. This summary does not address tax considerations applicable to any U.S. holders that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entities for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a taxpayer subject to Section 1061 of the Code;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a holder that holds Shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the U.S. Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one (1) or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns Shares, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Shares should consult such partner’s tax advisor.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS. THIS SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAXATION CONSEQUENCES RELEVANT TO BENEFICIAL OWNERS OF SHARES THAT ARE NOT U.S. HOLDERS. WE URGE U.S. HOLDERS AND OTHER BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

A U.S. holder’s receipt of cash in exchange for Shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and such U.S. holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the Shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Shares is more than one (1) year at the Effective Time. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate of twenty-four percent (24%) unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner.

Regulatory Approvals Required for the Merger

Legg Mason must file an application with FINRA in accordance with FINRA Rule 1017 regarding the change of ownership of more than twenty-five percent (25%) of the equity of certain of its subsidiaries registered with the SEC as Broker-Dealer Subsidiaries as a result of the transaction contemplated by the merger agreement and make notice filings with the states in which the Broker-Dealer Subsidiaries are registered and doing business. The transaction may not close if FINRA objects to such change of ownership of the Broker-Dealer Subsidiaries. Certain other regulatory approvals including but not limited to, the Financial Conduct Authority in the UK, the Central Bank of Ireland, and the Japanese Financial Services Agency are also required under the merger agreement as conditions to completion of the merger.

Under the merger agreement, the respective obligations of Legg Mason, Franklin and Merger Sub to complete the merger are subject to, among other things, the expiration or termination of the waiting period (and any extension thereof) under the HSR Act and any commitments by the parties to any governmental entity not to close before a certain date under a timing agreement entered into with the DOJ, the FTC, or other applicable governmental entity applicable to the merger and the other transactions contemplated by the merger agreement and the expiration, termination, or receipt of any consents, non-objections or approvals relating to the merger under the applicable laws of the European Commission.

On March 9, 2020, each of Legg Mason and Franklin filed its required notification and report forms under the HSR Act with respect to the merger, commencing the initial 30-calendar-day waiting period.

On April 2, 2020, the FTC and DOJ granted early termination of the waiting period under the HSR Act.

For a description of Legg Mason’s, Franklin’s and Merger Sub’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 85.

Litigation Related to the Merger

On March 30, 2020, Shiva Stein, a purported stockholder of Legg Mason, filed a complaint in the United States District Court for the District of Maryland against Legg Mason and its Board, captioned Stein v. Legg Mason, Inc., et al., 1:20-cv-00834 (the “Stein Complaint”). The Stein Complaint asserts that Legg Mason and the Board violated Section 14(a) and Rule 14a-9 of the Exchange Act, and that the Board violated Section 20(a) of the Exchange Act, by making untrue statements of material facts and omitting certain material facts related to the transaction (which we refer to in this section as the “Transaction”) in the Schedule 14A. The Stein Complaint seeks, among other things, an order enjoining the defendants from consummating the Transaction and money damages.

On April 1, 2020, Joseph Post, a purported stockholder of Legg Mason, filed a putative securities class action complaint in the United States District Court for the District of Delaware against Legg Mason, the Board, Franklin and Merger Sub captioned Post v. Legg Mason, Inc., et al., 1:20-cv-00462-UNA (the “Post Complaint”). The Post Complaint asserts that Legg Mason and the Board violated Section 14(a) and Rule 14a-9 of the Exchange Act, and that the Board, Franklin and Merger Sub violated Section 20(a) of the Exchange Act, by making untrue statements of material facts and omitting certain material facts related to the Transaction in the Schedule 14A. The Post Complaint seeks, among other things, an order enjoining the defendants from consummating the Transaction and money damages.

On April 8, 2020, Shoshana Minzer, a purported stockholder of Legg Mason, filed a complaint in the United States District Court for the Southern District of New York against Legg Mason and the Board captioned Minzer v. Legg Mason, Inc., et al., 1:20-cv-02910 (the “Minzer Complaint”). The Minzer Complaint asserts that Legg Mason and the Board violated Section 14(a) and Rule 14a-9 of the Exchange Act, and that the Board violated Section 20(a) of the Exchange Act, by making untrue statements of material facts and omitting certain material facts related to the Transaction in the Schedule 14A. The Minzer Complaint seeks, among other things, an order enjoining the defendants from consummating the Transaction and money damages.

On April 9, 2020, Philip Gordon, a purported stockholder of Legg Mason, filed a putative securities class action complaint in the United States District Court for the Southern District of New York against Legg Mason and the Board captioned Gordon v. Legg Mason, Inc., et al., 1:20-cv-02941 (the “Gordon Complaint”). The Gordon Complaint asserts that Legg Mason and the Board violated Section 14(a) and Rule 14a-9 of the Exchange Act, and that the Board violated Section 20(a) of the Exchange Act, by making untrue statements of material facts and omitting certain material facts related to the Transaction in the Schedule 14A. The Gordon Complaint seeks, among other things, an order enjoining the defendants from consummating the Transaction and money damages.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Franklin or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 106.

The representations and warranties made in the merger agreement by the Company, Franklin and Merger Sub were made as of the date of the merger agreement or other specific dates, solely for purposes of the contract between the parties, and are qualified and subject to important limitations agreed to by the Company, Franklin and Merger Sub in connection with negotiating the terms of the merger agreement and those representations and warranties should not be relied upon by any other person. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as fact. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Franklin and Merger Sub on February 17, 2020.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the MGCL, at the Effective Time, Merger Sub will merge with and into the Company, and the separate existence of Merger Sub will cease. The Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Franklin and will continue to be governed by the laws of the State of Maryland.

Closing; Effective Time

Unless the merger agreement is terminated pursuant to the conditions set forth in the section entitled “—Termination of the Merger Agreement” below, the closing of the merger (which we refer to as the “Closing”) will take place on (i) the third (3rd) business day following the satisfaction or waiver of each of the conditions set forth in the merger agreement (other than those conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver of such conditions at the Closing); or (ii) such other date, time and place as Franklin and the Company may mutually agree in writing.

On the Closing Date, Franklin and the Company will file articles of merger relating to the merger as contemplated by the MGCL (which we refer to as the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (which we refer to as the “SDAT”), in such form as required by, and executed in accordance with, the MGCL. The merger will become effective at such time as the Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other time as Franklin and the Company may agree and specify in the Articles of Merger.

Organizational Documents; Directors and Officers

The Articles of Merger will provide that the charter of the Company, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the charter of Merger Sub, and as so amended will be the charter of the Surviving Corporation until thereafter changed or amended as provided in such charter or by applicable law. Additionally, at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the bylaws of Merger Sub, and as so amended will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided in such bylaws or by applicable law.

The Articles of Merger will provide that, from and after the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time will become the directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation and, in each case, will hold office from the Effective Time until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation or otherwise as provided by applicable law.

Merger Consideration

Legg Mason Common Stock

At the Effective Time, each Share (including, each restricted share of Legg Mason common stock granted pursuant to any Legg Mason benefit plan) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), will be converted into the right to receive $50.00 in cash, without interest.

All Shares (other than Excluded Shares) will cease to be issued and outstanding and will be cancelled and retired and will cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such Shares or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time, other than in each case those representing Excluded Shares, will thereafter cease to have any rights with respect to such Shares, except the right to receive the applicable merger consideration.

Merger Sub Common Stock

Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.10 per share, of the Surviving Corporation.

Excluded Shares

At the Effective Time, each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration and therefore will cease to exist.

Treatment of Outstanding Equity Awards; the ESPP

The merger agreement provides that the Company’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment:

Company Options

With respect to each outstanding Company Option that was granted under any Company Stock Plan, whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the merger consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (a) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (b) the merger consideration minus the applicable exercise price, less (c) any applicable withholding taxes.

Company Restricted Stock Units

Each outstanding Company Restricted Stock Unit that was granted under any Company Stock Plan, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (A) the merger consideration, multiplied by (B) the number of Shares subject to such Company Restricted Stock Unit immediately prior to the Effective Time, plus (ii) the amount of any accrued but unpaid dividend equivalent rights under such Company Restricted Stock Unit, less (iii) any applicable withholding taxes.

Company Performance Stock Units

Each outstanding Company Performance Stock Unit that was granted under any Company Stock Plan, whether vested or unvested, will be terminated and cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the merger consideration, multiplied by (ii) the target number of Shares subject to such Company Performance Stock Units immediately prior to the Effective Time, less (iii) any applicable withholding taxes.

ESPP

Pursuant to the terms of the merger agreement (i) any current payment period under the ESPP ended on or before February 14, 2020 (the business day immediately preceding the date of the merger agreement), (ii) no further contributions may be made and no new payment period will commence under the ESPP after the date of the merger agreement, (iii) each ESPP participant’s accumulated contributions under the ESPP was used to purchase Shares in accordance with the terms of the ESPP as of the end of the current payment period (as accelerated pursuant to clause (i) above), and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the ESPP will terminate.

Exchange of Certificates

Exchange Procedures

The conversion of Shares into the right to receive the merger consideration will occur automatically at the Effective Time. Concurrently with the Effective Time, Franklin will deposit with American Stock Transfer & Trust Company LLC or such other bank or trust company as determined by Franklin (that is reasonably satisfactory to Legg Mason) (which we refer to as the “exchange agent”), in trust for the benefit of the holders of Shares, an amount of immediately available funds equal to the aggregate merger consideration. Any amounts payable in respect of Legg Mason equity awards will not be deposited with the exchange agent but will instead be paid through the payroll of the Company and its affiliates.

Promptly after the Effective Time, the exchange agent will send a letter of transmittal to each person who is a record holder of Shares as of immediately prior to the Effective Time along with instructions explaining how to surrender Legg Mason stock certificates or transfer uncertificated Shares to the exchange agent in exchange for the merger consideration.

As soon as reasonably practicable after the Effective Time, each record holder of Shares (other than Excluded Shares), (i) upon surrender of a certificate (or affidavit of loss in lieu of a certificate) to the exchange agent together with the duly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, (ii) upon the transfer of uncertificated Shares not held through Depository Trust Company (which we refer to as “DTC”), in accordance with the terms of the letter of transmittal, or (iii) upon the transfer of uncertificated Shares held through DTC (including by delivery of an “agent’s message”, in accordance with DTC’s procedures and such other procedures as agreed by Franklin, the exchange agent and DTC), will be entitled to receive the amount of cash (without interest) into which the aggregate number of Shares held by such record holder were converted in the merger. After completion of the merger, each certificate that previously represented Shares and each uncertificated Share that previously was registered to a holder on Legg Mason’s stock transfer books will only represent the right to receive the merger consideration into which those Shares were converted.

Any certificate that has been surrendered will be cancelled by the exchange agent. In the event of a transfer of ownership of Shares which are not registered in the transfer records of the Company, a check in the proper amount of cash may be issued with respect to such Shares to such a transferee only if, in the case of uncertificated Legg Mason stock, written instructions authorizing the transfer of uncertificated Legg Mason stock are presented to the exchange agent and, in the case of certificates, the certificate representing such Shares are presented to the exchange agent, and in each case, together with all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

You should not send in your Share certificate(s) with your proxy card. A letter of transmittal with instructions for the surrender of certificates representing Shares will be mailed to stockholders shortly after the merger is completed.

No Further Ownership Rights in Shares

All cash paid upon conversion of Shares in accordance with the terms of the merger agreement will be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

Lost Certificates

If any certificate has been lost, stolen or destroyed, upon the signing of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate or other documentation (including an indemnity in customary form) reasonably requested by Franklin, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable merger consideration with respect to the Shares formerly represented thereby.

Representations and Warranties

The Company, on the one hand, and Franklin and Merger Sub, on the other hand, have made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the parties to each other for the purpose of allocating contractual risk between the parties instead of establishing the matters as facts (including in the disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Disclosure Letter”)). The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or condition of the Company, Franklin, Merger Sub, or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the Effective Time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Franklin and Merger Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by its representations and warranties include, but are not limited to, the following:

•	the organization, good standing and qualification to do business of the Company and its subsidiaries;

•

the governmental and regulatory approvals required to complete the merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain contracts, agreements, leases or instruments to which the Company or any of its subsidiaries is a party, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

•

the Company’s authority to enter into, and, subject to the Company stockholder approval, consummate the transactions contemplated by the merger agreement, the recommendation of the Board to approve the merger agreement and the opinions of the Company’s financial advisors;

•	the capital structure of, and the absence of restrictions with respect to the capital stock of, the Company and its subsidiaries;

•	equity investments made by the Company and its subsidiaries;

•	the Company’s SEC filings since March 31, 2017 and the financial statements contained in those filings;

•

the absence of a material adverse effect on the Company and certain other changes or events since March 31, 2019 and that the Company and its subsidiaries have conducted their businesses in the ordinary course from March 31, 2019 through the date of the merger agreement;

•	tax matters;

•	the absence of undisclosed liabilities;

•	real property of the Company and its subsidiaries;

•	the organization, good standing and qualification to do business of the Company’s public and private funds and their compliance with applicable laws;

•	the Company’s and its subsidiaries’ intellectual property and information technology;

•	the Company’s and its subsidiaries’ compliance with laws and possession of licenses, permits and registrations;

•	the absence of pending or threatened material litigation or outstanding orders and judgments;

•

the existence of and compliance with contracts that are described in the material contracts representations and warranties section in the merger agreement (which we refer to each as a “material contract”);

•	employee benefits matters;

•	insurance coverage;

•	the absence of related-party transactions;

•	agreements between Legg Mason and the Affiliated Companies;

•	labor matters;

•	cybersecurity and data privacy;

•

the absence of brokers or finders or broker’s or finder’s fees in connection with the merger agreement and the transactions contemplated by the merger agreement other than those payable to PJT Partners and J.P. Morgan;

•	the inapplicability of takeover laws and the absence of any anti-takeover provision in the Company’s organizational documents;

•	the Company’s receipt of fairness opinions from its financial advisors; and

•	the Company’s and its subsidiaries’ compliance with applicable anticorruption and anti-bribery laws.

Some of the Company’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on the Company means, with respect to the Company and its subsidiaries, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate has, or would reasonably be likely to have, a material adverse effect on the business, assets, financial condition, properties, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that “material adverse effect” on the Company will not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of:

•	general economic conditions or securities or financial markets conditions, in each case in the United States or any foreign jurisdiction;

•	changes or conditions generally affecting the industries in which the Company and its subsidiaries operate;

•	any change in applicable law, regulation or GAAP;

•

the negotiation, execution, delivery, announcement, pendency or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact on employees, clients or suppliers of the Company or any of its subsidiaries or on the assets under management of the Company and its subsidiaries (subject to certain agreed upon exceptions);

•

political or geopolitical conditions, acts of war, acts of terrorism, armed hostilities, or any escalation or worsening of any such acts of war or armed hostilities, threatened or underway as of the date of the merger agreement;

•	any act of god, including any hurricane, tornado, flood, earthquake or other natural disaster, or any pandemic or global public health emergency (as declared by the World Health Organization);

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating metrics for any period;

•

any change in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect);

•

any reduction in the assets under management of the Company or any of its subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect); or

•

any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law in connection with the merger agreement or any of the transactions contemplated by the merger agreement.

However, solely with respect to the exceptions described in the first (1st), second (2nd), fifth (5th) and sixth (6th) bullets above, any event, change, circumstance, effect, development or state of facts will be taken into account to the extent such event, change, circumstance, effect, development or state of fact has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate (but only the incremental disproportionate effect on the Company and its subsidiaries, taken as a whole).

Representations and Warranties of Franklin and Merger Sub

Franklin and Merger Sub made customary representations and warranties to the Company in the merger agreement, including, but not limited to, representations and warranties relating to the following:

•	the organization, good standing and qualification to do business of Franklin and Merger Sub;

•

the governmental and regulatory approvals required to complete the merger, and the absence of conflicts with, or violations of, laws, organizational documents or certain contracts, agreements, leases or instruments to which Franklin or Merger Sub is a party, in each case as a result of Franklin’s and Merger Sub’s execution or delivery of the merger agreement or the performance by Franklin and Merger Sub of their respective covenants under, or the consummation by Franklin and Merger Sub of the transactions contemplated by the merger agreement;

•

each of Franklin’s and Merger Sub’s authority to enter into, and consummate the transactions contemplated by the merger agreement and the recommendation of Franklin’s Board of Directors to approve the merger agreement;

•	the authorized capital stock of Merger Sub and Franklin’s ownership of Merger Sub’s capital stock prior to and on the Closing Date;

•	the absence of pending or threatened litigation and outstanding judgments which would prevent the merger;

•

the Company will not be liable for any broker’s fees, finder’s fees or other commission in connection with the transactions contemplated by the merger agreement based upon arrangements made by or on behalf of Franklin or Merger Sub;

•	the financial ability of Franklin to consummate the merger; and

•	the absence of related-party transactions.

Covenants Regarding Conduct of Business by the Company and its Subsidiaries Prior to the Merger

Under the merger agreement, the Company has agreed that, during the period from the date of the merger agreement to the earlier of the termination of the merger agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of the merger agreement), unless Franklin otherwise consents in writing (which consent must not be unreasonably delayed, withheld or conditioned): (i) the businesses of the Company and its subsidiaries will be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act; and (ii) the Company will use its commercially reasonable efforts to, and will cause its subsidiaries to use their commercially reasonable efforts to, continue to maintain and preserve in all material respects, its assets, properties, rights and operations and the business organization and current business relationships of the Company and its subsidiaries.

Neither the Company nor any of its subsidiaries will (except as specifically contemplated by the terms of the merger agreement or as described in the Disclosure Letter), between the date of the merger agreement and the earlier of the termination of the merger agreement and the Effective Time, do any of the following without the prior written consent of Franklin (which will not be unreasonably delayed, withheld or conditioned other than with respect to bullets two (2), three (3), four (4), or five (5) in the context of the acquisitions of any businesses):

•

make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase Shares or pursuant to the terms of Company Restricted Stock Units or Company Performance Stock Units), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or, in the case of the Company, make any election to be subject to any of the provisions of Title 3, Subtitle 8 of the MGCL relating to sections of the Maryland Unsolicited Takeover Act;

•

(i) make any sale, assignment, transfer, abandonment, sublease or other conveyance of any material asset or Company property or (ii) subject any of its assets, properties or rights to any lien, in each case, that has a fair market value in excess of $3,000,000 individually or $15,000,000 in the aggregate, except, in each case, (A) pursuant to contracts or commitments in effect on the date of the merger agreement (or entered into after the date of the merger agreement without violating its terms), (B) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (C) in relation to mortgages, liens and pledges to secure indebtedness for borrowed money permitted to be incurred pursuant to the ninth (9th) bullet below and guarantees thereof or (D) for any transactions among the Company and any of its subsidiaries in the ordinary course of business consistent with past practice;

•

make any change, modification, waiver or amendment to any contract or arrangement between the Company or any of its subsidiaries, on the one hand, and certain of Legg Mason’s Affiliated Companies or any director or officer of such Legg Mason Affiliated Companies, on the other hand, related to revenue sharing, governance, employment or payments to directors or officers of such Legg Mason Affiliated Companies;

•

(i) redeem, retire, purchase or otherwise acquire, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company, other than in connection with (a) the payment of the exercise price of Company Options with Legg Mason Shares, (b) required tax withholding in connection with the exercise of Company Options and the vesting of Company Restricted Stock Units or Company Performance Stock Units, and (c) forfeitures of Company Options, Company Restricted Stock Units and Company Performance Stock Units; (ii) declare, set aside or pay any dividends or other distribution in respect of shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company (other than declaring, setting aside or paying (A) regular quarterly cash dividends payable by the Company in respect of Shares not exceeding $0.40 per Shares with declaration, record and payment dates substantially consistent with those of the dividends paid by the Company during its most recent fiscal year (provided that, Legg Mason may pay its regular quarterly dividend if the closing of the merger is to occur within ten (10) business days prior to a record date for a regular quarterly dividend), or (B) dividends payable by any subsidiary of the Company in the ordinary course of business consistent with past practice); or (iii) repurchase or retire any of the Company’s indebtedness;

•

enter into any agreement, contract, or commitment, that would require capital expenditures in excess of $7,500,000 individually or $15,000,000 in the aggregate, or acquire, lease or sublease any material assets or properties (including any real property) other than, in each case, in the ordinary course of business consistent with past practice or as contemplated by the Company’s capital expenditure forecast;

•

except as required by law or pursuant to the terms of any Legg Mason benefit plan in effect as of the date of the merger agreement, (i) increase the compensation, consulting fees, bonus, employee benefits, severance, or termination pay of any Legg Mason employee (excluding, for the avoidance of doubt, any employee of an Affiliated Company) with an annual base salary of $225,000 or above, (ii) become a party to, establish, adopt, amend, commence participation in, or terminate any Legg Mason benefit plan or any arrangement that would have been a Legg Mason benefit plan had it been entered into prior to the date of the merger agreement, (iii) grant any new awards, or amend or modify the terms of any outstanding awards under any Legg Mason benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Legg Mason benefit plan, (v) forgive or issue any loans to any employee, director, or independent contractor of Legg Mason or any of its subsidiaries, other than routine travel advances issued in the ordinary course of business, (vi) hire any employee or engage any independent contractor of Legg Mason with an annual base salary or wage rate or consulting fees in excess of $225,000, (vii) terminate the employment of any Legg Mason employee (excluding, for the avoidance of doubt, any employee of an Affiliated Company) with an annual base salary or wage rate or consulting fees in excess of $250,000 other than for “cause,” or (viii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

•

except as required by law or pursuant to the terms of any subsidiary benefit plan in effect as of the date of the merger agreement, enter into any new employment, service, severance or other compensatory agreement with any senior management member or portfolio manager of Legg Mason Affiliated Companies, or grant new equity or equity-based awards to any employee or other service provider of Legg Mason Affiliated Companies;

•

except as required by law or in the ordinary course of business consistent with past practice, enter into any agreement or obligation which purports to restrict the ability of the Company or any of its subsidiaries to compete in any business or with any person in any geographical area or provide any type of service, in each case in a manner that is material to the Company or any of its subsidiaries, taken as a whole;

•

incur any indebtedness or lend money to any person (other than to the Company or to any of its wholly owned subsidiaries), except for (i) indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $7,500,000 in the aggregate; (ii) indebtedness in replacement of existing indebtedness, provided that the replacement indebtedness does not increase the aggregate amount of indebtedness permitted to be outstanding under the replaced indebtedness; (iii) guarantees by the Company of indebtedness of any subsidiary of the Company and guarantees by any subsidiary of the Company of indebtedness of the Company or any other subsidiary of the Company, in each case, in the ordinary course of business consistent with past practice; (iv) intercompany indebtedness among the Company and any subsidiary of the Company in the ordinary course of business consistent with past practice; or (v) making borrowings under the Company’s revolving credit facility (as existing on the date of the merger agreement) in the ordinary course of business consistent with past practice in an amount not to exceed $30,000,000;

•	make any change in any method of financial accounting or financial accounting principle, method, estimate or practice except for any such change required by GAAP;

•

cause any public fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code, to fail to so qualify, and, except as required by law or in the ordinary course of business consistent with past practice, initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any public fund to effect any material change to the investment objectives or investment policies of such public fund, effect any merger, consolidation or other reorganization of any public fund, or launch any new public fund or other fund;

•

except as required by law or in the ordinary course of business consistent with past practice (i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment relating to the Company or any of its subsidiaries or (vi) surrender any right to claim a refund of material taxes;

•

settle, release or forgive any claim, disputed outside of the ordinary course of business, requiring net payments to be made by the Company or any of its subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate, or settle or resolve any claim against the Company or any of its subsidiaries on terms that require the Company or any of its subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to taxes; or

•	commit to do any of the above.

Nothing in the merger agreement, however, gives Franklin or Merger Sub the right to control or direct the operations of the Company or its subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its subsidiaries will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision of its and its subsidiaries’ operations.

Client Consents

If required by applicable law or the applicable investment advisory arrangement, for each investment advisory arrangement between Legg Mason or one if its subsidiaries, on the one hand, and a client that is not a fund, on the other hand, Legg Mason or its applicable subsidiary has agreed to send a written notice (which we refer to as a “Negative Consent Notice”) to such client informing it of the transaction and that the consent of such client to the Advisers Act Assignment of its investment advisory arrangement will be deemed to have been granted if such client does not terminate its investment advisory arrangement within forty-five (45) days after the sending of the Negative Consent Notice. If the applicable investment advisory arrangement requires the written consent of the client to the Advisers Act Assignment of such client’s investment advisory arrangement, or if Legg Mason or its applicable subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of a client to the Advisers Act Assignment of such client’s investment advisory arrangement, then Legg Mason or its applicable subsidiary will send a written notice requesting written consent to the Advisers Act Assignment of such client’s investment advisory arrangement, and such client will not be deemed to have granted its consent to the Advisers Act Assignment unless and until the client provides its written consent.

If required by applicable law or the applicable investment advisory arrangement, for each investment advisory arrangement with a fund managed by Legg Mason or one of its subsidiaries other than a 1940 Act fund (except for certain funds where the fund general partner, limited partner advisory committee or similar entity can provide consent to the Advisers Act Assignment): (i) if the applicable investment advisory arrangement (A) expressly requires the written consent of investors to the Advisers Act Assignment of such fund’s investment advisory arrangement, or (B) permits consent to be obtained by a Fund Negative Consent Notice (as defined below) and Legg Mason or its applicable subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of one (1) or more investors in such fund to the Advisers Act Assignment of such fund’s investment advisory arrangement, then Legg Mason or its applicable subsidiary will send a written notice to each investor in such fund described in Clause (A) or such investors described in Clause (B) requesting the written consent of the investor to the Advisers Act Assignment of the investment advisory arrangement and informing each investor of the intention (X) to complete the transaction and (Y) to continue to provide the advisory services pursuant to the existing investment advisory arrangement with such fund after the closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable investment advisory arrangement) of the investors provide (and do not withdraw) their consent to the Advisers Act Assignment of such fund’s investment advisory arrangement; and (ii) for all investment advisory arrangements with funds not described in (i) above, Legg Mason or its applicable subsidiary has agreed to send a written notice (which we refer to as the “Fund Negative Consent Notice”) to each investor in the applicable fund informing each investor: (A) of the intention to complete the transaction, which will result in an Advisers Act Assignment of such fund’s investment advisory arrangement, (B) of the intention of Legg Mason or the applicable subsidiary to continue to provide the advisory services pursuant to the existing investment advisory arrangement after the closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable investment advisory arrangement) of the investors consent to the Advisers Act Assignment and (C) that the consent of such investor will be deemed to have been granted if such investor does not affirmatively object to such Advisers Act Assignment within forty-five (45) days after the sending of the Fund Negative Consent Notice.

Pursuant to the 1940 Act, the transaction will result in a termination of all existing investment advisory arrangements between the 1940 Act funds, on the one hand, and Legg Mason or one of its applicable subsidiaries, on the other hand. Accordingly, Legg Mason has agreed to use, and to cause each applicable subsidiary to use, its commercially reasonable efforts to obtain the approval of the board of directors or trustees, as applicable, of each 1940 Act fund of a new investment advisory arrangement with Legg Mason or its applicable subsidiary in accordance with Section 15 of the 1940 Act on terms that are substantially comparable to the existing investment advisory arrangement with such 1940 Act fund and request that each such board of directors or trustees obtain the requisite approval of the shareholders of such 1940 Act fund to such new investment advisory arrangement (unless such approval is not required under applicable law).

Access to Information

Upon reasonable notice, the Company will (and will cause its subsidiaries to) afford Franklin and its representatives (including any financing sources and their representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to the officers, employees, books, records and facilities of the Company and its subsidiaries. However, the Company may restrict access to the extent that (i) providing such access would result in the waiver of attorney-client privilege, the disclosure of any trade secrets of third parties or the violation of any of the Company’s obligations with respect to confidentiality to third parties or (ii)  such access is prohibited by law, in each case, subject to certain limited exceptions.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, the Company and Franklin will, cooperate with each other and use, and will cause their respective subsidiaries and affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including, without limitation (i) preparing and filing all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any governmental entity (including but not limited to, FINRA, the Financial Conduct Authority in the UK, the European Commission, the Central Bank of Ireland, and the Japanese Financial Services Agency), and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

The Company and Franklin agreed to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within fifteen (15) business days after the execution of the merger agreement (the parties filed this notification and report on March 9, 2020), and (ii) make any filings in connection with any regulatory approvals as promptly as practicable. The Company and Franklin also agreed to (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any governmental entity under any Regulatory Law (as defined below), and (iv) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain all regulatory approvals as soon as practicable. Franklin is responsible for the payment of all filing fees payable to any government entity. As used in the merger agreement, the term “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EU Merger Regulation and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or affecting competition or market conditions through merger, acquisition or other transaction and laws relating to change of control or other approvals required from any governmental entity for completion of the transactions contemplated in the merger agreement.

In connection with their respective reasonable best efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other Regulatory Law, each of the Company and Franklin will (i) cooperate in all respects and consult each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party and/or its counsel to have a reasonable opportunity to review in advance and comment on drafts of any communications, filings and submissions; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the DOJ, the FTC, any other governmental entity or, in connection with any proceeding by a private party, with any other person, including by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement; and (iii) permit the other party to review any communication it gives to, and consult each other in advance of any meeting, substantive telephone call, or conference with the DOJ, the FTC, or such other governmental entity or other person, and to the extent permitted by the DOJ, the FTC, or any other applicable governmental entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings, substantive telephone calls and conferences.

Subject to the above obligations to cooperate and consult with each other, Franklin will be entitled to direct, control and lead all communications, discussions, negotiations and strategy, including with respect to any regulatory action or any governmental consent, waiver, authorization, or approval which Franklin may seek to obtain in accordance with the merger agreement, and the Company must take all reasonable actions (at the direction of Franklin) to support Franklin with respect to the process and strategy for pursuing any such regulatory actions and obtaining such governmental consents, waivers, authorizations or approvals.

Franklin will use its best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any Regulatory Law. As regards to resolving objections, if any, and obtaining regulatory approval under any Regulatory Law, the term, “best efforts” includes taking any and all actions necessary to obtain the consents or waiting period expirations of any governmental entity required to consummate the merger as expeditiously as possible prior to the Termination Date, including promptly (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or its subsidiaries or any of Franklin’s or its subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Franklin, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Franklin, the Company or their respective subsidiaries, (iii) otherwise taking or committing to any action that would limit Franklin’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Franklin or the Company (including any of their respective subsidiaries) and (iv) making, or causing any subsidiaries to make, any commitment, or committing to (or causing any subsidiaries to commit to) make any commitment (to any governmental entity or otherwise) regarding the future operations of Franklin or the Company (including any of their respective subsidiaries).

Each of the Company and Franklin must use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including governmental entities, necessary, proper or advisable for the consummation of the transactions contemplated by the merger agreement and to provide any notices to third parties required to be provided prior to the Effective Time.

Restriction on Solicitation of Competing Proposals

Subject to certain exceptions described below, the Company has agreed that it will not, nor will its subsidiaries authorize or permit any of its subsidiaries or its and its subsidiaries’ controlled affiliates, officers, directors, representatives, advisors or other intermediaries to (directly or indirectly):

•

solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any person (other than Franklin) relating to any acquisition proposal (as defined below), or agree to or endorse any acquisition proposal;

•

enter into any agreement to (i) consummate any acquisition proposal, (ii) approve or endorse any acquisition proposal or, (iii) in connection with any acquisition proposal, require the Company to abandon, terminate or fail to consummate the merger;

•

enter into or participate in any discussions or negotiations in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, or furnish to any person any non-public information with respect to its business, properties or assets in connection with any acquisition proposal; or

•	agree or resolve to take, or take, any of the actions prohibited by bullets one (1), two (2) or three (3) above.

Pursuant to the terms of the merger agreement, the Company agreed to immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any of the above.

An “acquisition proposal” is defined in the merger agreement to mean any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than twenty percent (20%) of the voting power of the Company or more than twenty percent (20%) of the assets of the Company and its subsidiaries taken as a whole, other than the merger contemplated by the merger agreement.

Notwithstanding anything to the contrary in the non-solicitation provisions described above, the Board, directly or indirectly, through affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the special meeting:

•

comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any acquisition proposal, so long as any such compliance recommends against any acquisition proposal and reaffirms its recommendation of the transactions contemplated by the merger agreement, except to the extent such action is permitted by the merger agreement or issue a “stop, look and listen” statement;

•

engage in negotiations or discussions with any person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written acquisition proposal not resulting from or arising out of a material breach of the non-solicitation provisions of the merger agreement; and/or

•

furnish to such person information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the confidentiality agreement, dated June 27, 2019, between the Company and Franklin (it being understood that such confidentiality agreement need not contain standstill provisions) and to the extent nonpublic information that has not been made available to Franklin is made available to such person, make available or furnish such nonpublic information to Franklin substantially concurrently with the time it is provided to such person; provided that the Board will be permitted to take an action described in this bullet or the preceding bullet only if, prior to taking such action, the Board has determined in good faith after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes or would reasonably be expected to result in, a superior proposal.

A “superior proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving an acquisition proposal that the Board determines in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel) would be more favorable to the Company’s stockholders than the merger agreement, and the merger, taking into account all terms and conditions of such transaction (including any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third-party approvals, except that the reference to twenty percent (20%) in the definition of “acquisition proposal” will be deemed to be a reference to eighty percent (80%). Reference to “the merger agreement”, and “the merger” in this paragraph will be deemed to include any proposed alteration of the terms of the merger agreement or the merger that are agreed to by Franklin pursuant to the terms of the merger agreement.

Obligation of the Board with Respect to Its Recommendation

Except as described below, at any time prior to the receipt of the required vote of the Company stockholders at the special meeting, the Board will not (i) withdraw, modify or amend in any manner adverse to Franklin its approval or recommendation of the merger agreement or the merger or (ii) approve or recommend any acquisition proposal (which we refer to each as, a “change in recommendation”).

Notwithstanding the above, (i) the Board may make a change in recommendation (a) in response to an intervening event, or (b) following receipt of an unsolicited bona fide written acquisition proposal that did not result from or arise out of a material breach of the non-solicitation provisions of the merger agreement and which the Board determines in good faith, after consultation with its financial advisors and outside legal counsel is a superior proposal, in each case, if and only if, the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties and standard of conduct required of the Board under applicable law and the Company complies with the terms of the merger agreement or (ii) following receipt of a bona fide written acquisition proposal which the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal, the Board may terminate the merger agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (which we refer to as an “alternative acquisition agreement”) with respect to such superior proposal (if, and only if, the Board determines that the failure to take such action would be inconsistent with the standards of conduct of the Board under applicable law).

An “intervening event” is a material event, development or occurrence that (i) affects the business or operations of the Company, (ii) does not relate to an acquisition proposal, and (iii) is unknown or not reasonably foreseeable by the Board as of the date of the merger agreement (and which could not have become known through any further reasonable inquiry with respect to any event known by the Board as of the date of the merger agreement), which event becomes known by the Board prior to obtaining an affirmative vote of the holders of a majority of the outstanding Shares entitled to vote to approve the merger and the transactions contemplated by the merger agreement (which we refer to as the “Required Company Vote”).

Prior to Legg Mason taking any action permitted in response to an intervening event, Legg Mason must provide Franklin with four (4) business days’ prior written notice advising Franklin it intends to effect a change in recommendation and explain the reasons for such change in recommendation and, during such four (4) business day period, if Franklin requests, Legg Mason will engage in good faith negotiations with Franklin to amend the merger agreement in a manner that would make the failure to effect a change in recommendation no longer inconsistent with the fiduciary duties or standards of conduct required of the Board under applicable law. Prior to Legg Mason taking any action permitted in response to an acquisition proposal that constitutes a superior proposal, Legg Mason must provide Franklin with four (4) business days’ prior written notice (it being agreed that any material amendment to the amount or form of consideration payable in connection with the applicable acquisition proposal will require a new notice and an additional two (2) business day period) advising Franklin that the Board intends to take such action, and specifying the material terms and conditions of the superior proposal, and Legg Mason will, during such four (4) business day period (or subsequent two (2) business day period), negotiate in good faith with Franklin to make any adjustments needed to the merger agreement so that such acquisition proposal would no longer constitute a superior proposal.

Legg Mason must notify Franklin promptly (within 24 hours) after receipt of (i) any acquisition proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to an acquisition proposal, and (iii) the material terms of any such acquisition proposal and the identity of the person making any such acquisition proposal or with whom such discussions are taking place, in each case, if such request for information, inquiry, proposal or discussions would reasonably be expected to lead to an acquisition proposal. In addition, Legg Mason will promptly (within twenty-four (24) hours) after the receipt of any written documentation material to understanding such acquisition proposal that is received by Legg Mason from or on behalf of the person making such acquisition proposal or with whom discussions would reasonably be expected to lead to an acquisition proposal, provide Franklin with copies thereof. Legg Mason and its subsidiaries will not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party, and Legg Mason and its subsidiaries will enforce the provisions of any such agreement, except that Legg Mason may waive any such provision to the extent necessary to allow a person to privately make an acquisition proposal to the Board as permitted under the terms of the merger agreement. Legg Mason must keep Franklin reasonably informed of: (i) the status and material details (including any amendments or any proposed amendments) of any such acquisition proposal; (ii) the material details of any information requested of or provided by the Company; and (iii) the material details of all discussions or negotiations with respect to any such acquisition proposal. The Company must also provide to Franklin within twenty-four (24) hours after receipt thereof copies of any other documentation material to understanding such acquisition proposal (as determined by Legg Mason in good faith) received by Legg Mason from or on behalf of the person making such acquisition proposal or with whom such discussions are taking place. Legg Mason will promptly provide to Franklin any material non-public information concerning Legg Mason provided to any other person in connection with any acquisition proposal that was not previously provided to Franklin. The Board will promptly consider in good faith (in consultation with its outside legal and financial advisors) any proposed alteration of the terms of the merger agreement by Franklin in response to any acquisition proposal.

Obligations with Respect to this Proxy Statement and the Special Meeting

As soon as reasonably practicable, Legg Mason will cause a stockholders meeting to be duly called and held for the purpose of obtaining the Required Company Vote (which we refer to as the “special meeting”). In connection with the special meeting, Legg Mason will (i) use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to the special meeting. Notwithstanding the above, if on a date for which the special meeting is scheduled, Legg Mason has not received proxies representing enough Shares to approve the merger and the other transactions contemplated by the merger agreement, whether or not a quorum is present, Legg Mason will have the right to, and will upon Franklin’s request, postpone the special meeting for not more than ten (10) days in the aggregate, solely for the purpose of soliciting enough Shares to obtain the necessary votes to approve the merger and the other transactions contemplated by the merger agreement.

Employee Matters

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Retention. Certain employees of Legg Mason, Inc. are eligible for a payment under our standard retention formula, calculated on the basis a percentage of total compensation (base salary plus gross annual incentive compensation and, if applicable, commission received for the most recently completed fiscal year) or a percentage of base salary, pro-rated for the period from February 18, 2020 until the Closing Date. In addition, under the terms of the merger agreement, the Company may implement the Retention Program for selected employees of the Company in connection with the transactions contemplated by the merger agreement. The cost of the Retention Program may not exceed $20 million in the aggregate and may include up to 126 Company employees. The maximum payment to any one individual under the Retention Program may not exceed $400,000.

•

Compensation. For one year following the Effective Time, Franklin or the Surviving Corporation, will provide each continuing employee with (i) no less favorable base salary or base wage and target annual incentive opportunities (taking into account annual incentive compensation payable in either cash or the grant of an equity award) that were provided to such continuing employee immediately prior to the Effective Time and (ii) employee health and welfare benefits (other than defined benefit pension benefits and retiree health and welfare) that are (A) in the case of any continuing employee employed by Legg Mason’s Affiliated Companies, substantially comparable in the aggregate to those provided to such continuing employee by Legg Mason or its subsidiaries immediately prior to the Effective Time and (B) in the case of continuing employees employed by Legg Mason or its subsidiaries other than an Affiliated Company, at the discretion of Franklin, either substantially comparable in the aggregate to those (1) provided to such continuing employee by Legg Mason or its subsidiaries immediately prior to the Effective Time or (2) that are generally made available to similarly situated employees of Franklin and its subsidiaries from time to time.

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Severance. For one year following the Effective Time, Franklin or the Surviving Corporation will provide each continuing employee with severance benefits that are no less favorable than the severance benefits provided by Legg Mason and its subsidiaries to such continuing employee pursuant to the applicable severance plan in effect as of the date of the merger agreement.

Additionally, Franklin will, or will cause the Surviving Corporation to, undertake commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any benefit plan of Franklin (a “Franklin Benefit Plan”) to be waived with respect to Franklin Benefit Plan participants; (ii) with respect to the plan year during which the Effective Time occurs, recognize for each Franklin Benefit Plan participant credit for applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made in respect of such Franklin Benefit Plan participant to the same extent such credit was given under the analogous Legg Mason benefit plan prior to the Effective Time; and (iii) recognize the service of each continuing employee’s employment with the Company and its subsidiaries for purposes of vesting, vacation, paid time off, benefit accrual, and eligibility to participate under each applicable Franklin Benefit Plan in which any continuing employee will participate after the Effective Time, as if such service had been performed with Franklin, except: (A) for benefit accrual under defined benefit pension plans, (B) for purposes of qualifying for subsidized early retirement benefits, or (C) to the extent it would result in a duplication of benefits. For the avoidance of doubt, such service will not be recognized for purposes of eligibility for retirement vesting under equity plans of Franklin or any of its affiliates.

The Company will cause the Legg Mason Profit Sharing and 401(k) Plan to be terminated effective immediately prior to the Effective Time, provided that during the period commencing at the Effective Time and ending one (1) year thereafter, Franklin or the Surviving Corporation provides each continuing employee who participated in the Legg Mason Profit Sharing and 401(k) Plan immediately prior to the Effective Time with the same defined contribution plan and/or savings plan benefits as provided to similarly situated employees of Franklin and its subsidiaries.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the Effective Time, Franklin will, and Franklin will cause the Surviving Corporation to, to the fullest extent permitted by applicable law, provide indemnification to each person who is now, or has been at any time prior to the Effective Time, an officer or director of Legg Mason or any of its subsidiaries or serving at the request of Legg Mason as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust (which we refer to each as, an “indemnified person”) in connection with any claim or proceeding arising out of such person’s service in such capacity. The Surviving Corporation may not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Surviving Corporation’s and any of its subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the date of the merger agreement in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were directors or officers of Legg Mason or any of its subsidiaries.

Franklin will, and will cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time Legg Mason’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to indemnified persons. However, the Surviving Corporation will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by Legg Mason for such insurance. In the event that the Surviving Corporation would be required to expend more than 300% of current annual premiums, Franklin and the Surviving Corporation must obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, Legg Mason may purchase, prior to the Effective Time, a six (6)-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such indemnified person for an amount not to exceed 300% of current annual premiums. If such “tail” policy has been purchased by Legg Mason, Franklin may not terminate such policy and will cause all obligations of Legg Mason under such “tail” policy to be honored by it and the Surviving Corporation.

Other Covenants and Agreements

Legg Mason and Franklin have made certain other covenants and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;

•	compliance with Section 15(f) of the 1940 Act;

•	access to the books, records and employees of Legg Mason;

•	cooperating with each other in connection to potential stockholder litigation;

•	maintenance of insurance;

•	public statements and disclosures concerning the merger agreement and the transactions contemplated by the merger agreement;

•	adoption of stockholder rights plans;

•	cooperating to delist the Shares from the NYSE and deregister the Shares under the Exchange Act as soon as practicable following the Effective Time; and

•

Franklin’s and the Surviving Corporation’s compliance with all the terms and conditions of, and assuming all of the obligations of, Legg Mason under the Non-Prosecution Agreement, by and among Legg Mason and United States Department of Justice, Criminal Division, Fraud Schedule and the United States Attorney’s Office for the Eastern District of New York, dated June 4, 2018.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction (or mutual waiver if permitted by law) at or prior to the Closing of the following conditions:

•	receipt of the Required Company Vote;

•

no statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger; except this condition will not be available to any party whose failure to fulfill its obligations under the merger agreement will have been the cause of, or will have resulted in, such order or injunction;

•	any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the merger shall have expired or been terminated; and

•

all applicable waiting periods (or extensions thereof) or consents, non-objections or approvals relating to the merger under the applicable laws of the European Commission and certain other regulatory authorities shall have expired, been terminated, or been received and be in full force and effect.

Conditions to Franklin’s and Merger Sub’s Obligations

The obligations of Franklin and Merger Sub to effect the merger are also subject to the satisfaction, or waiver by Franklin, on or prior to the Closing Date, of the following additional conditions:

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each of Legg Mason’s representations and warranties contained in the merger agreement related to (i) Legg Mason’s organization, good standing and corporate power to conduct its business, (ii) Legg Mason having all corporate power and having taken all corporate action necessary in order to execute, deliver and perform its obligations under the merger agreement and to consummate the merger, subject only to Legg Mason obtaining the Required Company Vote, (iii) brokers, (iv) state anti-takeover statutes, (v) opinions of Legg Mason’s financial advisors and (vi) the capital structure of certain of Legg Mason’s Affiliated Companies must be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

each of Legg Mason’s representations and warranties contained in the merger agreement related to Legg Mason’s capital structure must be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

each of Legg Mason’s representations and warranties contained in the merger agreement related to (i) the absence of a material adverse effect on Legg Mason since March 31, 2019, (ii) the approvals of the Board in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement and (iii) the Required Company Vote must be true and correct in all respects both when made and at and as of the Closing Date;

•

all other representations and warranties of Legg Mason set forth in the merger agreement must be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect qualifiers set forth within such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Legg Mason;

•	Franklin must have received a certificate of an executive officer of Legg Mason stating that the conditions set forth in the bullets above have been satisfied;

•

Legg Mason must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the Closing Date. Franklin must have received a certificate of an executive officer of Legg Mason to such effect; and

•

as of the Calculation Date, the Closing Revenue Run-Rate shall be at least seventy-five percent (75%) of the Base Date Revenue Run-Rate and Franklin must have received a certificate of an executive officer of Legg Mason to such effect. The assets under management attributable to any client that is required by applicable law or its investment advisory arrangement with Legg Mason or its applicable subsidiary to provide either (i) consent to the Advisers Act Assignment of its investment advisory arrangement or (ii) in the case of a 1940 Act fund, board approval and, to the extent required by applicable law, shareholder approval of a new investment advisory arrangement with Legg Mason or its applicable subsidiary, but has failed to provide (or failed to be deemed to provide) such consent or approval, shall be excluded for purposes of calculating the Closing Revenue Run-Rate.

Conditions to Legg Mason’s Obligations

The obligations of Legg Mason to effect the merger are subject to the satisfaction of, or waiver by Legg Mason on or prior to the Closing Date, of the following additional conditions:

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each of Franklin’s and Merger Sub’s representations and warranties contained in the merger agreement related to (i) each of Franklin’s and Merger Sub’s organization, good standing and corporate power to conduct its business, (ii) each of Franklin and Merger Sub having all corporate power and having taken all corporate action necessary in order to execute, deliver and perform its obligations under the merger agreement and to consummate the merger, subject only to Legg Mason obtaining the Required Company Vote, and (iii) brokers, must be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

each of Franklin’s representations and warranties contained in the merger agreement related to the capital structure of Merger Sub must be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

each of Franklin’s and Merger Sub’s representations and warranties contained in the merger agreement related to certain determinations and approvals of the board of directors of Franklin in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement must be true and correct in all respects both when made and at and as of the Closing Date;

•

all other representations and warranties of Franklin and Merger Sub set forth in the merger agreement must be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect qualifiers set forth within such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Franklin and Merger Sub;

•	Legg Mason must have received a certificate of an executive officer of Franklin stating that the conditions set forth in the bullets above have been satisfied; and

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Franklin must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the Closing Date. Legg Mason must have received a certificate of an executive officer of Franklin to such effect.

Termination of the Merger Agreement

Termination Rights Exercisable by Either Franklin or Legg Mason

The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Franklin and Legg Mason. In addition, the merger agreement may be terminated prior to the Effective Time by either Franklin or Legg Mason if:

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the Effective Time has not occurred on or before February 17, 2021, provided that the right to terminate the merger agreement under this bullet point will not be available to any party whose failure to fulfill any obligation under the merger agreement is the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

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any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, and such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate the merger agreement under this bullet will not be available to any party whose breach of the merger agreement results in the imposition of such order, decree or ruling or failure of such order, decree or ruling to be resisted, resolved or lifted; or

•

the approval by the stockholders of Legg Mason required for the consummation of the merger has not been obtained by reason of the failure to obtain the Required Company Vote (or any adjournment or postponement of the special meeting).

Legg Mason Termination Rights

Legg Mason may also terminate the merger agreement and abandon the merger at any time prior to the Effective Time, by action taken or authorized by the Board:

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if Legg Mason enters into an alternative acquisition agreement that Legg Mason determines is a superior proposal and after consultation with our financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties or standards of conduct of the Board under applicable law, subject to the restrictions in the “acquisition proposals” and the “effect of termination” provisions in the merger agreement (as described in sections “—Restriction on Solicitation of Competing Proposals” and “—Expenses; Termination Fees”, respectively); or

•

if there has been a breach of any representation, warranty, covenant or agreement on the part of Franklin or Merger Sub contained in the merger agreement such that the conditions set forth in “—Conditions to Each Party’s Obligations” above would not be satisfied and such breach is not curable, or (other than an intentional breach by Franklin of certain material covenants) if such breach is curable, such breach must not have been cured prior to the earlier of (i) thirty (30) days following notice of such breach and (ii) the Termination Date; provided that Legg Mason will not have the right to terminate the merger agreement pursuant to this provision if Legg Mason is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Franklin Termination Rights

Franklin may also terminate the merger agreement and abandon the merger at any time prior to the Effective Time if:

•	prior to the special meeting, the Board has made a change in recommendation or has approved or recommended an acquisition proposal (or the Board has resolved to do any of the foregoing);

•	Legg Mason has failed to call or hold the special meeting pursuant to the merger agreement;

•	Legg Mason has committed an intentional breach of any of its material obligations as set forth in the section entitled “—Restriction on Solicitation of Competing Proposals” above; or

•

there has been a breach of any representation, warranty, covenant or agreement on the part of Legg Mason contained in the merger agreement such that the conditions set forth in the subsection entitled “—Conditions to Each Party’s Obligations” above would not be satisfied and such breach is not curable or, if such breach is curable, such breach is not cured prior to the earlier of (i) thirty (30) days following notice of such breach and (ii) the Termination Date; provided that Franklin will not have the right to terminate the merger agreement pursuant to this provision if Franklin or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Effect of Termination

If the merger agreement is terminated by either Legg Mason or Franklin, the merger agreement will become void and there will be no liability or obligation on the part of Franklin or Legg Mason or their respective officers or directors to the merger agreement (or any representative of such party); provided, however, that no termination will relieve:

•	the parties’ respective obligations in respect of the termination fees, as described below under the section entitled “—Expenses; Termination Fees”; and

•

the parties from any liability or damages incurred or suffered by a party to the extent such liability or damages were the result of, fraud or any intentional breach of any covenant or agreement in the merger agreement occurring prior to termination (in each case, which may be pursued only by the party through actions expressly approved by that party’s board of directors, as applicable), provided that, if the reverse termination fee is paid by Franklin to Legg Mason the payment of such fee shall be the sole and exclusive remedy of the Company.

Expenses; Termination Fees

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will generally be borne by the party that incurs such fees and expenses, except that (i) expenses incurred in connection with the proxy statement will be shared equally by Franklin and the Company, and (ii) Franklin will be responsible for the payment of all filing fees payable to any governmental entity with respect to seeking approval pursuant to the merger agreement.

Legg Mason has agreed to pay Franklin a termination fee of $115 million (which we refer to as the “termination fee”) if:

•

Franklin terminates prior to the special meeting and if there has been a change in recommendation by the Board or the Board has approved or recommended an acquisition proposal (or the Board resolves to do any of the foregoing);

•	Franklin terminates in connection with Legg Mason’s failure to call or hold the special meeting pursuant to the merger agreement;

•	Franklin terminates because of Legg Mason’s intentional breach of its non-solicitation obligations as described in the section entitled “— Restriction on Solicitation of Competing Proposals”; or

•

Franklin or Legg Mason terminates because (i) the Effective Time has not occurred on or before February 17, 2021 or the approval by the Legg Mason stockholders required for the consummation of the merger has not been obtained by reason of the failure to obtain the Required Company Vote at the special meeting (or any adjournment or postponement of the special meeting), (ii) at or prior to the time of the special meeting a bona fide written acquisition proposal has been publicly disclosed or announced and not withdrawn prior to the special meeting and (iii) within twelve (12) months following the termination of the merger agreement, Legg Mason enters into a definitive agreement with respect to, or consummates, an alternative acquisition agreement.

If Franklin terminates the merger agreement due to the Effective Date not occurring by the Termination Date and on such date all conditions to the consummation of the merger are satisfied other than the client consent percentage condition (as described above) (and other than those conditions that by their nature are to be satisfied on Closing, provided that such conditions are reasonably likely to be satisfied) Franklin will be required to pay the Company a reverse termination fee equal to $115 million.

Miscellaneous

Specific Performance

The parties are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which either party is entitled under the merger agreement. Each of the parties agrees that it will waive any defense in any action for specific performance that a remedy at law would be adequate.

Amendment of the Merger Agreement

The merger agreement may be amended in writing by action of the boards of directors of the respective parties at any time before or after approval of the matters presented in connection with the merger by the Legg Mason stockholders, but, after any such approval, no amendment may be made which by law requires further approval by the Legg Mason stockholders or which reduces the merger consideration or adversely affects the holders of Shares, without approval by such holders.

Payment of Quarterly Dividend

The Company will be permitted to pay its regular quarterly dividend for the quarter in which the transaction closes in the event the Closing Date is within ten (10) business days prior to a record date for the regular quarterly dividend (with the timing of such record date substantially consistent with that of the dividend paid by the Company for the corresponding quarter during its most recent fiscal year).

Governing Law; Submission to Jurisdiction; No Jury Trial

The merger agreement is governed by Delaware law (other than with respect to issues relating to the merger, duties or standard of conduct of the Board, general corporation law and any other provisions in the merger agreement that are required to be governed by the MGCL). Each of the parties to the merger agreement has irrevocably agreed that any legal action or proceeding with respect to the merger agreement and the rights and obligations arising under the merger agreement, or for recognition and enforcement of any judgment in respect of the merger agreement and the rights and obligations arising under the merger agreement brought by the other party(ies) to the merger agreement or its successors or assigns must be brought and determined exclusively in the Delaware Court of Chancery, or in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the U.S. District Court for the District of Delaware. In addition, each of the parties to the merger agreement has irrevocably and unconditionally waived any right to a trial by jury in respect of any litigation arising out of or relating to the merger agreement and any of the agreements delivered in connection with the merger agreement.

VOTING AGREEMENT

This section describes the material terms of the Voting Agreement entered into between Franklin and Trian Partners on February 17, 2020. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement. You are encouraged to read the Voting Agreement carefully and in its entirety.

In connection with the execution of the merger agreement, and as a condition to Franklin’s willingness to enter into the merger agreement, Trian Partners entered into the Voting Agreement with Franklin. Based on information provided by Trian Partners to Franklin as of the date of the Voting Agreement, Trian Partners beneficially owned, in the aggregate, 3,881,704 Shares. Each beneficial owner of the Shares is described in more detail on Schedule A to the Voting Agreement which is attached as Annex B to this proxy statement (which we refer to each as, a “Trian Stockholder,” and collectively, the “Trian Stockholders”).

The Trian Stockholders have each agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote their Shares (representing approximately 4.5% of the outstanding Shares as of February 17, 2020) as follows:

(i) in favor of approval of the merger and approval of the terms of the merger agreement and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the merger agreement;

(iii) against any acquisition proposal, without regard to the terms of such acquisition proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the merger agreement or in competition or inconsistent with the merger and the other transactions contemplated by the merger agreement;

(iv) against any amendments to the Company’s organizational documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or could reasonably be expected, to materially impede, materially interfere with, materially delay, or postpone the merger or the transactions contemplated by the merger agreement.

These voting obligations are subject to certain exceptions, including a change in recommendation by the Board in accordance with the terms of the merger agreement. The Voting Agreement will terminate upon the earliest to occur of (i) Franklin and Trian Partners agreeing to terminate the Voting Agreement, (ii) the date upon which the merger becomes effective, (iii) the termination of the merger agreement in accordance with its terms, (iv) the conclusion of the Company stockholders’ meeting at which the vote in respect of approval of the merger is taken, and (v) the entry without the prior written consent of Trian Partners into any amendment or modification of the merger agreement which results in a reduction or change in the form or composition of the merger consideration, an extension of the Termination Date, the imposition of any additional material condition on the consummation of the merger, or which is otherwise materially adverse to Trian Partners. A copy of the Voting Agreement is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety.

NO DISSENTERS’ RIGHTS OR RIGHTS OF OBJECTING STOCKHOLDERS

We are organized as a corporation under Maryland law. Holders of Shares are not entitled to dissenting stockholders’ appraisal rights, rights of objecting stockholders or other similar rights in connection with the merger under the MGCL. Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL, the MGCL does not provide for appraisal rights or other similar rights to stockholders of a Maryland corporation in connection with a merger of the corporation if the stockholders’ shares are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction. The circumstances of the merger do not satisfy the conditions set forth in Section 3-202(d) of the MGCL that would trigger such appraisal rights or similar rights.

MARKET PRICE AND DIVIDEND DATA

Legg Mason common stock is traded on the NYSE under the symbol “LM.” As of the close of business on April 14, 2020, the record date, there were 88,065,952 Shares outstanding and entitled to vote, held by approximately 478 holders of record of the Shares. Because many Shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

The following table presents the closing per Share price, as reported on the NYSE on February 14, 2020, the last full trading day before the public announcement of the merger, and on April 15, 2020, the last full trading day before the filing of this proxy statement:

Date	Closing per Share Price
February 14, 2020	$40.72
April 15, 2020	$49.30

You are encouraged to obtain current market pricing for the Shares in connection with voting your Shares. Following the merger, there will be no further market for the Shares, and the Shares will be delisted from the NYSE and deregistered under the Exchange Act.

Under the merger agreement, the declaration and payment of regular quarterly cash dividends not to exceed $0.40 per Share, with declaration, record and payment dates substantially consistent with those of the dividends paid by the Company during its most recent fiscal year is permitted.

STOCK OWNERSHIP

We have listed below, as of April 14, 2020 (except as otherwise indicated), the beneficial ownership of Shares by (i) each of our directors, (ii) each of our “named executive officers” for the fiscal year ended March 31, 2020, (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the number of outstanding Shares. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent (5%) of the number of outstanding Shares as of April 14, 2020. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as Legg Mason and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All Share numbers have been rounded to the nearest whole number.

Name of Owner	Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Common Stock(2)
BlackRock, Inc.	8,290,080	(3)	9.41%
Vanguard	7,821,495	(4)	8.88%
Nelson Peltz	3,881,704	**	4.41%
Ed Garden	3,881,704	**	4.41%
Joseph A. Sullivan	2,121,720	(5)(6)	2.419%
Peter H. Nachtwey	305,789	(5)	*
Terence A. Johnson	282,681	(5)	*
Thomas K. Hoops***	239,635	(5)	*
Thomas C. Merchant	167,666	(5)	*
Frances L. Cashman***	107,336	(5)	*
Patricia Lattin	65,905	(5)	*
John V. Murphy	31,450		*
Robert Angelica	27,772		*
Carol Anthony (“John”) Davidson	26,789	(7)	*
Michelle J. Goldberg	10,451	(7)	*
Alison A. Quirk	7,237		*
Stephen Hooley	3,396		*
All current executive officers and directors as a group (13 persons)	6,932,560		7.87%

*	Less than one percent (1%).
**

These Shares are owned by certain funds and investment vehicles (which we refer to as the “Trian Funds”) managed by Trian, an institutional investment manager. None of such Shares are held directly by Mr. Peltz or Mr. Garden. Of the Shares owned by the Trian Funds, 3,881,704 shares are held in commingled margin accounts with a prime broker. Mr. Peltz and Mr. Garden are members of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore are in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Funds. Accordingly, each of Mr. Peltz and Mr. Garden may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares owned by the Trian Funds. Each of Mr. Peltz and Mr. Garden disclaims beneficial ownership of such Shares for all other purposes.

***	Ms. Cashman and Mr. Hoops terminated their employment with the Company effective January 1, 2020.
(1)	Except as otherwise indicated and except for Shares held by members of an individual’s family or in trust, all Shares are held with sole dispositive and voting power.

(2)	Includes, for the individuals listed below, the following number of Shares subject to Company Options exercisable within sixty (60) days from April 14, 2020:

Name	Number of Shares
Joseph A. Sullivan	1,242,338
Terence A. Johnson	103,518
Peter H. Nachtwey	76,571
Thomas K. Hoops	128,958
Frances L. Cashman	40,367
Thomas C. Merchant	36,119
Patricia Lattin	8,935
All current executive officers and directors as a group (13 persons)	1,467,481

Also includes for the individuals listed below, the following number of deferred but vested Company Restricted Stock Units. Restricted Stock Units are not held with voting rights and cannot be transferred.

Name	Number of Shares
Joseph A. Sullivan	195,541
Peter H. Nachtwey	14,591
Thomas C. Merchant	20,078
All current executive officers and directors as a group (13 persons)	230,210

(3)

Represents Shares held by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, in its capacity as investment advisor. All of the Shares are held with sole dispositive power and none of the Shares are held with shared dispositive power. 7,940,085 Shares are held with sole voting power and none are held with shared voting power. The number of Shares in the preceding information is based upon a Schedule 13G report filed by BlackRock, Inc. reporting ownership as of December 31, 2019. The percentages are based on Legg Mason’s outstanding shares as of April 14, 2020.

(4)

Represents Shares held by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, in its capacity as investment advisor. 7,777,182 of the Shares are held with sole dispositive power and 44,313 of the Shares are held with shared dispositive power. 42,803 of the Shares are held with sole voting power and 12,258 are held with shared voting power. The number of Shares in the preceding information is based upon a Schedule 13G report filed by The Vanguard Group reporting ownership as of December 31, 2019. The percentages are based on Legg Mason’s outstanding shares as of April 14, 2020.

(5)	Includes, for the individuals listed below, the following number of Company Restricted Stock Units. Company Restricted Stock Units are not held with voting rights and cannot be transferred.

Name	Number of Restricted Stock Units
Joseph A. Sullivan	103,083
Peter H. Nachtwey	29,485
Thomas C. Merchant	16,557
Terence A. Johnson	16,508
Patricia Lattin	9,417

Reported beneficial ownership of Shares is as of January 1, 2020 for Ms. Cashman and Mr. Hoops, the day each executive ceased to serve as an executive officer of Legg Mason and to be subject to the reporting requirements under securities laws, and for Ms. Cashman, includes 40,367 Company Options exercisable within sixty (60) days of April 14, 2020, and, for Mr. Hoops, includes 128,958 Company Options exercisable within sixty (60) days of April 14, 2020.

(6)	Does not include 6,620.03 units of the Legg Mason Common Stock Fund held in the Legg Mason Profit Sharing and 401(k) Plan and Trust which translate into 4,406.89 Shares.
(7)

Includes, for the individuals listed below, the following number of Company Restricted Stock Units. Company Restricted Stock Units are payable on a one-for-one basis in Shares within sixty (60) days of the date on which the individual stops serving as a director of Legg Mason.

Name	Number of Restricted Stock Units
Carol Anthony (“John”) Davidson	23,789
Michelle J. Goldberg	10,451

OTHER MATTERS

Other Matters for Action at the Special Meeting

No other matters will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The merger is expected to be completed in the third calendar quarter of 2020. Until the merger is completed, Legg Mason’s stockholders will continue to be entitled to attend and participate in Legg Mason stockholder meetings, including the annual meeting, if any. If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Legg Mason. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

Legg Mason stockholders may submit proposals on matters appropriate for stockholder action at meetings of Legg Mason stockholders in accordance with Rule 14a-8 of the Exchange Act. However, if the 2020 Annual Meeting of Stockholders is held after August 29, 2020, then we must receive your stockholder proposal or information about your proposed director candidate a reasonable time before we begin to print and mail our proxy materials for the 2020 Annual Meeting of Stockholders. Nothing in this paragraph will be deemed to require Legg Mason to include in its proxy statement and proxy relating to the 2020 annual meeting any stockholder proposal that may be omitted from the proxy materials of Legg Mason under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our current bylaws provide that for a proposal to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Corporate Secretary of Legg Mason not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own Shares in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one (1) annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one (1) copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write or call our Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202 or telephone: (410) 539-0000.

If you and other residents at your mailing address are registered stockholders and you received more than one (1) copy of this proxy statement, but you wish to receive only one (1) copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that Legg Mason eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202 or telephone: (410) 539-0000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.

We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed on May 24, 2019;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2019, filed on August 6, 2019, September 30, 2019, filed on November 8, 2019 and December 31, 2019, filed on February 5, 2020;

•

information responsive to Part III of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 20, 2019; and

•	our Current Reports on Form 8-K filed with the SEC on May 17, 2019, February 18, 2020 and Item 5.07 of the Current Report on Form 8-K filed with the SEC on August 1, 2019.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202 or by calling (410) 539-0000.

If you would like to request documents from us, please do so at least five (5) business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 16, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

FRANKLIN RESOURCES, INC.,

ALPHA SUB, INC.,

and

LEGG MASON, INC.

Dated as of February 17, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2020 (this “Agreement”), among FRANKLIN RESOURCES, INC., a Delaware corporation (“Parent”), ALPHA SUB, INC., a Maryland corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub”), and LEGG MASON, INC., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”), pursuant to which each share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $50.00 in cash, without interest;

WHEREAS, the respective Boards of Directors of Parent, the Company, and Merger Sub deem it fair to, advisable to and in the best interests of their respective company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition to Parent entering into this Agreement, and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with certain beneficial owners of Company Common Stock (the “Stockholders”) pursuant to which, among other things, the Stockholders have agreed, subject to the terms thereof, to vote all shares of Company Common Stock they own in accordance with the terms of such voting agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub will merge with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation and as a Wholly Owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Maryland (as such, the “Surviving Corporation”).

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on (a) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver thereof at the Closing); or (b) such other date, time and place as Parent and the Company shall mutually agree in writing (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall file articles of merger relating to the Merger as contemplated by the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the MGCL. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.4. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Surviving Corporation Constituent Documents. The Articles of Merger will provide that the charter of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the charter of Merger Sub, and as so amended shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the bylaws of Merger Sub, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6. Surviving Corporation Directors and Officers. The Articles of Merger will provide that, from and after the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, in each case, shall hold office from the Effective Time until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation or otherwise as provided by applicable law.

Section 1.7. Capital Stock.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i) Each share of Company Common Stock (including, each restricted share of Company Common Stock granted pursuant to any Company Benefit Plan, whether vested or unvested) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock directly owned and held by Parent or Merger Sub (each such share of Company Common Stock, an “Excluded Share” and, collectively, “Excluded Shares”)), shall be converted into the right to receive $50.00 in cash, without interest (the “Merger Consideration”).

(ii) All shares of Company Common Stock (other than Excluded Shares) shall cease to be issued and outstanding and shall be canceled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time (“Uncertificated Company

Stock”), other than in each case those representing Excluded Shares, shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration.

(iii) Each issued and outstanding share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.10 per share, of the Surviving Corporation.

(iv) Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, or Merger Sub, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) No dissenters’ or appraisal rights or rights of an objecting stockholder (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the other transactions contemplated hereby.

(c) If prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock, then any number or amount contained herein which is based upon the number or fraction of shares of Company Common Stock will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 1.8. Treatment of Outstanding Company Equity Awards and Employee Stock Purchase Plan.

(a) Each Company Option, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (ii) if the exercise price of such Company Option is less than the Merger Consideration, terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive a lump sum cash payment in an amount equal to (A) the number of shares of Company Common Stock underlying such Company Option as of immediately prior to the Effective Time, multiplied by (B) an amount equal to (x) the Merger Consideration, minus (y) the exercise price of such Company Option, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no such Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(a) in exchange for such Company Options in accordance with this Section 1.8(a). The consideration payable under this Section 1.8(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter).

(b) Each Company RSU Award, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive a lump sum cash payment in an amount equal to (i) (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time, plus (ii) the amount of any accrued but unpaid dividend equivalent rights under such Company RSU Award, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no such Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(b) in exchange for such Company RSU Award in accordance with this Section 1.8(b). The consideration payable under this Section 1.8(b) to each former holder of a Company RSU Award that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter).

(c) Each Company PSU Award, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive a lump sum cash payment in an amount equal to (i) the Merger Consideration, multiplied by (ii) the target number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time, net of any Taxes withheld pursuant to Section 2. 8. Following the Effective Time, no such Company PSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company PSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(c) in exchange for such Company PSU Award in accordance with this Section 1.8(c). The consideration payable under this Section 1.8(c) to each former holder of a Company PSU Award that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter).

(d) The Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or the appropriate committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (A) any current payment period under the ESPP shall end on a date no later than the Business Day immediately preceding the date of this Agreement and no further contributions are made to the current payment period under the ESPP after the date of this Agreement, (B) no new payment period under the ESPP shall be authorized or commenced after the date of this Agreement, (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the current payment period (as accelerated pursuant to clause (A) above), and (D) in all events, the ESPP shall terminate in its entirety as of, and subject to, the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter

(e) Prior to the Effective Time, the Company shall (i) take all actions necessary or appropriate to effectuate the treatment of the Company Options, Company RSU Awards, Company PSU Awards (collectively, the “Company Equity Awards”) contemplated by this Section 1.8 and Section 1.7(a)(i), as applicable, and (ii) deliver written notice to each holder of a Company Equity Award informing such holder of the effect of the Merger on the Company Equity Awards.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. Concurrently with the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company LLC or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7, immediately available funds equal to the aggregate Merger Consideration and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Any amounts payable in respect of Company Equity Awards shall not be deposited with the Exchange Agent but shall instead be paid through the payroll of the Company and its Affiliates in accordance with Section 1.8.

Section 2.2. Exchange Procedures.

(a) As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate or holder of shares of Uncertificated Company Stock (other than Excluded Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Uncertificated Company Stock in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of Company Common Stock (other than Excluded Shares), (A) upon surrender of a Certificate (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 2.7) to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (B) upon the transfer of shares of Company Common Stock that are Uncertificated Company Stock not held through Depository Trust Company (“DTC”), in accordance with the terms of the letter of transmittal and accompanying instructions (including such other documents as may reasonably be required by the Exchange Agent), or (C) upon the transfer of shares of Company Common Stock that are Uncertificated Company Stock held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC, each holder of shares of Company Common Stock (other than Excluded Shares) shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the amount of cash (including amounts to be paid pursuant to Section 1.7(a)(i)), into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a)(i). Any Certificate that has been surrendered shall be cancelled by the Exchange Agent.

(c) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of cash pursuant to Section 1.7(a)(i), may be issued with respect to such Company Common Stock to such a transferee only if (i) in the case of Uncertificated Company Stock, written instructions authorizing the transfer of Uncertificated Company Stock are presented to the Exchange Agent and (ii) in the case of Certificates, the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, and in each case, together with all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

Section 2.3. No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock (other than Excluded Shares) formerly represented thereby to which such holders are entitled pursuant to Section 1.7.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to such date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity, shall, to the extent permissible by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.6. Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.8. Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and paid over to the relevant taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10. Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company

SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports) or as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (or, pursuant to Section 10.2(b), as set forth in any section or subsection of the Company Disclosure Schedule to the extent the applicability thereof is reasonably apparent from the face of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization.

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents, with all amendments thereto to the date of this Agreement, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date of this Agreement.

(b) On or prior to the date of this Agreement, the Company has amended its by-laws to include an exclusive forum provision as set forth on Schedule 3.1(b).

(c) Schedule 3.1(c) accurately and completely sets forth each Subsidiary of the Company, its name, place of incorporation, and, if not wholly owned directly or indirectly by the Company, the record ownership, in each case, as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure thereof would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2. Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified and licensed to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) subject to the receipt of any consents set forth in Section 3.4 (including Schedule 3.4), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth in Section 3.4 (including Schedule 3.4), result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any Contract, agreement, lease or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject and except with respect to clauses (ii), (iii) and (iv), for any such violations, breaches, defaults or creation or imposition of any Liens, that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder, except for: (i) the filing of the Articles of Merger with the SDAT in accordance with the MGCL; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the filings or notices required by, and any approvals required under the rules and regulations of, the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any other self-regulatory organization, including the NYSE and the National Futures Association (the “NFA”) (each, a “Self-Regulatory Organization”); (iv) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (v) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; and (vi) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or which, if not obtained or made, would not individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5. Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.6. Capitalization and Related Matters.

(a) The authorized stock of the Company consists of 500,000,000 shares of Company Common Stock and 4,000,000 shares of Company’s preferred stock, par value $10.00 per share (the “Company Preferred Stock”). As of February 13, 2020, 86,922,791 shares of Company Common Stock were issued and outstanding, and there are no shares of Company Preferred Stock issued or outstanding. As of February 13, 2020, there were (i) Company Options to purchase an aggregate of 3,615,522 shares of Company Common Stock issued and outstanding, (ii) 3,009,338 shares of Company Common Stock underlying unvested Company RSU Awards, (iii) 1,158,705 shares of Company Common Stock underlying unvested Company PSU Awards, and (iv) 6,615,293 shares of Company Common Stock available for issuance under the Company Benefit Plans.

(b) The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws. Except as set forth above in Section 3.6(a), and except for shares of Company Common Stock issued since February 13, 2020 pursuant to Company Options or Company RSU Awards or Company PSU Awards outstanding as of February 13, 2020 no shares of stock of the Company are issued and outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any stock of the Company, or any stock or securities convertible into or exchangeable for any stock of the Company; and, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that are convertible into or exercisable for a share of the Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Stock.

(c) The Company has no rights plan, “poison-pill” or, other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(d) (i) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly; (ii) the Company has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens; (iii) such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; (iv) the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and (v) neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

(e) Schedule 3.6(e) (the “Outstanding Equity Award Schedule”) sets forth a true and complete list of each current or former employee, officer, director, or other individual service provider of the Company and its Subsidiaries who holds an outstanding Company Equity Award as of February 13, 2020, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity Award was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Equity Award, the applicable exercise price of any Company Equity Award that is a Company Option, and the applicable vesting schedule. With respect to each Company Equity Award, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action and (ii) each grant was made in compliance in all material respects with all applicable laws (including all applicable federal, state and local securities laws) and all of the terms and conditions of the applicable Company Benefit Plan and, each Company Option has an exercise price that is equal or greater than the fair market value of the underlying shares of Company Common Stock on the applicable Grant Date. The Company shall provide Parent with an updated Outstanding Equity Award Schedule to reflect any changes within ten (10) days prior to the Effective Time. All Company Equity Awards are evidenced by award agreements in the forms previously made available to Parent.

Section 3.7. Subsidiaries and Equity Investments. The Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries, or (b) investments that constitute cash or cash equivalents. No Subsidiary of the Company owns any shares of capital stock of the Company. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company. Schedule 3.7 accurately and completely sets forth each Key Minority Affiliate and the record and percentage ownership by the Company and its Subsidiaries as of the date of this Agreement of the capital stock or other equity interests issued by such Key Minority Affiliate.

Section 3.8. Company SEC Reports.

(a) The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since March 31, 2017 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

Section 3.9. Absence of Certain Changes or Events.

(a) Since March 31, 2019, there has not been any event, change, circumstance, effect, development or state of facts which has had a Company Material Adverse Effect.

(b) Since March 31, 2019 through the date of this Agreement, there has not been:

(i) any material loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than (x) any for which insurance awards have been received or guaranteed and (y) for such failures as would not individually or in the aggregate have a Company Material Adverse Effect);

(ii) any change in any method of financial accounting or financial accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

(iii) any loss of the employment, services or benefits of the chief executive officer of the Company or any Affiliated Company, or any other member of the senior management of the Company or any Affiliated Company.

(c) Since March 31, 2019 through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, the Company and each of its Subsidiaries (i) has operated in the ordinary course of business in all material respects, and (ii) has not taken any action that if taken after the date of this Agreement would constitute a violation of subsections (i), (ii), (iii), (iv), or (x) of Section 5.1(a).

Section 3.10. Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) (A) the Company and/or each of its Subsidiaries have filed with the appropriate taxing authority when due (taking into account any extension of time within which to file) all Tax Returns required by applicable law to be filed with respect to the Company and/or each of its Subsidiaries, (B) all such Tax Returns are true, correct and complete in all respects, and (C) all Taxes of the Company and each of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party) required to have been paid have been paid in full, except for Taxes being contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Company SEC Reports filed prior to the date of this Agreement;

(ii) there is no action, suit, proceeding, investigation or audit now pending or that has been proposed in writing with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(iii) since March 31, 2017, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction;

(iv) (A) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force, and there has been no written request by a Governmental Entity to execute such a waiver or extension; and (C) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than (1) any commercial Contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vi) within the last two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

(vii) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company or any of its Subsidiaries as a result of any failure or alleged failure to pay any Tax;

(viii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor; and

(ix) the Company and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

(b) For all taxable years since its inception, each of the Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

Section 3.11. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Company as of March 31, 2019 included in the Company SEC Reports filed prior to the date of this Agreement or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2019, (C) liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect or (D) liabilities or obligations incurred pursuant to this Agreement.

Section 3.12. Company Property.

(a) All material real property owned by the Company and its Subsidiaries as of the date of this Agreement is hereinafter referred to as the “Company Owned Real Property”. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all of the Company Owned Real Property free and clear of Liens other than Permitted Liens. All leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by the Company or its Subsidiaries in excess of $2,500,000 per year are hereinafter each referred to as a “Company Lease” and collectively as the “Company Leases”; the property covered by Company Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the “Company Leased Real Property”; the Company Leased Real Property, together with the Company Owned Real Property, collectively being the “Company Property”.

(b) Since March 31, 2019, no Company Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries and no party to any Company Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default, except for such defaults or breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.13. Funds.

(a) Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since March 31, 2017 (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act, the Exchange Act and other applicable law, except as would not (x) reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Public Fund in question or (y) have a Company Material Adverse Effect. Since March 31, 2017 (or its inception, if later), each Public Fund’s (A) prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each Investment Advisory Arrangement with a Public Fund has been duly approved, continued and at all times since March 31, 2017 (or its effective date, if later) has been in compliance in all material respects with Section 15(a) of the Investment Company Act. No more than 25% of the members of the board of directors or trustees of any Public Fund have been “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary or any other investment adviser for such Public Fund. No Private Fund is required to register as an investment company under the Investment Company Act. Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries.

(b) Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable law, except where failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect. Since March 31, 2017 (or the inception of such Fund if later), the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with applicable law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction, except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question. Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, each Fund currently is, and has since March 31, 2017 (or its inception, if later), been operated in compliance with (i) applicable law, (ii) any applicable order, judgment or decree of any Governmental Entity or Self-Regulatory Organization, (iii) its governing documents and material agreements, and (iv) its investment objectives, policies and restrictions.

(d) Since March 31, 2017, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Private Fund in question or have a Company Material Adverse Effect, since March 31, 2017, the offering memoranda used in connection with an offering of shares, units of interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Affiliate thereof, contains all required disclosures and information to comply with applicable laws.

(f) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, there are no liabilities or obligations of any Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Public Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, (ii) for each Private Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Private Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-US Governmental Entity or Self-Regulatory Organization, in each case prior to the date hereof and provided or made available to Parent, or (iii) for each Non-US Retail Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Non-US Retail Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report published by the Non-US Retail Fund and sent to the relevant non-US Governmental Entity in accordance with applicable laws and regulations, or (B) for each Fund, liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A)(i), (ii) or (iii) above.

(g) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds or any of their officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.

(h) Each Non-US Retail Fund and its management company is in compliance with applicable laws and regulations, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Non-US Retail Fund in question or a Company Material Adverse Effect. Since March 31, 2017 (or its inception, if later), each Non-US Retail Fund’s (A) prospectus or comparable offering documents (including supplements thereto), (B) annual and semi-annual reports and (C) supplemental advertising and marketing materials and any other key investor information prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. Each Investment Advisory Arrangement with a Non-US Retail Fund has been duly approved, continued and at all time since March 31, 2017 has been in compliance in all material respects with applicable laws and regulations.

Section 3.14. Intellectual Property.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Company Intellectual Property; (ii) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; (iii) to the Knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) as of the date of this Agreement, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries: (A) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights; or (B) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) All material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property are hereinafter referred to as the “Company Registered Intellectual Property.” All Company Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.15. Licenses and Permits. The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date of this Agreement (the “Company Licenses and Permits”), except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has taken all necessary action to maintain such Company Licenses and Permits, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened in writing, administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respects any of the terms or conditions under which any Company License and Permit was granted, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No written notices have been received by and, no claims have been filed against, the Company or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses or other authorizations, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.16. Compliance with Law.

(a) Since the later of (x) such entity’s commencement of operations and (y) March 31, 2017, the operations of the business of the Company and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since the later of (x) such entity’s commencement of operations and (y) March 31, 2017, none of the Company or its Subsidiaries has received written notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except for any of the foregoing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(c) The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) Schedule 3.16(d) lists the name of each Investment Adviser Subsidiary of the Company. Each Investment Adviser Subsidiary of the Company is, and has been at all times required since the later of (w) the effective date of such Investment Adviser Subsidiary’s registration, licensing or qualification and (x) March 31, 2017, registered as an investment adviser under the Advisers Act. Each Investment Adviser Subsidiary of the Company is, and has been at all times required since the later of (y) the effective date of such Investment Adviser Subsidiary’s registration, licensing or qualification and (z) March 31, 2017, registered as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all U.S. federal and state and non-U.S. laws requiring any such registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary, except each Investment Adviser Subsidiary of the Company and Non-U.S. Investment Adviser Subsidiaries, provides investment advisory services to any Person or, since March 31, 2017, is or has been an “investment adviser” within the meaning of the Advisers Act or required under applicable law to be registered, licensed or qualified as an investment adviser in any state or non-U.S. jurisdiction. Since March 31, 2017, each Form ADV or amendment to Form ADV of each Investment Adviser Subsidiary of the Company, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Client’s account is being managed, and has since March 31, 2017 (or inception of the relationship, if later) been managed, by the applicable Investment Adviser Subsidiary or Non-U.S. Investment Adviser Subsidiary in compliance with (i) applicable law, (ii) any applicable order, judgment or decree of any Governmental Entity or Self-Regulatory Organization, (iii) the Client’s Investment Advisory Arrangement, and (iv) the Client’s investment objectives, policies and restrictions.

(e) Schedule 3.16(e) lists the name of each Subsidiary of the Company registered, or required to be registered, as a broker-dealer under the Exchange Act (each a “Company Broker-Dealer Subsidiary”). Each Company Broker-Dealer Subsidiary is, and has been at all times since March 31, 2017, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Broker-Dealer Subsidiary is a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership, except where the failure to be in such good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Since March 31, 2017, each Form BD or amendment to Form BD of each Company Broker-Dealer Subsidiary, as of the date of filing with the SEC and FINRA, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Schedule 3.16(f) lists the name of each Non-U.S. Investment Adviser Subsidiary of the Company and each non-U.S. jurisdiction in which it is, or since March 31, 2017 has been, registered, licensed or qualified to do business. Each Non-U.S. Investment Adviser Subsidiary of the Company is, and has been at all times since March 31, 2017 registered licensed or qualified as an investment adviser, investment manager, or other provider of investment services in each jurisdiction where the conduct of its business requires such registration and is in compliance with all non-U.S. laws requiring any such registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each employee of the Company or any of its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Entity or Self-Regulatory Organization is duly registered or licensed as such and such registration or license is in full force and effect.

(g) None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility. None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Investment Adviser Subsidiaries or any officer or director thereof is subject to any of the disqualifying events listed in Rule 506(d) of Regulation D under the Securities Act.

(h) The Company has made available to Parent a true and correct copy of each material no-action letter, exemptive order or similar regulatory relief issued by any Governmental Entity or Self-Regulatory Organization

(including without limitation the SEC, the CFTC, FINRA, and the NFA) to any of the Company or its Subsidiaries or any Fund that remains applicable to its respective business as conducted on the date of this Agreement. The Company, its Subsidiaries and the Funds are in compliance in all material respects with any such material no-action letters, exemptive orders or similar regulatory relief.

(i) None of the Company or any of its Subsidiaries is, or since March 31, 2017, has been, (i) a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker within the meaning of any applicable law, (ii) required to be registered, licensed or qualified as a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker under any applicable law, or (iii) subject to any material liability by reason of any failure to be so registered, licensed or qualified. Since March 31, 2017, none of the Company or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any failure to obtain any bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) None of the Company or any of its Subsidiaries is, nor is any Affiliate of any of them, nor any associated person as defined in the Exchange Act, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company Broker-Dealer Subsidiaries as broker-dealers, municipal securities dealers, government securities brokers or government securities dealers under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the laws of other jurisdictions, and there is no formal proceeding or written notice of investigation (or, to the Company’s Knowledge, any informal proceeding or investigation) by any Governmental Entity or Self-Regulatory Organization, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) Each Investment Adviser Subsidiary of the Company that is required to be so registered (each a “Company Commodity Subsidiary”) is, and has been at all times since March 31, 2017, registered as a commodity pool operator and commodity trading advisor under the CEA and a member of the NFA. No Subsidiary except each Company Commodity Subsidiary acts or has acted as a “commodity pool operator” or “commodity trading advisor” of or with respect to any Person within the meaning of the CEA since March 31, 2017. No Subsidiary except each Company Commodity Subsidiary is required to be registered with the CFTC as a commodity pool operator or commodity trading advisor. Each Company Commodity Subsidiary is duly registered, licensed or qualified as a commodity pool operator or commodity trading advisor in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign laws requiring any such registration, licensing or qualification, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since March 31, 2017, each Company Commodity Subsidiary has complied with all reporting, recordkeeping and disclosure requirements of the CFTC and NFA applicable to a registered commodity pool operator and commodity trading advisor.

(l) To the extent that the Company or any of its Subsidiaries has rendered investment advisory, investment management or any other related services or acted as a fiduciary (within the meaning of ERISA, the Code or any state or local law relating to non-ERISA benefit plan assets or accounts (“Similar Law”)) with respect to the assets of (i) an ERISA Plan subject to Title I of ERISA or Similar Law, (ii) a Person acting on behalf of such a plan, (iii) a plan or arrangement subject to Section 4975 of the Code or (iv) any Person whose assets are deemed to be “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified for Section 3(42) of ERISA, or Similar Law (each, a “Benefit Plan Client”), since March 31, 2016, the Company and its Subsidiaries have acted in compliance in all respects with the applicable requirements of ERISA, the Code and Similar Law, and none of the Company nor any of its

Subsidiaries have engaged in, or caused a Benefit Plan Client to engage in, any non-exempt prohibited transaction within the meaning of Title I of ERISA or Section 4975 of the Code, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17. Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no judgment, decree, injunction, ruling or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened in writing, against either of the Company or any of its Subsidiaries.

Section 3.18. Contracts.

(a) Schedule 3.18(a) sets forth a complete and correct list in all material respects of all Material Contracts as of the date of this Agreement.

(b) Each Material Contract is valid, binding and enforceable against the Company or its Subsidiaries, and in full force and effect subject to the rights of creditors generally and the availability of equitable remedies, except to the extent that the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Material Contract, and (ii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Company, as of the date hereof, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would, individually or in the aggregate, constitute such a default except as would not have a Company Material Adverse Effect.

(c) A “Material Contract” means any Contract to which either of the Company or any of its Subsidiaries is a party constituting:

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(9) or 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract relating to Indebtedness for borrowed money in excess of $10,000,000 or any guarantee thereof, or any Contract required to be filed under Item 601(b)(4) of Regulation S-K under the Securities Act;

(iii) any Contract that restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area or provide any type of service in a manner, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation of the Company or any of its Subsidiaries);

(v) any Affiliated Company Agreement;

(vi) any Investment Advisory Arrangement that is reasonably likely to provide annual payments in excess of $30,000,000;

(vii) a joint venture, partnership or limited liability company agreement with third parties, other than side letter arrangements regarding commercial understandings relating to product placement and modeling;

(viii) an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be; and

(ix) any Contract (or series of Contracts with a party or related parties), other than Investment Advisory Arrangements or distribution arrangements, that provides for annual payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make annual payments, in excess of $20,000,000.

Section 3.19. Employee Plans.

(a) Schedule 3.19(a) sets forth a correct and complete list of each material Company Benefit Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents (or where no such copies are available, a written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect thereto (or where no such copies are available, a written description thereof).

(c) Each Benefit Plan (including any related trusts) has been established, operated and administered in compliance in all respects with its terms and applicable laws, including ERISA and the Code, and all contributions or other amounts payable by the applicable sponsor of such Benefit Plan with respect thereto in respect of the current or prior plan year have been paid or accrued in accordance with GAAP, except, in each case, as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d) There are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing by a Governmental Entity, on behalf of or against any Benefit Plan or any trust related thereto, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) With respect to each Benefit Plan that is an ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports on Form 5500 and, for the avoidance of doubt, all schedules and financial statements attached thereto.

(f) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect each Benefit Plan that is an ERISA Plan and that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan that is an ERISA Plan. With respect to each Benefit Plan that is an ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(g) Neither the Company nor any of its ERISA Affiliates contributes to or has any obligation with respect to a Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(h) Neither the Company nor any of its ERISA Affiliates maintains, participates in or contributes to, or has any outstanding obligation under any Multiemployer Plan.

(i) Neither the Company nor any of its respective ERISA Affiliates has any liability with respect to a (i) plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (ii) Multiemployer Plan, except, in each case, as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(j) No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(k) Except as set forth on Schedule 3.19(k) or as required by applicable law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (excluding any individual employment, separation or termination agreements or arrangements under which the Company subsidizes any benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for any Person), and the Company has no existing material obligation to provide any such benefits to any employees of the Company.

(l) None of the execution and delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in combination with another event, (i) entitle any Company Employee to material severance pay or any material increase in severance pay under any Benefit Plan, (ii) accelerate the time of or vesting of any payment under any Benefit Plan, or materially increase the amount of compensation due to any Company Employee under any Benefit Plan, or (iii) limit or restrict the right to merge, terminate, materially amend, supplement or otherwise materially modify or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(m) The Company does not have any obligation to provide, and no Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(n) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (each, an “International Plan”) (x) have been maintained in accordance with all applicable requirements, (y) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (z) that are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(o) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the Pension Scheme is in compliance, and has been operated in accordance with, all applicable laws and regulations relating to the Pension Scheme, including, without limitation, any applicable provisions of the Pensions Act 2008, (ii) the Pension Scheme is a registered pension scheme within the meaning of s.150(2) Finance Act 2004 and, to the Knowledge of the Company, there is no reason why Her Majesty’s Revenue and Customs would reasonably be expected to withdraw such registration, (iii) all contributions and expenses in respect of the Pension Scheme have been paid on the due dates and at the rates in accordance with the terms of the Pension Scheme and in the schedule of contributions currently applicable to the Pension Scheme, (iv) no contributions are payable in arrears, and there is no outstanding or contingent liability which may be attributable to the Company or its Subsidiaries to meet any expenses in respect of the Pension Scheme which have already been incurred, other than expenses in the ordinary course of administration of the Pension Scheme, (v) no notifiable event for the purposes of s.69 Pensions Act 2004 has occurred in relation to the Pension Scheme which has not been duly notified to the applicable Governmental Entity or which has fallen within directions issued by the applicable Governmental Entity under s.69(1) Pensions Act 2004, and (vi) no event has taken place which has resulted or will or may result in the commencement of the winding up of the Pension Scheme (or any part of it).

Section 3.20. Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy of the Company and its Subsidiaries is in full force and effect and (b) none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance.

Section 3.21. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act with respect to the Company other than ordinary course of business employment agreements and similar employee arrangements.

Section 3.22. Labor Matters.

(a) Neither of the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no, and in the last six (6) years there has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitrations or grievances pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries is in compliance with all applicable laws regarding labor, employment and employment practices, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health, including the appropriate classification of all current or former Company Employees as “exempt” or “non-exempt” and the payment of appropriate overtime, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that remains unsatisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) There are no pending, or, to the Company’s Knowledge, threatened material Proceedings against the Company or any of its Subsidiaries with respect to the classification or misclassification of Company Employees.

(d) To the Company’s Knowledge, in the last four years, no allegations of harassment have been made against any individual in his or her capacity as (i) an officer of the Company or any of its Subsidiaries, or (ii) a member of the Board of Directors of the Company or any of its Subsidiaries.

Section 3.23. Privacy; Data Security. Since March 31, 2017, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with (A) all applicable Privacy Laws, (B) all of the Company’s policies regarding Personal Information (“Privacy Policies”), and (C) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information; (ii) no Privacy Policies of the Company and its Subsidiaries have contained any material omissions or been misleading or deceptive; (iii) the Company and its Subsidiaries have implemented and at all times maintained reasonable safeguards, consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure; (iv) the Company and its Subsidiaries have taken commercially reasonable steps to ensure that any third party to whom the Company and its Subsidiaries have granted access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same; (v) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and its Subsidiaries or collected, used or processed by or on behalf of any of the Company and its Subsidiaries; (vi) the Company and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with any such breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and its Subsidiaries or collected, used or processed by or on behalf of any the Company and its Subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on its behalf), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.

Section 3.24. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than PJT Partners LP (“PJT Partners”) and J.P. Morgan Securities LLC (“J.P. Morgan”). The Company has heretofore furnished to Parent a complete and correct copy of all agreements between (i) the Company and PJT Partners and (ii) the Company and J.P. Morgan pursuant to which PJT Partners and J.P. Morgan would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.25. State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, interested stockholder or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.26. Opinion of Financial Advisors. The Board of Directors of the Company and the Special Committee of the Board of Directors of the Company has received the opinions of PJT Partners and J.P. Morgan, each dated as of the date of such opinions, to the effect that, as of such date, and subject to, among other things, the procedures followed, matters considered, and conditions, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Company Common Stock. A written copy of each such opinion will be made available to Parent promptly following the execution of this Agreement.

Section 3.27. Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote following the unanimous recommendation of the Special Committee of the Board of Directors of the Company (i) declared that the Merger, this Agreement and the other transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger and the other transactions contemplated hereby be submitted for consideration by the holders of shares of Company Common Stock at a special meeting of the stockholders of the Company, and (iv) resolved, subject to Section 7.6, to recommend that the holders of the shares of Company Common Stock approve the Merger, this Agreement and the other transactions contemplated hereby. The Company hereby agrees to the inclusion in the proxy statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve the Merger (the “Company Stockholders Meeting”) (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), of the recommendation of the Board of Directors of the Company described in this Section 3.27 (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 7.6).

Section 3.28. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s stock necessary to approve the Merger and the transactions contemplated by this Agreement.

Section 3.29. No Improper Payments to Foreign Officials; Trade Laws.

(a) Since March 31, 2016, (i) the Company and its Subsidiaries, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the U.K. Bribery Act 2010, as amended, and any other applicable U.S. or non-U.S. anticorruption or anti-bribery laws (collectively, the “Anticorruption Laws”), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or other representatives acting on the Company’s behalf have, directly or indirectly, in each case, in violation in any material respects of the Anticorruption Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee, or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee, or agent for the unlawful rebating of charges, (D) made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(b) Since March 31, 2016, the United States government has not notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Anticorruption Laws. Other than the United States government, no Person has notified the Company or any of its Subsidiaries of any actual or, to the Knowledge of the Company, alleged violation or breach of the Anticorruption Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Anticorruption Laws. The Company and each Company Subsidiary has (i) made and kept material books, records, and accounts that, in reasonable detail, accurately and fairly reflect its and their transactions and dispositions and (ii) devised and maintained a system of internal controls, including an anti-corruption compliance program, sufficient to provide reasonable assurances that it and they are in material compliance with all applicable Anticorruption Laws.

(c) Since March 31, 2017, no Investment Adviser Subsidiary, or to the Knowledge of the Company, any “covered associate” (as defined in Rule 206(4)-5 of the Investment Advisers Act) of an Investment Adviser Subsidiary has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 of the Investment Advisers Act.

(d) To the extent required by applicable law, the Company and each of its Subsidiaries have adopted and maintained “know-your-customer” and anti-money laundering programs and reporting procedures, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering.

Section 3.30. Affiliated Companies. The Company has made available to Parent (a) true and complete copies of each contract or arrangement between the Company or any of its Subsidiaries (other than any Affiliated Company), on the one hand, and any Affiliated Company or any director or officer of an Affiliated Company, on the other hand, related to revenue sharing, governance, employment or involving payments to any director or officer of an Affiliated Company in excess of $5,000,000, in each case, involving or related to the Affiliated Companies (the “Affiliated Company Agreements”) that are in effect as of the date of this Agreement, and (b) copies of the organizational documents of each Affiliated Company, with all amendments thereto to the date of this Agreement (other than immaterial amendments), and such copies are accurate and complete as of the date of this Agreement.

Section 3.31. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company nor any person on behalf of the Company is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article III, the Company hereby disclaims all liability and responsibility for all projections, forecasts, estimates, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any representatives of Parent or any of Parent’s Affiliates, including omissions therefrom.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule (or, pursuant to Section 10.2(b), as set forth in any section or subsection of the Parent Disclosure Schedule to the extent the applicability thereof is readily apparent from the face of the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, with all amendments thereto to the date of this Agreement, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date of this Agreement.

Section 4.2. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3 (including Schedule 4.3), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth in Section 4.3 (including Schedule 4.3) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of Parent or Merger Sub or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any Contract, agreement, lease or instrument to which Parent or Merger Sub or any of Parent’s other Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except in each case with respect to clauses (ii), (iii) and (iv), for any such violations, breaches, defaults or creation or imposition of any Liens, that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or the performance by Parent or Merger Sub of their obligations hereunder, except for: (i) the filing of the Articles of Merger with the SDAT in accordance with the MGCL; (ii) the filing of a Notification and Report Form under the HSR Act; (iii) filings or notices required by, and any approvals required under the rules and regulations of, FINRA or any other self-regulatory organizations, including the NYSE and NFA; (iv) applicable requirements of the Securities Act and of the Exchange Act; (v) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.3; and (vi) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or which, if not obtained or made, would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.4. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and the approval of this Agreement by Parent or a Subsidiary of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. Parent or a Subsidiary of Parent, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.5. Capitalization of Merger Sub. All of the outstanding shares of stock of Merger Sub are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent, directly or indirectly. Parent has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of stock of Merger Sub free and clear of any Liens other than Permitted Liens. Such outstanding shares of stock of Merger Sub are the sole outstanding securities of Merger Sub.

Section 4.6. Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened in writing, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers or directors involving or relating to Parent or its Subsidiaries, the assets, properties or rights of any of Parent and its Subsidiaries or the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there is no judgment, decree, injunction, ruling or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of Parent, threatened in writing, against either of Parent or its Subsidiaries.

Section 4.7. No Brokers. The Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8. Financing. Parent has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it and all other monetary obligations hereunder on or after the Closing Date.

Section 4.9. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.10. Certain Arrangements. As of the date of this Agreement, there are no contracts or arrangements between Parent or any of its Subsidiaries, on the one hand, and executive officer of the Company or any Affiliated Company or the Board of Directors of the Company, on the other hand, with respect to the Company or any Affiliated Company or the transactions contemplated hereby.

Section 4.11. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent nor Merger Sub nor any person on behalf of Parent, and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article IV, Parent hereby disclaims all liability and responsibility for all projections, forecasts, estimates, data or information made, communicated or furnished (orally or in writing, including electronically) to the Company or any of the Company’s Affiliates or any representatives of the Company or any of the Company’s Affiliates, including omissions therefrom.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing (which shall not be unreasonably delayed, withheld or conditioned): (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act; and (ii) the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, continue to maintain and preserve in all material respects, its assets, properties, rights and operations and the business organization and current business relationships of the Company and its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective

Time, directly or indirectly, do any of the following without the prior written consent of Parent (which shall not be unreasonably delayed, withheld or conditioned other than with respect to clauses (ii), (iii), (iv) or (v) below, with respect to the acquisitions of any businesses):

(i) make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase shares of Company Common Stock or pursuant to the terms of Company RSU Awards or Company PSU Awards, in each case outstanding on the date hereof), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or, in the case of the Company, make any election to be subject to any of the provisions of Title 3, Subtitle 8 of the MGCL;

(ii) (a) make any sale, assignment, transfer, abandonment, sublease or other conveyance of any material asset or Company Property (other than sales of products or services in the ordinary course of business consistent with past practice) or (b) subject any of its assets, properties or rights to any Lien (other than Permitted Liens), in each case, that have a fair market value in excess of $3,000,000 individually or $15,000,000 in the aggregate, except, in each case, (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (C) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(a)(ix) and guarantees thereof or (D) for any transactions among the Company and any Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(iii) make any change, modification, waiver or amendment to any Affiliated Company Agreement or enter into or terminate any Affiliated Company Agreement;

(iv) (a) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock (including restricted stock), membership interests or partnership interests or other ownership interests of the Company, other than in connection with (A) the payment of the exercise price of Company Options with Company Common Stock (including but not limited to in connection with “net exercises”), (B) required Tax withholding in connection with the exercise of Company Options and the vesting of Company RSU Awards or Company PSU Awards, and (C) forfeitures of Company Options, Company RSU Awards and Company PSU Awards, pursuant to their terms as in effect on the date of this Agreement; (b) declare, set aside or pay any dividends or other distribution in respect of shares of the capital stock (including restricted stock), membership interests or partnership interests or other ownership interests of the Company (other than declaring, setting aside or paying (x) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not exceeding $0.40 per share of Company Common Stock with declaration, record and payment dates substantially consistent with those of the dividends paid by the Company during its most recent fiscal year, or (y) dividends payable by any direct or indirect Subsidiary of the Company in the ordinary course of business consistent with past practice); or (c) repurchase or retire any of the Company’s Indebtedness;

(v) (A) enter into any agreement, Contract, or commitment (or series of such similar transactions), that would require capital expenditures in excess of $7,500,000 individually or $15,000,000 in the aggregate, or (B) acquire, lease or sublease any material assets or properties (including any real property) other than, in each case, in the ordinary course of business consistent with past practice or as contemplated by the Company’s capital expenditure forecast as set forth on Schedule 5.1(a)(v);

(vi) except as required by law or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase the compensation or consulting fees, bonus or employee benefits or severance or termination pay of any employee of the Company (excluding, for the avoidance of doubt, any employee who is employed by any Affiliated Company) with an annual base salary of $225,000 or above, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or issue any loans to any Company Employee other than routine travel advances issued in the ordinary course of business, (F) hire any employee or engage any independent contractor of the Company with an annual base salary or wage rate or consulting fees in excess of $225,000, (G) terminate the employment of any Company Employee (other than a Company Employee who is employed by an Affiliated Company) with an annual base salary or wage rate or consulting fees in excess of $250,000 other than for “cause,” or (H) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(vii) except as required by law or pursuant to the terms of any Subsidiary Benefit Plan in effect as of the date of this Agreement, (A) enter into any new employment, service, severance or other compensatory agreement with any senior management member or portfolio manager of any of the Affiliated Companies, or (B) grant new equity or equity-based awards to any employee or other service provider of the Affiliated Companies;

(viii) except as required by law or in the ordinary course of business consistent with past practice, enter into any agreement or obligation which purports to restrict the ability of the Company or any Subsidiary of the Company to (A) compete in any business or with any Person in any geographical area or (B) provide any type of service, in each case in a manner that is material to the Company or any of its Subsidiaries, taken as a whole;

(ix) incur any Indebtedness or lend money to any Person (other than to the Company or to any Wholly Owned Subsidiaries), except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $7,500,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness does not increase the aggregate amount of Indebtedness permitted to be outstanding under the replaced Indebtedness; (C) guarantees by the Company of Indebtedness of any Subsidiary of the Company and guarantees by any Subsidiary of the Company of Indebtedness of the Company or any other Subsidiary of the Company, in each case, in the ordinary course of business consistent with past practice; (D) intercompany Indebtedness among the Company and any Subsidiary of the Company in the ordinary course of business consistent with past practice; or (E) making borrowings under the Company’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice in an amount not to exceed $30,000,000;

(x) make any change in any method of financial accounting or financial accounting principle, method, estimate or practice except for any such change required by GAAP;

(xi) (A) cause any Public Fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code to fail to so qualify, and, (B) except as required by law or in the ordinary course of business consistent with past practice, (1) initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund to effect any material change to the investment objectives or investment policies of such Public Fund, (2) effect any merger, consolidation or other reorganization of any Public Fund, or (3) launch any new Public Fund or other Fund;

(xii) except as required by law or in the ordinary course of business consistent with past practice (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes;

(xiii) settle, release or forgive any claim, disputed outside of the ordinary course of business, requiring net payments to be made by the Company or any of its Subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate, or settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to Taxes, which shall be governed by Section 5.1(a)(xii); or

(xiv) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c) The Company acknowledges and consents to the agreements set forth on Schedule 5.1(c)(i) and agrees to use commercially reasonable efforts to cooperate with respect to the matters set forth on Schedule 5.1(c)(ii).

(d) Promptly after the date of this Agreement (but no later than thirty (30) days after the date of this Agreement), the Company shall deliver to Parent its good faith calculation of Base Date Assets Under Management and Base Date Revenue Run Rate, together with reasonable supporting detail with respect to the calculations thereof. To the extent reasonably requested by Parent, the Company shall promptly make available (during normal business hours) to Parent the employees of the Company involved in, and records used in, preparing the calculation of Base Date Assets Under Management and Base Date Revenue Run Rate. The Company and Parent shall work in good faith to resolve any disagreements with respect to the calculation of Base Date Assets Under Management and Base Date Revenue Run Rate. Promptly after the date of this Agreement (but no later than forty-five (45) days after the date of this Agreement), the Company shall deliver to Parent a schedule setting forth the Sub-Advisory Relationships.

Section 5.2. Notice of Breach. From and after the date of this Agreement and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall as promptly as reasonably practicable provide written notice to Parent with reasonable detail upon having Knowledge of the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub hereby covenant as follows:

Section 6.1. Conduct of the Business Before the Closing Date.

(a) Neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 6.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, without the prior written consent of the Company (which shall not be unreasonably delayed, withheld or conditioned) acquire any material assets, or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practices, or in connection with transactions that would not reasonably be expected to (x) prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, or the consents set forth on Schedule 8.1(d), or (y) otherwise prevent or materially delay or materially impair the consummation of the Merger.

(b) Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c) Parent acknowledges and agrees to comply with the matters set forth on Schedule 6.1(c).

Section 6.2. Employee Matters.

(a) Parent shall or shall cause the Surviving Corporation to provide each Continuing Employee, during the period commencing at the Effective Time and ending one (1) year thereafter (the “Continuation Period”), with (i) base salary or base wage and target annual incentive opportunities, that are, in each case, no less favorable than the base salary or base wage rate and target annual incentive opportunities (taking into account annual incentive compensation payable in either cash or the grant of an equity award) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) employee health and welfare benefits (excluding defined benefit pension benefits and retiree health and welfare) that are (x) in the case of Continuing Employees employed by the Affiliated Companies, substantially comparable in the aggregate to those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (y) in the case of Continuing Employees employed by the Company and its Subsidiaries other than an Affiliated Company, at the discretion of Parent, either substantially comparable in the aggregate to those (1) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, or (2) that are generally made available to similarly situated employees of Parent and its Subsidiaries from time to time. Additionally, Parent agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits (including the payment of transitional or notice pay) that are no less favorable than the severance benefits (including the payment of transitional or notice pay) provided by the Company and its Subsidiaries to such Continuing Employee pursuant to the applicable Benefit Plan providing for such benefits and payments in effect as of the date of this Agreement.

(b) Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates (any such plan, a “Parent Benefit Plan”) to be waived with respect to the Continuing Employees and their eligible dependents, (ii) with respect to the plan year during which the Effective Time occurs, recognize for each Continuing Employee and his or her dependents credit for applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made in respect of such Continuing Employee and his or her eligible dependents to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time for purposes of satisfying any applicable deductible or annual out-of-pocket limit under any Parent Benefit Plan, and prior to the Effective Time, the Company shall have provided adequate data concerning such payments to Parent in a format reasonably requested by Parent, and (iii) recognize the service of each Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, vacation, paid time off, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan in which any Continuing Employee will participate after the Effective Time, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For the avoidance of doubt, such service shall not be recognized for purposes of eligibility for retirement vesting under equity plans of Parent or any of its Affiliates.

(c) Provided that Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee who participated in the Company 401(k) Plan immediately prior to the Closing during the Continuation Period with the same defined contribution plan and/or savings plan benefits as provided to similarly situated employees of Parent and its Subsidiaries, the Company shall (i) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time and (ii) provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(d) Prior to making any written communication to Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time (but in any event, no more than two (2) Business Days) to review and comment on the communication, and the Company shall consider any such comments in good faith; provided, that the foregoing shall not apply to any written communication to Company Employees so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous communications made by the Company in compliance with the provisions of this sentence.

(e) Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.9, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Section 6.3. Indemnification Continuation.

(a) For purposes of this Section 6.3, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or any of its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation, to the fullest extent permitted by applicable law, to provide indemnification to each Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. In the event of any such Proceeding, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent and the Surviving Corporation within a reasonable period of time following receipt by Parent or the Surviving Corporation from the Indemnified Person of a request therefor; provided that an Indemnified Person shall repay Parent or the Surviving Corporation for any expenses incurred by Parent or the Surviving Corporation in connection with the indemnification of such Indemnified Person pursuant to this Section 6.3 if it is ultimately determined that such Indemnified Person did not meet the standard of conduct necessary for indemnification by Parent or the Surviving Corporation as set forth in the Company Organizational Documents or the MGCL. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Surviving Corporation’s and any of its Subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the date of this Agreement in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were directors or officers of the Company or any of its Subsidiaries.

(c) Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to Indemnified Persons; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Parent and the Surviving Corporation would be required to expend more than 300% of current annual premiums, Parent and the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six (6)-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person for an amount not to exceed 300% of current annual premiums. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all obligations of the Company thereunder to be honored by it and the Surviving Corporation.

(d) The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.3 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such Indemnified Person is entitled on the date of this Agreement under the Company Organizational Documents (or the corresponding organizational documents of any Subsidiary of the Company).

Section 6.4. Non-Prosecution Agreement. As of and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, comply with all the terms and conditions of, and assume all of the obligations of, the Company under the Non-Prosecution Agreement, including the provisions of the Non-Prosecution Agreement governing the ability of the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Eastern District of New York to determine that there has been a breach under the Non-Prosecution Agreement.

Section 6.5. Notice of Breach. From and after the date of this Agreement and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall as promptly as reasonably practicable provide written notice to Company with reasonable detail upon having Knowledge of the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Proxy Statement; Stockholder Meetings.

(a) As promptly as practicable, and in any event within forty (40) days after the execution of this Agreement, the Company shall prepare the Proxy Statement and cause to be filed with the SEC the Proxy Statement. Parent, Merger Sub and the Company shall cooperate and consult with each other in the preparation of the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement under the Exchange Act. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger to the extent such action is permitted by Section 7.6. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise one another of any oral comments received from the SEC. The Proxy Statement shall, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b) The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(c) The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 7.6(b) and Section 7.6(c), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement shall not, on the date(s) the Proxy Statement is first mailed to the stockholders of the Company, or at the time of the Company Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, the Company shall have the right to, and shall upon request by Parent, postpone or adjourn the Company Stockholders Meeting for not more than an aggregate of ten (10) days, solely for the purpose of soliciting shares of Company Common Stock to obtain the Required Company Vote.

Section 7.2. Investment Advisory Arrangement Consents.

(a) Clients other than Funds. The Company shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the consent of each Client (other than a Fund) for which consent to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement with the Company or any of its Subsidiaries is required by applicable law or by such Client’s Investment Advisory Arrangement as a result of the transactions contemplated by this Agreement. In furtherance thereof, as promptly as reasonably practicable following the date of this Agreement and provided that the same is permitted pursuant to the applicable Investment Advisory Arrangement, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to such Clients informing each Client: (i) of the transactions contemplated by this Agreement; (ii) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Investment Advisory Arrangement; (iii) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iv) that the consent of such Client will be deemed to have been granted if such Client does not terminate its Investment Advisory Arrangement within forty-five (45) days after the sending of the Negative Consent Notice. If the applicable Investment Advisory Arrangement requires the written consent of the Client to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement with the Company or any of its Subsidiaries, or if the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of a Client to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement, then the Company shall, and shall cause its Subsidiaries to, as applicable, as promptly as reasonably practicable following the date of this Agreement, send a written notice, which shall be in form and substance reasonably satisfactory to Parent, informing such Client of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement, and any such Client shall be deemed a Non-Consenting Client unless and until such Client has provided its written consent to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement.

(b) Private Funds. The Company shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the consent of each Private Fund for which consent to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement with the Company or any of its Subsidiaries is required by applicable law or by such Private Fund’s Investment Advisory Arrangement as a result of the transactions contemplated by this Agreement. In furtherance thereof, as promptly as reasonably practicable following the date of this Agreement, and except as provided on Schedule 7.2(b)(i): (i)(A) if the applicable Investment Advisory Arrangement expressly requires the written consent of investors to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement with the Company or any of its Subsidiaries, or (B) permits consent to be obtained by a Fund Negative Consent Notice (as defined below) and the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of one or more investors in such Private Fund to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement, then the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice, which shall be in form and substance reasonably satisfactory to Parent, to each investor in such Private Fund described in Clause (A) or such investors described in Clause (B) requesting the written consent of the investor to the assignment or deemed assignment of the Investment Advisory Arrangement and informing each investor in the Private Fund of the intention (X) to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of the Investment Advisory Arrangement with the Private Fund, and (Y) to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Investment Advisory Arrangement) of the investors provide (and do not withdraw) their consent to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement; provided that any Private Fund described in Clause (A) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Investment Advisory Arrangement) of the investors provide (and have not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement, and any Private Fund described in Clause (B) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Investment Advisory Arrangement) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Investment Advisory Arrangement according to the method of consent (either written or negative) solicited; and (ii) for all Investment Advisory Arrangements with Private Funds not described in (i) above, and provided that the same is permitted pursuant to the applicable Investment Advisory Arrangement, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Fund Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to each investor in the applicable Private Fund informing each investor: (A) of the transactions contemplated by this Agreement; (B) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Investment Advisory Arrangement; (C) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Investment Advisory Arrangement) of the investors consent to the assignment; and (D) that the consent of such investor will be deemed to have been granted if such investor does not affirmatively object to such assignment within forty-five (45) days after the sending of the Fund Negative Consent Notice. Notwithstanding the foregoing, with respect to any Private Fund for which an Additional Private Fund Consent is required as set forth on Schedule 7.2(b)(ii) of the Company Disclosure Schedule, such Private Fund shall be deemed a Non-Consenting Client until such Additional Private Fund Consent has been obtained and remains in full force and effect at Closing.

(c) Public Funds.

(i) The Company shall, and shall cause its Investment Adviser Subsidiaries to, use their respective commercially reasonable efforts to, in accordance with applicable law, (A) as promptly as practicable after the date of this Agreement obtain the approval of each of the Public Fund Boards (“Public Fund Board Approval”) of the Public Fund Board Approval Items, and (B) request the Public Funds to obtain, as promptly as practicable following such approval of the Public Fund Boards, the necessary approval of the shareholders of each Public Fund (except if not required under manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries) (“Public Fund Shareholder Approval”) of the Public Fund Shareholder Approval Items.

(ii) As promptly as practicable following Public Fund Board Approval as described in Section 7.2(c)(i), the Company will, or will cause one of its Subsidiaries to (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) (A) prepare and file proxy materials for the Public Fund shareholder meeting to approve the Public Fund Shareholder Approval Items as contemplated by Section 7.2(c)(i), (B) use commercially reasonable efforts to promptly clear all SEC comments, and (C) request such Public Fund Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal to approve the Public Fund Shareholder Approval Items. The Company shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (1) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (2) provide reasonable comments on such proxy materials which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include therein.

(iii) As soon as possible following the date of this Agreement, the Company shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by applicable law, and (ii) make any other filing necessary under any applicable law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund. Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 7.2(c)(ii).

(iv) The Company agrees that the information provided by it or any of its Subsidiaries (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Public Fund (other than information that is or will be provided by or on behalf of Parent or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that the information provided by it (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Public Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v) The parties agree that a Public Fund shall be deemed a Consenting Client for all purposes under this Agreement only if Public Fund Board Approval and Public Fund Shareholder Approval (unless such approval is not required as provided under Section 7.2(c)(i)(B)) has been obtained and is in full force and effect at the Closing for the Public Fund IAA Approval.

(d) In connection with obtaining the Client consents and other actions required by this Section 7.2, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents and, upon Parent’s reasonable request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process. Without limiting the foregoing, in connection with obtaining the Client consents required under this Section 7.2, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution. Parent and the Company agree that in no event shall the Company or any Subsidiary thereof be required or authorized to offer or grant any material accommodation or material alteration of terms (financial or otherwise) in respect of any Client for the purpose of obtaining the Client consents contemplated by this Section 7.2.

Section 7.3. Section 15(f) of the Investment Company Act.

(a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, Parent or any of its Affiliates or any other investment adviser for such Public Fund, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.

(b) For a period of three (3) years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.3.

Section 7.4. Access to Information.

Upon reasonable notice, the Company shall (and shall cause its respective Subsidiaries to) afford to Parent and its representatives (including any financing sources and their representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to Parent and its representatives (including any financing sources and their representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company’s reasonable judgment, (i) providing such access would result in the waiver of any attorney-client privilege, in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information, provided, further, that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in violation of law or the loss or waiver of such privilege. No investigation by Parent or its representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated June 27, 2019 (the “Confidentiality Agreement”), between the Company and Parent.

Section 7.5. Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement, including, without limitation, (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date of this Agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including but not limited to, FINRA, the NFA, the Financial Conduct Authority in the UK, the European Commission, Central Bank of Ireland, and the Japanese Financial Services Agency in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (w) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within fifteen (15) Business Days after the execution of this Agreement, (x) make any filings in connection with any Regulatory Approvals as promptly as practicable,

(y) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Governmental Entity under any Regulatory Law, and (z) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain all Regulatory Approvals as soon as practicable. For the avoidance of doubt, Parent shall be responsible for the payment of all filing fees payable to any Governmental Entity.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.5(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), (i) cooperate in all respects and consult with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party and/or its counsel to have a reasonable opportunity to review in advance and comment on drafts of any communications, filings and submissions (and documents submitted therewith); (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, including by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (iii) permit the other party to review any communication it gives to, and consult with each other in advance of any meeting, substantive telephone call, or conference with the DOJ, the FTC, or such other Governmental Entity or other person, and to the extent permitted by the DOJ, the FTC, or any other applicable Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings, substantive telephone calls and conferences, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.5(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EU Merger Regulation and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or affecting competition or market conditions through merger, acquisition or other transaction and laws relating to change of control or other approvals required from any Governmental Entity for completion of the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.5(a) and Section 7.5(b), Parent shall use its best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. For the purposes of this Section 7.5, “best efforts” shall include taking any and all actions necessary to obtain the Consents or waiting period expirations of any Governmental Entity required to consummate the Merger as expeditiously as possible and, in any event, prior to the Termination Date, including promptly (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or its Subsidiaries or any of Parent’s or its Subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries) and (iv) making, or causing any Subsidiaries to make, any commitment, or committing to (or causing any Subsidiaries to commit to) make any commitment (to any Governmental Entity or otherwise) regarding the future operations of Parent or the Company (including any of their respective Subsidiaries) (the “Regulatory Actions”). Nothing in this Section 7.5 shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon consummation of the Closing. Subject to the obligations to cooperate and consult in Section 7.5(b), the Parent shall, on behalf of the parties, be entitled to direct, control and lead all communications, discussions, negotiations and strategy, including with respect to any Regulatory Action or any governmental consent, waiver, authorization or approval which the Parent may seek to obtain in accordance with the provisions hereof and the Company shall take all reasonable actions (at the direction of the Parent) to support the Parent with respect to the process and strategy for pursuing any such Regulatory Actions and obtaining such governmental consents, waivers, authorizations or approvals.

(d) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities (except those contemplated by Section 7.5(b), which shall be governed by that Section), necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole.

Section 7.6. Acquisition Proposals.

(a) Except as otherwise expressly permitted by this Section 7.6, none of the Company or any of its Subsidiaries shall, nor shall (directly or indirectly) the Company authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require the Company to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree or resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly inform its financial advisors of the Company’s obligations under this Section 7.6. Any violation of this Section 7.6 by any financial advisor of the Company shall be deemed to be a breach of this Section 7.6 by the Company. For purposes of this Section 7.6, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

“Company Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance recommends against any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by Section 7.6(c), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a material breach of Section 7.6(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain standstill provisions) and to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent substantially concurrent with the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clause (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel that such Company Acquisition Proposal constitutes or would reasonably be expected to result in, a Company Superior Proposal.

“Company Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel) would be more favorable to the Company’s stockholders than this Agreement, and the Merger, taking into account all terms and conditions of such transaction (including any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third-party approvals, except that the reference to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “80%”. Reference to “this Agreement”, and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent pursuant to Section 7.6(d).

(c) Except as provided below, at any time prior to the receipt of the Required Company Vote, the Company’s Board of Directors shall not (1) withdraw, modify or amend in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger or (2) approve or recommend any Company Acquisition Proposal ((1) or (2) a “Company Change in Recommendation”). Notwithstanding the foregoing, the Company’s Board of Directors (x) may make a Company Change in Recommendation (i) in response to a Company Intervening Event, or (ii) following receipt of an unsolicited bona fide written Company Acquisition Proposal that did not result from or arise out of a material breach of this Section 7.6 and which the Company’s Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, in each case, if and only if, the Company’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties or standard of conduct required of the Company’s Board of Directors under applicable law and the Company complies with Section 7.6(d) or (y) following receipt of a bona fide written Company Acquisition Proposal which the Company’s Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, may terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Company Alternative Acquisition Agreement”) with respect to such Company Superior Proposal, if, and only if, the Company’s Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties or standards of conduct of the Company’s Board of Directors under applicable law and the

Company complies with Section 7.6(d), and concurrently with entering into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 9.1(f).

(d) Prior to the Company taking any action permitted (i) under Section 7.6(c)(x)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent it intends to effect a Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such four (4) Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend the terms of this Agreement in a manner that would make the failure to effect a Company Change in Recommendation no longer inconsistent with the fiduciary duties or standards of conduct of the Company’s Board of Directors under applicable law or (ii) under Section 7.6(c)(x)(ii) or Section 7.6(c)(y) the Company shall provide Parent with four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising Parent that the Company’s Board of Directors intends to take such action, and specifying the material terms and conditions of the Company Superior Proposal, and the Company shall, during such four (4) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

(e) The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, and (iii) the material terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry, proposal or discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision to the extent necessary to allow a Person to privately make a Company Acquisition Proposal to the Board of Directors of the Company as permitted under this Section 7.6. The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal and shall provide to Parent within 24 hours after receipt thereof all copies of any other documentation material to understanding such Company Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Company Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Company Acquisition Proposal. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable law or otherwise cause such restrictions not to apply.

Section 7.7. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.8. Maintenance of Insurance. The Company will use commercially reasonable efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date of this Agreement.

Section 7.9. Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except (a) with respect to any Company Change in Recommendation made in accordance with the terms of this Agreement, (b) in connection with any Company Superior Proposal, (c) with respect to any public statement regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 7.9 and do not reveal material nonpublic information regarding the transactions contemplated by this Agreement, or (d) as may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

Section 7.10. No Rights Plan. From the date of this Agreement through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 7.11. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company Common Stock and derivative securities with respect to Company Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12. CFTC Notices. If required by applicable law, on or before the Closing, (i) the Company shall cause any Company Commodity Subsidiary to reaffirm all CFTC Rule 4.13(a)(3) notices of exemption it continues to rely on, if any, filed with respect to any Private Fund; and (ii) the Company shall use commercially reasonable efforts to cause the Public Funds to reaffirm all CFTC Rule 4.5 notices of exclusion filed with respect to the Public Funds that they continue to rely on.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval of the Merger and the other transactions contemplated by this Agreement by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.5 shall have been the cause of, or shall have resulted in, such order or injunction.

(c) HSR Act. The waiting period (and any extension thereof) under the HSR Act and any commitments by the parties to any Governmental Entity not to close before a certain date under a timing agreement entered into with the DOJ, FTC or other applicable Governmental Entity applicable to the Merger and the other transactions contemplated pursuant to this Agreement shall have been terminated or shall have expired.

(d) Regulatory Approvals. All applicable waiting periods (or extensions thereof) or consents, non-objections or approvals relating to the Merger under the applicable laws of the jurisdictions or Governmental Entities set forth in Schedule 8.1(d) (the “Regulatory Approvals”) shall have expired, been terminated or received and be in full force and effect (as applicable).

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.5 (Authorization and Validity of Agreement), Section 3.24 (No Brokers), Section 3.25 (State Takeover Statutes), Section 3.26 (Opinion of Financial Advisor), Section 3.30 (Affiliated Companies), and the representation and warranty in Section 3.6(d) (Capitalization and Related Matters) solely with respect to each Affiliated Company shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Sections 3.6(a), 3.6(b) and 3.6(c) (Capitalization and Related Matters) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company contained in Section 3.9(a) (Absence of Certain Changes or Events), Section 3.27 (Board Approval) and Section 3.28 (Vote Required) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) Client Consent Percentage. The Client Consent Percentage shall be at least 75% and Parent shall have received a certificate of an executive officer of the Company to such effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by, the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization), Section 4.4 (Authorization and Validity of Agreement), and Section 4.7 (No Brokers) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent contained in Sections 4.5 (Capitalization of Merger Sub) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent and Merger Sub contained in Section 4.9 (Board Approval) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before February 17, 2021, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used the level of efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(e) By Parent (i) prior to the Company Stockholders Meeting, if there shall have been a Company Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Company Acquisition Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.6, (ii) if the Company shall fail to call or hold the Company Stockholders Meeting in violation of Section 7.1(c); or (iii) if the Company shall have committed an Intentional Breach of any of its material obligations under Section 7.6;

(f) By the Company, pursuant to Section 7.6(c), subject to compliance with the applicable provisions of Section 7.6(c), Section 7.6(d), Section 7.6(e) and Section 9.2(d);

(g) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not curable or (ii) (other than an Intentional Breach of Parent’s obligations under Article I) if such breach is curable, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not curable or (ii) if such breach is curable, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 5.1(c), this Section 9.2 and Article X; provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party to the extent such liability or damages were the result of, fraud or any Intentional Breach of any covenant or agreement in this

Agreement occurring prior to termination (in each case, which may be pursued only by the party through actions expressly approved by the party’s Board of Directors, as applicable). Each party agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Consent Termination Fee is paid to the Company in accordance with this Agreement, the payment of such fee shall be the sole and exclusive remedy of the Company, its Subsidiaries, stockholders, Affiliates and representatives against Parent or any of its representatives or Affiliates for, and in no event will the Company or any other such Person seek to recover any money damages or seek any other remedy with respect to, any loss suffered, directly or indirectly, as a result of (i) the failure of the Merger to be consummated, (ii) the termination of this Agreement or (iii) any liabilities or obligations arising under this Agreement.

(b) If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount in cash equal to $115,000,000 (the “Company Termination Fee”).

(c) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d), (ii) at or prior to the time of the Company Stockholders Meeting there shall have been publicly disclosed or announced and not withdrawn prior to the Company Stockholders Meeting a bona fide written Company Acquisition Proposal and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay to Parent, not later than two (2) Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Company Termination Fee.

(d) If the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee contemporaneously with such termination.

(e) If (i) Parent shall terminate this Agreement pursuant to Section 9.1(b) and (ii) on the date of such termination all the conditions set forth in Section 8.1 and Section 8.2 (other than Section 8.2(c)) have been satisfied (other than those conditions that by their nature are to be satisfied on the Closing provided that those conditions were reasonably likely to be satisfied at Closing assuming that the Closing Date were the date of such termination), then Parent shall pay to the Company, not later than two (2) Business Days after the termination of this Agreement, an amount in cash equal to $115,000,000 (the “Consent Termination Fee”).

(f) All payments under this Section 9.2 by (i) the Company shall be made by wire transfer of immediately available funds to an account designated by Parent, and (ii) Parent shall be made by wire transfer of immediately available funds to an account designated by the Company.

(g) For purposes of this Section 9.2, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 7.6(a), except that the reference to “more than twenty (20%) percent” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “more than fifty (50%) percent”.

(h) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 9.2, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 9.2 the Company Termination Fee more than once.

(i) Parent acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay promptly the amounts due pursuant to this Section 9.2, Parent will also pay to the Company the Company’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid under this Section 9.2 the Consent Termination Fee more than once.

Section 9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or which reduces the Merger Consideration or adversely affects the holders of Company Common Stock, without approval by such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X, including but not limited to covenants and agreements of Parent contained in Section 6.3.

Section 10.2. Disclosure Schedules.

(a) The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b) Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (other than with respect to issues relating to the Merger, duties or standard of conduct of directors of the Company, general corporation law and any other provisions herein that are required to be governed by the MGCL). Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the U.S. District Court for the District of Delaware.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond with such remedy are waived.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and (b) as provided in Section 5.1(c) and Section 7.5(a).

Section 10.6. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by E-mail (with a confirming copy sent by Federal Express or similar overnight courier); or (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party as follows:

If to the Company:

Legg Mason, Inc.

100 International Drive

Baltimore, MD 21202

E-mail:	[Redacted]
Attn:	Office of the General Counsel

Copy to (such copy not to constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

E-mail:	frederick.green@weil.com; sachin.kohli@weil.com
Attn:	Frederick Green
Sachin Kohli

If to Parent or Merger Sub:

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403

E-mail:	[Redacted]
Attn:	Craig S. Tyle, Executive Vice President and General Counsel

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-mail:	dboston@willkie.com; lacker@willkie.com
Attn:	David K. Boston
Laura H. Acker

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the Company stockholders to receive the Merger Consideration (following the Effective Time) in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time), and (ii) the rights to continued indemnification and insurance pursuant to Section 6.3 (of which, in each case, the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns; provided, that, nothing in this Section 10.9 shall limit the right of Parent or the Company to seek damages as contemplated by Section 9.2. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Definitions. As used in this Agreement:

“Additional Private Fund Consent” means, with respect to any Private Fund, (i) any authorization or other approval from, or filing with, a Governmental Entity or Self-Regulatory Organization necessary to obtain the applicable Private Fund Consent or otherwise effectuate the transactions contemplated by this Agreement with respect to such Private Fund, and (ii) any Consent required to prevent or waive any put right, right of redemption, termination of the investment period, termination of such Private Fund or default materially adverse to the Company or any Subsidiary pursuant to any governing document of such Private Fund.

“Adjusted Assets Under Management” means, for any account of any Client, as of a particular date of determination, the Base Date Assets Under Management with respect to each such account, or, for any Person who becomes a Client after the Base Date, the initial assets under management in each account of such Client, in each case, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, to reflect net cash flows with respect to the assets under management with respect to each account of such Client (including any additions, withdrawals or deposit of additional funds, or written notices of withdrawal, or written notices of addition which are reasonably expected to be funded within a reasonable period of time following the respective dates of such notices) that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination; provided, however, (i) in no event will the Adjusted Assets Under Management for any Client be less than zero and (ii) any account from which assets have been withdrawn to produce a zero balance shall be deemed terminated and to have no assets under management. For the avoidance of doubt, for any Revenue Run-Rate determination after the Base Date, any increase or decrease in the applicable assets under management with respect to the accounts of such Client due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, that occurred on or after the date that such Person became a Client) through such date of determination, will be excluded from the calculation of Adjusted Assets Under Management and net cash flows will be added or subtracted based on the amount of such flows.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Affiliated Companies” means the Subsidiaries of the Company listed on Schedule 10.12(a).

“Affiliated Company Agreements” shall have the meaning set forth in Section 3.30.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anticorruption Laws” shall have the meaning set forth in Section 3.29(a)(i).

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Base Date” means January 31, 2020.

“Base Date Assets Under Management” means, for any account of any Client, the assets under management with respect to each account of such Client as of the Base Date, as determined by the Company consistent with past practice excluding any portion of the assets under management attributable to a request from the Client to withdraw or redeem their invested capital or account balance that have been delivered to the Company, one of its Subsidiaries or a Fund as of the date of this Agreement.

“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate for all accounts of all Clients determined as of the Base Date.

“Benefit Plan” shall mean each ERISA Plan and each other employee compensation and benefits plan, policy, program or arrangement, including each Multiemployer Plan, and each other stock purchase, stock option, restricted stock, restricted stock unit, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements), in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability; provided, however, Benefit Plan shall not include any policy, program or arrangement entered into prior to the Effective Time by Parent and/or Merger Sub with or for the benefit of any employee of the Company or any of its Subsidiaries or Affiliates.

“Benefit Plan Client” shall have the meaning set forth in Section 3.16(l)(iv).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Calculation Time” means the close of business in accordance with the Company’s historic accounting practices on the day that is five (5) Business Days prior to the Closing Date; provided, however, that if the Closing Date is one of the first ten (10) Business Days of a calendar month, then the Calculation Time shall be the close of business in accordance with the Company’s historic accounting practices on the last Business Day of the immediately preceding calendar month.

“CEA” shall mean the United States Commodity Exchange Act and the rules and regulations promulgated thereunder by the CFTC.

“Certificate” shall have the meaning set forth in Section 1.7(a)(ii).

“CFTC” shall mean the United States Commodity Futures Trading Commission.

“Client” means any Person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.

“Closing” shall have the meaning set forth in Section 1.2(b).

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Calculation Time, it being understood and agreed that the determination of Closing Revenue Run-Rate (a) shall include as Clients all Persons that become Clients after the date hereof and their respective Adjusted Assets Under Management, (b) shall exclude any Non-Consenting Clients and their respective Adjusted Assets Under Management and (c) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clauses (a) and (b), be calculated using the same methodology used to calculate the Base Date Revenue Run-Rate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 401(k) Plan” shall mean the Legg Mason Profit Sharing and 401(k) Plan.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.6(a).

“Company Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.6(c).

“Company Benefit Plan” shall mean each Benefit Plan other than a Subsidiary Benefit Plan.

“Company Broker-Dealer Subsidiary” shall have the meaning set forth in Section 3.16(e).

“Company Change in Recommendation” shall have the meaning set forth in Section 7.6(c).

“Company Commodity Subsidiary” shall have the meaning set forth in Section 3.16(k).

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date of this Agreement.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is an individual) of the Company or any of its Subsidiaries.

“Company Equity Award” shall have the meaning set forth in Section 1.8(e).

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary of the Company.

“Company Intervening Event” shall mean a material event, development or occurrence that (i) affects the business or operations of the Company, (ii) does not relate to a Company Acquisition Proposal, and (iii) is unknown or not reasonably foreseeable to or by the Company’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, development or occurrence known to or by the Company’s Board of Directors as of the date of this Agreement), which event, development or occurrence becomes known to or by the Company’s Board of Directors prior to obtaining the Required Company Vote.

“Company Leased Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Leases” shall have the meaning set forth in Section 3.12(a).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.15.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate has, or would reasonably be likely to have, a material adverse effect on the business, assets, financial condition, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic conditions or securities or financial markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iii) any change in applicable law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on employees, clients or suppliers of the Company or any of its Subsidiaries (including such an impact resulting in any threatened or actual loss of employees, clients or suppliers or a disruption in the relationship with employees, clients or suppliers), or on the assets under management of the Company and its Subsidiaries, provided, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Company Material Adverse Effect in the representations and warranties set forth in Section 3.3 and Section 3.4, and, to the extent related to Section 3.3 and Section 3.4, the conditions set forth in Section 8.2(a), (v) political or geopolitical conditions, acts of war, acts of terrorism, armed hostilities, or any escalation or worsening of any such acts of war or armed hostilities, threatened or underway as of the date of this Agreement, (vi) any act of god, including any hurricane, tornado, flood, earthquake or other natural disaster, or any pandemic or global public health emergency (as declared by the World Health Organization), (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), (viii) any change, in and of itself, in the market price or trading volume of Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), (ix) any reduction in the assets under management of the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such reduction may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), or (x) any litigation arising from allegations of a breach of fiduciary duty, inadequate disclosure or other violation of applicable law relating to this Agreement or the transactions contemplated hereby, except with respect to clauses (i), (ii), (v) and (vi), to the extent such conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to others in similar industries in respect of the business conducted in such industries (but in such event, only the incremental, materially disproportionate adverse effect shall be taken into account when determining whether there has been a “Company Material Adverse Effect”).

“Company Options” shall mean each stock option to purchase Company Common Stock granted under any Company Benefit Plan that is outstanding and unexpired immediately prior to the Effective Time.

“Company Organizational Documents” shall mean the charter and bylaws of the Company, as each is currently in effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any Subsidiary of the Company.

“Company Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.6(a).

“Company Property” shall have the meaning set forth in Section 3.12(a).

“Company PSU Award” shall mean an award of restricted stock units in respect of Company Common Stock granted pursuant to a Company Benefit Plan whose vesting is conditioned in whole or in part on the satisfaction of performance criteria, which is outstanding immediately prior to the Effective Time.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Company RSU Award” shall mean an outstanding award of restricted stock units in respect of Company Common Stock granted pursuant to a Company Benefit Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria, which is outstanding immediately prior to the Effective Time.

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plan” shall mean each of (i) the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended; (ii) the Legg Mason, Inc. 2017 Equity Incentive Plan; and (iii) the Legg Mason, Inc. Non-Employee Director Equity Plan.

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.27.

“Company Superior Proposal” shall have the meaning set forth in Section 7.6(b).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.4.

“Consent” shall mean any consent, approval, clearance, waiver, permit or order.

“Consent Termination Fee” shall have the meaning set forth in Section 9.2(e).

“Consenting Client” means each Client whose Consent shall have been obtained or be deemed to be obtained, as applicable, in accordance with Section 7.2 (including pursuant to a Negative Consent Notice or a Fund Negative Consent Notice).

“Continuation Period” shall have the meaning set forth in Section 6.2(a).

“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries.

“Contract” means any written agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding.

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“DOJ” shall have the meaning set forth in Section 7.5(b)(ii).

“DTC” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“EU Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“ESPP” shall have the meaning set forth in Section 1.8(d).

“Exchange Act” shall have the meaning set forth in Section 3.4(iv).

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Excluded Share” shall have the meaning set forth in Section 1.7(a)(i).

“Extension Notice” shall have the meaning set forth in Section 1.2.

“FINRA” shall have the meaning set forth in Section 3.4(iii).

“FTC” shall have the meaning set forth in Section 7.5(b)(ii).

“Fund” means any Public Fund, Private Fund or Non-US Retail Fund; provided, however, that solely for purposes of Sections 3.13 and 3.16(h), the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Fund Negative Consent Notice” shall have the meaning set forth in Section 7.2(b).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, supranational, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Grant Date” shall have the meaning set forth in Section 3.6(e)(i).

“HSR Act” shall have the meaning set forth in Section 3.4(ii).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing capital lease obligations; or

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one (1) year after such property is acquired or such services are completed;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Person” shall have the meaning set forth in Section 6.3(a)(i).

“Intellectual Property” shall mean all of the following, whether registered or unregistered: (i) trademarks, trademark rights, service marks, service mark rights, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents, patent applications and patent rights; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works, applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in Web sites; (vi) lists, data, databases, processes, methods, schematics, technology, know-how and documentation; and (vii) all similar proprietary rights.

“Intentional Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“International Plan” shall have the meaning set forth in Section 3.19(n).

“Investment Adviser Subsidiaries” means each Subsidiary of the Company that is required to be registered as an investment adviser under the Advisers Act as of the date of this Agreement.

“Investment Advisory Arrangement” means a Contract (including any limited partnership agreement, limited liability company agreement or similar governing document of a Client) under which the Company or any of its Subsidiaries acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRS” shall mean the United States Internal Revenue Service.

“J.P. Morgan” shall have the meaning set forth in Section 3.24.

“Key Minority Affiliate” shall mean Precidian Investments, LLC.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the executives of the Company listed on Schedule 10.12(b), or (ii) with respect to Parent, the actual knowledge of the executives of Parent listed on Schedule 10.12(c).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Material Contract” shall have the meaning set forth in Section 3.18(c).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a)(i).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“MGCL” shall have the meaning set forth in the Recitals hereto.

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“Negative Consent Notice” shall have the meaning set forth in Section 7.2(a).

“NFA” shall have the meaning set forth in Section 3.4(iii).

“Non-Consenting Client” means each Client other than a Consenting Client.

“Non-Prosecution Agreement” means the non-prosecution agreement, entered into by and between the Company and United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Eastern District of New York on June 4, 2018.

“Non-U.S. Investment Adviser Subsidiary” means each Subsidiary of the Company or Parent that is registered, licensed or authorized in a country outside the United States of America to carry out any type of investment services, investment management, portfolio management or other investment advisory services in the country where it conducts such activities.

“Non-US Retail Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is required to be registered or authorized by a non-US Governmental Entity in the jurisdiction in which it is established (including in the European Union undertakings for collective investment in transferable securities (“UCITs”)), and (b) for which the Company or one or more of its Subsidiaries, or one more Subsidiaries of Parent, acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor or in a similar capacity; provided, however, that solely for the purposes of Section 3.13, the term “Non-US Retail Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“NYSE” means the New York Stock Exchange.

“Outstanding Equity Award Schedule” shall have the meaning set forth in Section 3.6(e).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Benefit Plan” shall have the meaning set forth in Section 6.2(b).

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent and Merger Sub on the date of this Agreement.

“Parent Licenses and Permits” shall mean the material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of Parent or its Subsidiaries by any Governmental Entity as of the date of this Agreement.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate has, or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent and Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, reexamine applications, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

“Pension Scheme” shall mean that certain Martin Currie Retirement and Death Benefits Plan sponsored by Martin Currie Investment Management Limited.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes not yet due and payable or delinquent or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, none of which materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade Contracts (other than Contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) Liens arising from protective filings, (i) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry and (j) Liens securing Indebtedness of the Company and its Subsidiaries, provided that such Indebtedness shall be in existence on the date of this Agreement.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable law, or by the Company and its Subsidiaries in any of their publicly posted privacy policies or Contracts.

“PJT Partners” shall have the meaning set forth in Section 3.24.

“Privacy Laws” means any and all applicable laws, legal requirements and binding self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“Privacy Policies” shall have the meaning set forth in Section 3.23(i)(B).

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (b) for which the Company or one or more of its Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor, or in a similar capacity; provided, however, that solely for purposes of Sections 3.13 and 7.12, the term “Private Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Private Fund Consent” shall mean, for any Investment Advisory Arrangement with a Private Fund, a consent to the assignment or deemed assignment of the Investment Advisory Arrangement provided in accordance with Section 7.2(b) that is in full force and effect at the Closing.

“Proceeding” shall have the meaning set forth in Section 6.3(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 3.27.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered or required to be registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor, or in a similar capacity; provided, however, that solely for purposes of Sections 3.10(b), 3.13, 5.1(a)(xi) and 7.12, the term “Public Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Public Fund Board Approval” shall have the meaning set forth in Section 7.2(c).

“Public Fund Board Approval Item” means, with respect to a Public Fund, approval by the applicable Public Fund Board of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms substantially comparable to (but providing for fees (after giving effect to any waivers or other reductions thereof) no less favorable to the Company or the applicable Investment Adviser Subsidiary than) the applicable existing Investment Advisory Arrangement as in effect on the date of this Agreement (or, if entered into or amended after the date of this Agreement in accordance with this Agreement, as in effect on the date of the execution or amendment thereof) (“Public Fund IAA Approval)”; provided that, the term “Public Fund IAA Approval” shall not include approval by a Public Fund Board of any interim Investment Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act (although the Company may nonetheless in its own discretion seek, and upon the request of Parent, shall seek, the approval by the applicable Public Fund Board pursuant to such Rule 15a-4 of an interim Investment Advisory Arrangement for any Public Fund with respect to any period after Closing in connection with the transactions contemplated by this Agreement).

“Public Fund IAA Approval” shall have the meaning set forth in the definition of “Public Fund Board Approval Item”.

“Public Fund SEC Documents” means the forms, statements, reports and documents required to be filed by any Public Fund with, or required to be furnished by any Public Fund to, the SEC pursuant to the Investment Company Act, the Securities Act, the Exchange Act or other applicable law (including any exhibits or amendments thereto).

“Public Fund Shareholder Approval” shall have the meaning set forth in Section 7.2(c)(i).

“Public Fund Shareholder Approval Item” means, with respect to a Public Fund, approval by the applicable Public Fund shareholders of the Public Fund IAA Approval.

“Regulatory Actions” shall have the meaning set forth in Section 7.5(c).

“Regulatory Approvals” shall have the meaning set forth in Section 8.1(d).

“Regulatory Law” shall have the meaning set forth in Section 7.5(b).

“Required Company Vote” shall have the meaning set forth in Section 3.28.

“Revenue Run Rate” means, as of any date, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all accounts of all Clients (including the Funds) (but excluding performance-based, incentive, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues and fund administration fees) payable to the Company or any Subsidiary, determined by multiplying (a) in the case of the Base Date Revenue Run-Rate, the Base Date Assets Under Management, or (b) in the case of the Closing Revenue Run-Rate, the Adjusted Assets Under Management, in either case for each account of each such Client as of the applicable date by the applicable annual fee rate or fee schedule for each account of each such Client under the applicable Investment Advisory Arrangement as of the applicable date (not including any carried interest or profits interests, and net of any fee rebates or discounts or sub-advisory fees paid by the Company or any Subsidiary to a Person other than the Company or a Subsidiary).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.16(b)(i).

“SDAT” shall have the meaning set forth in Section 1.3.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.4(iv).

“Self-Regulatory Organization” shall have the meaning set forth in Section 3.4(iii).

“Similar Law” shall have the meaning set forth in Section 3.16(l).

“Stockholders” shall have the meaning set forth in the Recitals.

“Sub-advisory Relationship” means any Contract pursuant to which the Company or any of its Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal advisor, general partner, managing member or manager is any Person who is not the Company or a Subsidiary of the Company.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided, that no Client or Fund, or any of their respective controlled Affiliates, shall be a subsidiary of the Company, Parent, or any of their respective Subsidiaries.

“Subsidiary Benefit Plan” shall mean each Benefit Plan that is exclusively sponsored, maintained, contributed or required to be contributed to by a Company Subsidiary.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing supplied or required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, governmental and regulatory fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Uncertificated Company Stock” shall have the meaning set forth in Section 1.7(a)(ii).

“UCITs” shall have the definition set forth in the definition of “Non-US Retail Funds”.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares, if applicable) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FRANKLIN RESOURCES, INC.

By:	/s/ Jennifer M. Johnson
Name: Jennifer M. Johnson
Title: President and Chief Executive Officer

ALPHA SUB, INC.

By:	/s/ Matthew Nicholls
Name: Matthew Nicholls
Title: President

LEGG MASON, INC.

By:	/s/ Joseph A. Sullivan
Name: Joseph A. Sullivan
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 17, 2020, is entered into by and between Franklin Resources, Inc., a Delaware corporation (“Parent”), and the individuals and other parties listed on Schedule A hereto (each, a “Stockholder,” and collectively, the “Stockholders”).

WHEREAS, the Stockholders beneficially own in the aggregate 3,881,704 shares of the common stock of Legg Mason, Inc., a Maryland corporation (the “Company”), par value U.S. $0.10 per share (“Company Common Stock”) (such shares of Company Common Stock, together with any shares of Company Common Stock acquired by each Stockholder after the date hereof being collectively referred to herein as the “Shares”);

WHEREAS, the Company, Parent and ALPHA SUB, INC., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or modified from time to time, the “Merger Agreement”); and

WHEREAS, each Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to induce Parent to consummate, and to cause Merger Sub to consummate, the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2. Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

2.1 Title to the Shares. Such Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”) owned beneficially or of record by such Stockholder. Such Stockholder does not have any rights of any nature to acquire any additional Company Securities. Such Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, voting trusts or other agreements, arrangements or restrictions with respect to voting, and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock owned by it, other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations); provided that each Stockholder may be deemed to share voting power and the power of disposition over its Company Securities with Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and/or Edward P. Garden.

2.2 Organization. Such Stockholder (only if such Stockholder is not a natural person) is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

2.3 Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting or relating to the rights of creditors generally, and (ii) subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

2.4 No Conflict. Except for any filings as may be required by applicable federal securities laws or as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (only if such Stockholder is not a natural person) or any other agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

2.5 No Litigation. To the knowledge of such Stockholder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against such Stockholder that would prevent the performance by such Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

2.6 No Inconsistent Agreements. Each Stockholder hereby represents and agrees that, except as provided in Section 2.1 above or Section 3.3 below, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by such Stockholder, and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by such Stockholder, with any such proxy, consent or power of attorney purported to be granted by such Stockholder being void from the outset.

SECTION 3. Covenants of the Stockholders.

3.1 Restriction on Transfer. Absent the prior written consent of Parent, each Stockholder hereby agrees that, from the date hereof until the earlier of the (i) 9:00 a.m. (New York City time) on the day after the record date for the determination of stockholders of the Company who will be entitled to notice of and voting rights at, the Company Stockholders’ Meeting (the “Record Date”) and (ii) termination of this Agreement, such Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement, create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares, or enter into any contract, option or other arrangement or understanding with respect to any transfer of, any of the Shares, other than (a) any liens, charges or other encumbrances that do not impede such Stockholder’s ability to perform or comply with its voting obligations under Section 4.1 of this Agreement or (b) any transfer to an Affiliate of such Stockholder, but only if, in each case, prior to the effectiveness of such transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such transfer is delivered to Parent pursuant to Section 9.10 hereof. Any transfer in violation of this Section 3.1 shall be null and void. For the avoidance of doubt, the fact that a

Stockholder’s Shares may be subject to rehypothecation by a prime broker for such Stockholder in connection with the extension of margin credit by such prime broker to such Stockholder, shall not be a violation of this Section 3.1 so long as such Stockholder is entitled to vote any such rehypothecated Shares at the Company’s Stockholders’ Meeting (including by having such rehypothecated Shares returned to such Stockholder prior to the Record Date).

3.2 Additional Shares. Prior to the termination of this Agreement, each Stockholder will, upon receipt of written inquiry from Parent, promptly notify Parent of the number of any new shares of Company Common Stock, or any other Company Securities acquired directly or beneficially by such Stockholder, if any, after the date of this Agreement. Any such shares shall become “Shares” within the meaning of this Agreement.

3.3 (a) No Solicitation. Prior to the termination of the Agreement, each Stockholder (in its capacity as a stockholder of the Company) shall not, shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause each person that controls such Stockholder (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.3 and/or Section 7.6 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Acquisition Proposal; provided that nothing herein shall prohibit any Stockholder or any of its controlled Affiliates or Representatives from participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with a Company Acquisition Proposal in the event that the Company becomes permitted to take the actions set forth in Section 7.6(c) of the Merger Agreement with respect to such Company Acquisition Proposal.

(b) Capacity. Each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Nelson Peltz or Edward P. Garden (or any future director of the Company who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 3.3 (b) is intended to limit the obligations and agreements of the Company under the Merger Agreement.

3.4 Disclosure. Each Stockholder hereby consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of such Stockholder’s Shares, and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the SEC or other Governmental Entity, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, in each case to the extent the Parent reasonably determines that such information is required to be disclosed by applicable law (or in the case of the press release announcing the transactions contemplated by the Merger Agreement, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholders); provided that Parent shall give each Stockholder and its legal counsel a reasonable opportunity to review and comment on such announcements or disclosures prior to being made public.

3.5 Amendments to the Merger Agreement. Parent agrees that, without the prior written consent of each Stockholder, no amendment shall be made to the Merger Agreement following receipt of the Required Company Vote which would (i) reduce, or (ii) alter or change the form or composition of, the Merger Consideration, without, in each case, obtaining the requisite approval by the stockholders of the Company.

3.6 No Obligation to Exercise Rights or Options. Nothing contained in this Section 3 shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (i) convert, exercise or exchange any, options, warrants or convertible securities in order to obtain any underlying shares or (ii) vote, or execute any consent with respect to, any shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

SECTION 4. Voting Agreement.

4.1 Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, unless there has been a Company Change in Recommendation in accordance with clause (x) of the second sentence of Section 7.6(c) of the Merger Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause the holder of record on the Record Date to vote) the Shares owned beneficially or of record as of the Record Date by such Stockholder as follows:

(a) in favor of approval of the Merger and approval of the terms of the Merger Agreement and the other transactions contemplated thereby;

(b) against any action or agreement that has or would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement;

(c) against any Company Acquisition Proposal, without regard to the terms of such Company Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(d) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(e) against any other action or agreement that is intended, or could reasonably be expected, to materially impede, materially interfere with, materially delay, or postpone the Merger or the transactions contemplated by the Merger Agreement.

4.2 Grant of Proxy.

(a) From and after the date hereof until the termination of this Agreement, subject to Section 3.6 above, each Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares as indicated in Section 4.1 above, provided that each Stockholder’s grant of the proxy contemplated by this Section 4.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 4.1 above are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Stockholder be voted as indicated in Section 4.1 above; provided, further, that any grant of such proxy shall only entitle Parent and the Authorized Designees to vote on the matters specified in Section 4.1 above and each Stockholder shall retain the authority to vote on all other matters.

(b) Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2, if it becomes effective, is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder’s duties in accordance with this Agreement. Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby, if it becomes effective, is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement at which time it will terminate automatically.

4.3 Other Voting. Except as explicitly set forth in Section 4.1 above, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

4.4 No Limitation. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of a Stockholder or any of its Affiliates serving on the Company’s Board of Directors in such person’s capacity as a director of the Company, and no such action taken by such person in his capacity as a director of the Company shall be deemed to violate any of such Stockholder’s duties under this Agreement.

SECTION 5. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

5.1 Organization. Parent is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 Authority Relative to this Agreement. Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3 No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent or any other agreement to which Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6. Stop Transfer Order. Each Stockholder shall and does authorize Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if Parent gives such notification, it shall on the earlier of (x) the termination of this Agreement and (y) the date on which the Required Company Vote at the Company Stockholders Meeting (or any adjourned or postponed meeting) is obtained, further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

SECTION 7. Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by each Stockholder.

SECTION 8. Termination. Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and each Stockholder, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, (iv) the conclusion of the Company Stockholders’ Meeting (including any adjournment or postponement thereof) at which the vote in respect of approval of the Merger is taken or (v) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or alteration or change in the form or composition of, the Merger Consideration, an extension of the Termination Date, the imposition of any additional material condition on the consummation of the Merger, or which is otherwise materially adverse to the Stockholders; provided, however, that in no event shall any Stockholder have any liability for any damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such Stockholder. Notwithstanding the preceding sentence, this Section 8 and Section 9 below shall survive any termination of this Agreement.

SECTION 9. Miscellaneous.

9.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.2 Obligations of Stockholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

9.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. In the event any party seeks any remedy referred to in this Section 9.3, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.3 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

9.4 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of its duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law or regulation.

9.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

9.6 Assignment. Except as contemplated by Section 3.1 above, without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each

Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

9.10 Notices.

(a) All notices, requests, demands and other communications (hereinafter collectively referred to as “correspondence”) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by E-mail (with a confirming copy sent by Federal Express or similar overnight courier); or (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party.

(b)     All correspondence to Parent shall be addressed as follows:

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

E-Mail:	[Redacted];
[Redacted]
Attention:	Jennifer M. Johnson
Matthew Nicholls

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-Mail:	dboston@willkie.com; lacker@willkie.com
Attention:	David K. Boston
Laura H. Acker

(c)     All correspondence to the Stockholders shall be addressed as follows:

c/o Trian Fund Management, L.P

280 Park Avenue, 41st Floor

New York, NY 10017

E-Mail:	[Redacted]
Attention:	Leonard Weedman, Chief Financial Officer

with a copy to (which shall not constitute notice):

Trian Fund Management, L.P

280 Park Avenue, 41st Floor

New York, NY 10017

E-Mail:	[Redacted]; [Redacted]
Attention:	Brian L. Schorr, Chief Legal Officer
Stuart I. Rosen, General Counsel

(d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

9.11 Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware (other than with respect to issues that are required to be governed by the Maryland General Corporations Law).

9.12 Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any federal court located in the State of Delaware, or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.10 together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

9.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.15 Counterparts. This Agreement may be executed and delivered (including by emailed PDFs) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

FRANKLIN RESOURCES, INC.

By:	/s/ Jennifer M. Johnson
Name: Jennifer M. Johnson
Title: President and Chief Executive Officer

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

[Signature Page to the Voting Agreement]

TRIAN PARTNERS STRATEGIC FUND-K, L.P.
By:	Trian Partners Strategic Fund-K GP, L.P., its general partner

By:	Trian Partners Strategic Fund-K General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-D, L.P.
By:	Trian Partners Strategic Investment Fund-D GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-D General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS STRATEGIC FUND-C, LTD.

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Director

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

[Signature Page to the Voting Agreement]

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Fund (Sub)-G, GP, L.P., its general partner

By:	Trian Partners Fund (Sub)-G, General Partner, LLC, its general partner

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC

By:	/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

[Signature Page to the Voting Agreement]

SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned

Trian Partners Master Fund, L.P.	1,173,609 shares of Company Common Stock

Trian Partners, L.P.	768,846 shares of Company Common Stock

Trian Partners Strategic Investment Fund-A, L.P.	689,648 shares of Company Common Stock

Trian Partners Strategic Investment Fund-N, L.P.	295,595 shares of Company Common Stock

Trian Partners Strategic Fund-K, L.P.	186,038 shares of Company Common Stock

Trian Partners Strategic Investment Fund-D, L.P.	182,133 shares of Company Common Stock

Trian Partners Strategic Fund-G II, L.P.	164,526 shares of Company Common Stock

Trian Partners Strategic Fund-C, Ltd.	144,228 shares of Company Common Stock

Trian Partners Parallel Fund I, L.P.	137,288 shares of Company Common Stock

Trian Partners Strategic Fund-G III, L.P.	79,885 shares of Company Common Stock

Trian Partners Fund (Sub)-G, L.P.	51,922 shares of Company Common Stock

Trian Fund Management, L.P.	7,986 shares of Company Common Stock

Annex C

February 17, 2020

The Board of Directors

and

The Special Committee of the Board of Directors

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Members of the Board and the Special Committee:

We understand that Legg Mason, Inc., a Maryland Corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Franklin Resources, Inc., a Delaware corporation (“Parent”), and ALPHA SUB, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (collectively, the “Transaction”) (i) Merger Sub will merger with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and (ii) immediately following the consummation of the Merger, each issued and outstanding share of common stock, par value $0.10 per share of the Company (the “Company Common Stock”) (other than Excluded Shares (as defined in the Agreement)) shall be converted into the right to receive $50.00 in cash (the “Consideration”). The terms and conditions of the Transaction are fully set forth in the Agreement.

We further understand that in connection with the Agreement, Parent is entering into a voting agreement (the “Voting Agreement”) with certain beneficial owners of Company Common Stock, pursuant to which, among other things, those stockholders have agreed, subject to the terms thereof, to vote all shares of Company Common Stock they own in accordance with the terms of such voting agreement.

You have asked us whether, in our opinion, as of the date hereof, the Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections that were prepared by or at the direction of the management of the Company, and approved for our use by the Board and the Special Committee (collectively, the “Projections”);

(iv)

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v)	reviewed the historical market prices and trading activity for the Company Common Stock;

(vi)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

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(vii)	reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant;

(viii)	reviewed a draft, dated February 17, 2020 of the Agreement and a draft, dated February 15, 2020 of the Voting Agreement; and

(ix)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts that were prepared by or at the direction of the management of the Company, and approved for our use by the Board and the Special Committee, have been reasonably prepared in accordance with industry practice and represent the Company’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the management of the Company, the Board or the Special Committee. We have also assumed, with your consent, that there have been no material changes in the assets, financial condition, results of operation, business or prospects of the Company since the respective dates of the last financial statements of the Company made available to us. We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the Company’s management that it is not aware of any facts that would make the information and projections provided by it inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement and the Voting Agreement will not differ in any material respects from the drafts reviewed by us and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the contemplated benefits of the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We do not express any opinion as to the relative fairness of the Consideration to be received by one holder of Company Common Stock as compared to any other holder of Company Common Stock.

In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. Further, in arriving at our opinion, we have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger, and our opinion does not address any other aspect or implication of the Transaction, the Merger, the Agreement, the Voting Agreement or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s affiliates, officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the Company Common Stock will trade at any time.

This opinion does not constitute a recommendation to any holder of Company Common Stock as to how any stockholder should vote or act with respect to the Transaction or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Board of Directors and the Special Committee of the Company, each in their capacity as such, in connection with and for the purposes of their evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors or the Special Committee of the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Company is required to file with the Securities and Exchange Commission in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval (not to be unreasonably withheld conditioned or delayed).

We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company and Parent and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliated entities are advising or have advised (i) the Company in connection with certain matters for which we have received fees; (ii) creditor groups which have included an affiliate of the Company in connection with distressed situations of third parties for which we have received or may in the future receive fees; and (iii) creditor groups which have included subsidiaries or affiliates of Parent in connection with distressed situations of third parties for which we have received or may in the future receive fees.

*            *             *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Annex D

[J.P. Morgan letterhead]

February 17, 2020

The Board of Directors

The Special Committee of the Board of Directors

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Members of the Board of Directors (the “Board”), including the Special Committee of the Board of Directors (the “Special Committee”):

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Legg Mason, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with ALPHA SUB INC. (“Merger Sub”), a wholly-owned subsidiary of Franklin Resources, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 17, 2020 (the “Agreement”), among the Company, the Acquiror and Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than Excluded Shares (as defined in the Agreement) will be converted into the right to receive $50.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated February 17, 2020 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Board, the Special Committee, the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, including the Special Committee, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed

D-1

that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Board, the Special Committee or the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company, including the Special Committee, with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated and is in the discretion of the Special Committee. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided solely for the benefit of the Board, including the Special Committee (in each case, in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

D-2

SPECIAL MEETING OF STOCKHOLDERS OFMay 15, 2020, at 10 A.M Eastern Timevia live webcast at https://web.lumiagm.com/274394446COMMONPROXY VOTING INSTRUCTIONSINTERNET—Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have your proxy cardavailable when you access the web page.TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in theUnited States or 1-718-921-8500 from foreign countries and followthe instructions. Have your proxy card available when you call.Vote online/phone until 11:59 PM EST the day before the meeting.MAIL—Sign, date and mail your proxy card in the envelope provided as soonas possible. DURING THE VIRTUAL To vote during the meeting use the Internet voting instructions above. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent,you can quickly access your proxy materials, statements and othereligible documents online, while reducing costs, clutter and paper waste.Enroll today via www.astfinancial.com to enjoy online access.000020Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Heldon May 15, 2020, via Live Webcast at https://web.lumiagm.com/274394446.www.astproxyportal.com/ast/25493Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.The Notice of Special Meeting of Stockholders, Proxy Statement and Proxy Card are available at http://COMPANY NUMBERACCOUNT NUMBER

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xReceipt of notice of the meeting and proxy statement is hereby acknowledged, and theterms of the notice and statement are hereby incorporated by reference into this proxy.The undersigned hereby revokes all proxies heretofore given for said meeting or anyadjournment or postponement thereof.The Board recommends a vote FOR Items 1, 2 and 3:FOR AGAINST ABSTAINTo change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.1. to consider and vote on a proposal to approve the merger (which we referto as the “merger”) of Alpha Sub, Inc., a Maryland corporation(which we refer to as “Merger Sub”) with and into Legg Mason, Inc.(which we refer to as the “Company”) with the Company continuing as thesurviving corporation and a wholly owned subsidiary of FranklinResources, Inc., a Delaware corporation (which we refer to as“Franklin”) pursuant to the Agreement and Plan of Merger (which, asamended from time to time, we refer to as the “merger agreement”), byand among the Company, Franklin and Merger Sub, a wholly-ownedsubsidiary of Franklin and the other transactions contemplated by themerger agreement;2. to consider and vote on a proposal to approve, by a non-binding advisoryvote, the compensation that may be paid or become payable to theCompany’s named executive officers that is based on or otherwise relatesto the merger and the other transactions contemplated by the mergeragreement; and3. to consider and vote on a proposal to adjourn the special meeting to alater date or time if necessary or appropriate, to solicit additional proxies infavor of the proposal to approve the merger and the other transactionscontemplated by the merger agreement if there are insufficient votes at thetime of the special meeting to approve the merger and the othertransactions contemplated by the merger agreement.This proxy will be voted on each of the foregoing items as specified by the personsigning it, but if no specification is made, the proxy will be voted FOR Items 1, 2 and 3.This proxy will be voted in the discretion of the proxy holder on any matter that mayproperly come before the meeting or any adjournment or postponement thereof.Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMONProxy for Legg Mason, Inc. Special Meeting of Stockholders, May 15, 2020THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEGG MASON, INC.IT MAY BE REVOKED PRIOR TO ITS EXERCISE.The undersigned hereby appoints Joseph A. Sullivan, Peter H. Nachtwey and Thomas C. Merchantand each of them, as proxy, with full power of substitution, to vote all shares which the undersigned isentitled to vote at the Special Meeting of Stockholders of Legg Mason, Inc., on May 15, 2020, via livewebcast at https://web.lumiagm.com/274394446 at 10 A.M Eastern Time, and at any adjournment orpostponement thereof.(Continued and to be signed on the reverse side.)1.1 14475